   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               VERTICALNET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            PENNSYLVANIA                             7319                              23-2815834
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                               VERTICALNET, INC.
                                700 DRESHER ROAD
                          HORSHAM, PENNSYLVANIA 19044
                                 (215) 328-6100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                          JAMES W. MCKENZIE, JR., ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               VERTICALNET, INC.
                                700 DRESHER ROAD
                          HORSHAM, PENNSYLVANIA 19044
                                 (215) 328-6100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                   JAMES H. CARROLL                                       RICHARD D. PRITZ
                  COOLEY GODWARD LLP                                    DEWEY BALLANTINE LLP
           2595 CANYON BOULEVARD, SUITE 250                         1301 AVENUE OF THE AMERICAS
             BOULDER, COLORADO 80302-6737                             NEW YORK, NEW YORK 10128
                    (303) 546-4000                                         (212) 259-6310

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS             PROPOSED MAXIMUM          PROPOSED MAXIMUM            AGGREGATE               AMOUNT OF
OF SECURITIES TO BE REGISTERED  AMOUNT TO BE REGISTERED(1)  OFFERING PRICE PER UNIT    OFFERING PRICE(2)      REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01
  per share...................       6,348,912 shares                N/A                  $87,506,595               $23,102
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of VerticalNet common stock estimated to be issuable upon the consummation of the exchange offer and subsequent merger of Truckee Acquisition Co., a Delaware corporation and a wholly owned subsidiary of VerticalNet, with and into SierraCities.com Inc. based on the exchange ratio of .3333 of a share of VerticalNet common stock (the maximum exchange ratio pursuant to the Agreement and Plan of Merger dated as of November 6, 2000 among VerticalNet, SierraCities and Truckee) to be exchanged for each share of SierraCities common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act of 1933, based on the product of (i) $4.59385, the average of the high and low sales prices of SierraCities common stock on November 13, 2000, as reported by the Nasdaq National Market, and (ii) 19,048,640 shares of SierraCities common stock, the number of shares of SierraCities common stock outstanding at the close of business on November 13, 2000.

(3) Computed in accordance with Rule 457(f) under the Securities Act to be $23,102, which is equal to .000264 multiplied by the proposed maximum aggregate offering price of $87,506,595.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                PRELIMINARY PROSPECTUS, DATED NOVEMBER 16, 2000

                               (VERTICALNET LOGO)

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF

                             SIERRACITIES.COM INC.
                  FOR A FRACTION OF A SHARE OF COMMON STOCK OF

                               VERTICALNET, INC.
       HAVING A VALUE OF $7.00, SUBJECT TO ADJUSTMENT AS DESCRIBED BELOW.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2000 UNLESS EXTENDED.

     On November 6, 2000, we entered into a merger agreement with SierraCities. The board of directors of SierraCities has approved the merger agreement and determined that the offer is fair to, and in the best interests of, SierraCities stockholders. The SierraCities board of directors unanimously recommends that SierraCities stockholders accept the offer and tender their shares pursuant to the offer.

     Through Truckee Acquisition Co., our wholly owned subsidiary, we are offering to exchange a fraction of a share of our common stock based on an exchange ratio, described below, for each outstanding share of SierraCities common stock that is validly tendered and not properly withdrawn. If the average of the closing prices per share of our common stock on Nasdaq for each of the ten consecutive trading days ending on the trading day that is two days prior to the date on which we accept the shares tendered in the offer, which we refer to as the VerticalNet average trading price, is (1) less than $21.00, the SierraCities stockholders shall receive .3333 of a VerticalNet share for each SierraCities share, (2) at least $21.00 but less than or equal to $35.00, SierraCities stockholders shall receive a fraction of a VerticalNet share equal to $7.00 divided by the VerticalNet average trading price for each SierraCities share, (3) more than $35.00 but less than or equal to $51.00, the SierraCities stockholders shall receive .20 of a VerticalNet share for each SierraCities share and (4) more than $51.00, SierraCities stockholders shall receive a fraction of a VerticalNet share equal to $10.20 divided by the VerticalNet average trading price for each SierraCities share. SierraCities has the right to terminate the merger agreement if the VerticalNet average trading price is less than $15.00. The VerticalNet average trading price cannot be determined at this time.

     The exchange offer will be followed by a merger in which our common stock will be issued at the same exchange ratio used in the exchange offer. On November 15, 2000, the closing price for our shares was $20.1875. If the VerticalNet average trading price were equal to this closing price, a SierraCities stockholder would receive shares of our common stock with a value of approximately $6.73 per share of SierraCities common stock. We urge you to obtain a current quote for our shares.

     Our obligation to exchange our common stock for SierraCities common stock is subject to the conditions listed under "The Offer -- Conditions of the Offer." Our common stock trades on the Nasdaq National Market under the symbol "VERT." SierraCities common stock trades on the Nasdaq National Market under the symbol "BTOB."

     SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December   , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION........    iii

WHERE YOU CAN FIND MORE INFORMATION.........................    vii

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............    viii

SUMMARY.....................................................      1
  The Proposed Combination..................................      1
  The Companies.............................................      1
  Reasons for the Proposed Combination......................      2
  Support of SierraCities' Board of Directors...............      2
  The Offer.................................................      3

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA............      6
  Selected Historical Financial Data of VerticalNet.........      6
  Selected Historical Financial Data of SierraCities........      8
  Selected Unaudited Pro Forma Combined Condensed Financial
     Data...................................................     10
  Comparative Per Share Data................................     11
  Comparative Market Price Information......................     12

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................     13

RISK FACTORS................................................     21
  Risks Related to the Proposed Offer and Merger............     21
  Risks Related to Our Business.............................     23

THE COMPANIES...............................................     38

BACKGROUND OF THE OFFER.....................................     40

THE OFFER...................................................     42
  Basic Terms...............................................     42
  Timing of the Offer.......................................     43
  Extension, Termination and Amendment......................     43
  Exchange of SierraCities Shares; Delivery of Our Common
     Stock..................................................     44
  Cash Instead of Fractional Shares of Our Common Stock.....     45
  Withdrawal Rights.........................................     45
  Procedure for Tendering...................................     46
  Guaranteed Delivery.......................................     47
  Purpose of the Offer; The Merger; Appraisal Rights........     48
  Conditions of the Offer...................................     49
  Regulatory Approvals......................................     51
  Effects of Offer..........................................     52
  Fractional Shares.........................................     53
  Relationships With SierraCities...........................     53
  Accounting Treatment......................................     54
  Fees and Expenses.........................................     54

THE MERGER AGREEMENT AND THE TENDER AGREEMENTS..............     55
  The Merger Agreement......................................     55
     The Offer..............................................     55
     The Merger.............................................     55
     Exchange Agent; Procedures for Exchange of
      Certificates..........................................     56
     SierraCities Board of Directors........................     57

                                                                PAGE
                                                                ----
     SierraCities Stock Options and Employee Benefits.......     57
     Conduct of Business Pending the Merger.................     57
     SierraCities Stockholders Meeting......................     58
     Other Offers...........................................     58
     Directors and Officers Insurance and Indemnification...     59
     Conditions to the Completion of the Merger.............     60
     Termination Events; Termination Fee....................     60
     Other Provisions.......................................     62
     The Tender Agreements..................................     62
     Parties................................................     62
     Agreements to Tender...................................     63
     Proxy..................................................     63

INTERESTS OF CERTAIN PERSONS................................     64

MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................     65

MARKET PRICES AND DIVIDENDS.................................     68

DESCRIPTION OF VERTICALNET CAPITAL STOCK....................     69

COMPARISON OF RIGHTS OF HOLDERS OF VERTICALNET SHARES AND
  SIERRACITIES SHARES.......................................     71

LEGAL MATTERS...............................................     85

EXPERTS.....................................................     85

SCHEDULE I  DIRECTORS AND EXECUTIVE OFFICERS OF
  VERTICALNET...............................................    S-1

LIST OF ANNEXES
     Annex A  Agreement and Plan of Merger..................    A-1
     Annex B  Form of Tender Agreement......................    B-1

     This prospectus incorporates important business and financial information about VerticalNet and SierraCities that is not included in or delivered with this document. This information is available at the Internet Web site that the SEC maintains at http://www.sec.gov, as well as from other sources. See "Where You Can Find More Information" on page vii.

     You may also request copies of these documents from us, without charge, upon written or oral request to the information agent for the offer.

     The information agent for the offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                               New York, NY 10005
                Bankers and brokers call collect: (212) 425-1685
                   All others call toll free: (800) 628-8510

     You must make your request for information no later than December 7, 2000.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q: WHAT ARE VERTICALNET AND SIERRACITIES PROPOSING?

A: VerticalNet proposes to acquire all the outstanding shares of SierraCities common stock. We have entered into a merger agreement with SierraCities pursuant to which we are offering, through Truckee Acquisition Co., our wholly owned subsidiary, to exchange a fraction of a share of our common stock for each outstanding share of SierraCities common stock. After the offer is completed, subject to approval by the stockholders of SierraCities if necessary, Truckee will merge with SierraCities. As a result of the offer and the merger, SierraCities will become a wholly owned subsidiary of VerticalNet.

Q: WHAT WOULD I RECEIVE IN EXCHANGE FOR MY SIERRACITIES SHARES?

A: If the VerticalNet average trading price is (1) less than $21.00, the SierraCities stockholders shall receive .3333 of a VerticalNet share for each SierraCities share, (2) at least $21.00 but less than or equal to $35.00, SierraCities stockholders shall receive a fraction of a VerticalNet share equal to $7.00 divided by the VerticalNet average trading price for each SierraCities share, (3) more than $35.00 but less than or equal to $51.00, the SierraCities stockholders shall receive .20 of a VerticalNet share for each SierraCities share and (4) more than $51.00, SierraCities stockholders shall receive a fraction of a VerticalNet share equal to $10.20 divided by the VerticalNet average trading price for each SierraCities share. SierraCities has the right to terminate the merger agreement if the VerticalNet average trading price is less than $15.00. The exchange offer will be followed by a merger in which our stock will be issued at the same exchange ratio used in the exchange offer.

   The VerticalNet average trading price used to calculate the exchange ratio will be the average closing price of our common stock share on Nasdaq over the ten consecutive trading day period that ends two days prior to the date on which we accept the shares tendered in the offer.

Q: HOW CAN I FIND OUT THE FINAL EXCHANGE RATIO?

A: We will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC. SierraCities stockholders can call our information agent, D.F. King & Co., at any time toll free at
   (800) 628-8510 for the VerticalNet average trading price for the preceding ten trading days and the exchange ratio that would be in effect based on that price. For a table illustrating examples of VerticalNet average trading prices, the resulting exchange ratios and illustrations of the approximate value you would receive for your SierraCities shares, please see "The
   Offer -- Basic Terms -- Illustrative Table of Exchange Ratios and Value of Offer/Merger Consideration" beginning on page 42.

Q: HOW LONG WILL IT TAKE TO COMPLETE THE OFFER AND THE MERGER?

A: We hope to complete the offer in December 2000. We expect to complete the merger without a stockholder vote shortly after we complete the offer if we acquire 90% of the SierraCities shares in the offer. If less than 90% of the shares are tendered in the offer, then the merger will require SierraCities stockholder approval at a special meeting. If a special meeting is required, the merger will not close until the first quarter of 2001. We must also obtain regulatory clearances prior to completion of the offer and the merger.

Q: WILL I HAVE TO PAY ANY FEES OR EXPENSES IF I TENDER MY SIERRACITIES SHARES?

A: If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q: DOES SIERRACITIES SUPPORT THE OFFER AND THE MERGER?

A: Yes. SierraCities' board of directors has determined that the offer is fair to, and in the best interests of, SierraCities stockholders and unanimously recommends that SierraCities stockholders accept the offer and tender their shares in the offer. SierraCities' board of directors has approved and declared advisable the merger agreement and the merger. Information about the recommendation of SierraCities' board of directors is more fully set forth in SierraCities' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to SierraCities stockholders together with this prospectus.

Q: HAS SIERRACITIES RECEIVED A FAIRNESS OPINION IN CONNECTION WITH THE OFFER AND
   THE MERGER?

A: Yes. SierraCities has received an opinion from Donaldson, Lufkin & Jenrette
   Securities Corporation, dated November 6, 2000, to the effect that, as of that date, the consideration to be received by SierraCities stockholders pursuant to the merger agreement is fair to them from a financial point of view.

Q: HAVE ANY SIERRACITIES STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

A: Yes. Directors and executive officers and entities affiliated with these directors and executive officers, who collectively held approximately 20% of the outstanding common stock of SierraCities as of November 6, 2000, have agreed to tender their shares in the offer.

Q: WHAT PERCENTAGE OF OUR COMMON STOCK WILL SIERRACITIES STOCKHOLDERS OWN AFTER
   THE OFFER AND THE MERGER?

A: Because we do not know the final exchange ratio at this time, we cannot determine what percentage of our common stock former stockholders of SierraCities will own after the offer and the merger. If the VerticalNet average trading price is less than or equal to $51.00, and if we obtain all of the shares of SierraCities pursuant to the offer and merger, former stockholders of SierraCities will own between 4% and 7% of the outstanding shares of our common stock, based upon the number of shares of our common stock and SierraCities common stock outstanding on November 6, 2000. If the VerticalNet average trading price is more than $51.00, former stockholders of SierraCities could own less than 4% of the outstanding shares of our common stock.

Q: WHAT ARE THE CONDITIONS TO THE OFFER?

A: The offer is subject to several conditions, including:

     - two thirds of the outstanding SierraCities shares, on a fully-diluted basis, shall have been tendered and not withdrawn;

     - waiting periods under applicable antitrust laws shall have expired or been terminated;

     - the registration statement of which this prospectus is a part shall have been declared effective by the SEC;

     - no statute, rule, injunction or other similar potential obstacle to our ability to consummate the offer and the merger shall have been instituted;

     - SierraCities shall not have breached any covenant, representation or warranty in a material manner;

     - no material adverse change in SierraCities' business shall have occurred;

     - SierraCities shall have executed a waiver agreement to remove some of its lease portfolio assets from its consolidated balance sheet, the execution of which will not involve transactions with any third parties; and

   The merger agreement provides that we may not purchase shares in the offer unless, as of the date of the expiration of the offer, we and SierraCities shall have been advised by Cooley Godward LLP and Dewey Ballantine LLP, respectively, that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger will constitute a reorganization. See "Material Federal Income Tax Consequences."

   These and other conditions to the offer are discussed in this prospectus under "The Offer -- Conditions of the Offer" beginning on page 49.

Q: HOW DO I PARTICIPATE IN THE OFFER?

A: To tender your shares, you should do the following:

     - If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to American Stock Transfer & Trust Company, the exchange agent for the offer, at its address on the back cover of this prospectus.

     - If you hold your shares in "street name" through a broker, ask your broker to tender your shares.

   For more information on the procedures for tendering your shares, please refer to "The Offer -- Procedure for Tendering" beginning on page 46.

Q: WILL I BE TAXED ON THE VERTICALNET SHARES I RECEIVE?

A: We and SierraCities have been advised by our respective counsel that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger will constitute a reorganization if, among other things, (a) the merger is completed promptly after the offer, (b) the offer and the merger are completed under the current terms of the merger agreement and (c) the minimum tender condition for the offer is satisfied. If the offer and the merger so qualify, no gain or loss will be recognized for U.S. federal income tax purposes, and no U.S. federal income tax will be payable, by a SierraCities stockholder upon receipt of our stock in the offer or the merger (except for gain or loss recognized, and U.S. federal income tax payable, with respect to the receipt of cash instead of any fraction of a VerticalNet share). You are urged to carefully read the section entitled "Material Federal Income Tax Consequences" beginning on page 65 for a more detailed discussion of the anticipated U.S. federal income tax consequences and to consult your tax advisor regarding the tax consequences to you of your participation in the offer and the merger.

Q: HAS THE OFFER COMMENCED EVEN THOUGH THIS PROSPECTUS IS SUBJECT TO CHANGE AND
   THE RELATED REGISTRATION STATEMENT HAS NOT YET BEEN DECLARED EFFECTIVE BY THE SEC?

A: Yes. The offer has commenced. The effectiveness of the registration statement is not necessary for you to tender your SierraCities shares. The SEC recently changed its rules to permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of this with the goal of combining VerticalNet and SierraCities faster than similar combinations could previously be accomplished. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC.

Q: IS VERTICALNET'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY
   SHARES IN THE OFFER?

A: Yes. Shares of SierraCities accepted in the offer will be exchanged for shares of our common stock, so you should consider our financial condition before you decide to become one of our shareholders through the offer. In considering our financial condition, you should review this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT VERTICALNET AND SIERRACITIES?

A: You can find more information about VerticalNet and SierraCities as described under "Where You Can Find More Information" on page vii.

Q: WHAT SHOULD I DO IF I HAVE QUESTIONS?

A: If you have any questions about the offer and the merger, please contact our information agent, D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, (212) 425-1685 or call them toll free at (800) 628-8510.

                      WHERE YOU CAN FIND MORE INFORMATION

     VerticalNet and SierraCities file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following locations of the SEC:

Public Reference Room       North East Regional Office    Midwest Regional Office
450 Fifth Street, N.W.      7 World Trade Center          500 West Madison Street
Room 1024                   Room 1300                     Suite 1400
Washington, D.C. 20549      New York, New York 10048      Chicago, Illinois
                                                          60661-2511

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC also maintains an Internet Worldwide Web site that contains reports, proxy statements and other information about issuers like VerticalNet and SierraCities who file electronically with the SEC. The address of that site is http://www.sec.gov.

     We filed a registration statement on Form S-4 to register with the SEC the offer and exchange of the shares of our common stock to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934 that furnishes information about the offer. You may read and copy the Form S-4, the Schedule TO and any amendments to them at the SEC's public reference rooms referred to above.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we or SierraCities have previously filed with the SEC. These documents contain important information about VerticalNet, SierraCities and their respective financial condition.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NY 10005, (212) 425-1685 OR CALL TOLL FREE AT (800) 628-8510. IN ORDER TO
ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN DECEMBER 7, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     The following documents that we previously filed with the SEC are incorporated by reference:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - Current Reports on Form 8-K or 8-K/A dated February 11, 2000, February 22, 2000, March 23, 2000, March 31, 2000, April 4, 2000, July 6, 2000 and
       July 13, 2000; and

     - The description of our common stock contained in the registration statement on Form 8-A filed on January 19, 1999.

     The following documents that SierraCities previously filed with the SEC are incorporated by reference:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - Current Report on Form 8-K dated February 1, 2000; and

     - The description of SierraCities' common stock contained in the registration statement on Form 8-A filed on May 6, 1997.

     All documents that we or SierraCities file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that the offer is terminated, and, if later, until the earlier of the date on which a meeting of the SierraCities stockholders to approve the merger is held and the date on which the merger is consummated, shall also be deemed to be incorporated in this prospectus by reference.

     We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction in which offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     We have made forward-looking statements in this prospectus about VerticalNet, SierraCities and the combined company that are subject to risks and uncertainties. Any statements contained in this prospectus that are not statements of historical or current fact may be deemed forward-looking statements. Forward-looking statements may be identified by such words as "may," "might," "will," "would," "shall," "should," "pro forma," "potential," "pending," "plans," "anticipates," "believes," "estimates," "expects," "intends" or similar expressions, including the negative of any of the foregoing. For those statements, we claim the protection of the safe harbor for forward-looking statements to the extent permitted by the Private Securities Litigation Reform Act of 1995.

     In making these forward-looking statements, we believe that our expectations are based on reasonable assumptions. These statements are not meant to predict future events or circumstances and might not be realized if actual results and events differ materially from our expectations. Several factors, some of which are beyond VerticalNet's and SierraCities' control, which are discussed elsewhere in this prospectus and in the documents that we have incorporated by reference, could affect the future results of VerticalNet and SierraCities and of the combined company after completion of the offer and the merger. These factors could also cause the results or other outcomes to differ materially from those expressed in our forward-looking statements.

     Given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. We disclaim any obligation to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To better understand the offer and the merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page vii.

                            THE PROPOSED COMBINATION

     We are proposing a business combination of VerticalNet and SierraCities under which VerticalNet will acquire all the outstanding shares of SierraCities common stock. We are offering to exchange a fraction of a share of VerticalNet common stock for each share of SierraCities common stock validly tendered and not properly withdrawn on or prior to the expiration date of the offer. The expiration date is currently December 14, 2000 but we may extend the offer under limited circumstances as described in "The Offer -- Extension, Termination and Amendment" on page 43.

     We intend, promptly after completion of the offer, to merge Truckee Acquisition Co., our wholly owned subsidiary and the purchaser in the offer, with and into SierraCities. Each share of SierraCities common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the same number of VerticalNet shares at the same exchange ratio used in the offer.

                                 THE COMPANIES

                               VERTICALNET, INC.
                                700 Dresher Road
                          Horsham, Pennsylvania 19044
                                 (215) 328-6100

     VerticalNet, through its wholly owned subsidiaries, provides end-to-end e-commerce solutions targeted at distinct business segments through three strategic business units:

     - VerticalNet Markets includes 57 industry-specific digital marketplaces designed as online vertical trading communities and provides hosted e-commerce and community capabilities for corporate divisions and small and medium sized businesses;

     - VerticalNet Exchanges focuses on trading electronic components and hardware in open and spot markets; and

     - VerticalNet Solutions builds digital marketplaces for our industry alliances, independent Net market makers and global 2000 enterprises.

                             SIERRACITIES.COM INC.
                         600 Travis Street, Suite 7050
                              Houston, Texas 77002
                                 (800) 745-9292

     SierraCities, formerly First Sierra Financial, Inc., is a provider of e-finance solutions for small businesses. SierraCities offers online end-to-end business financing fulfillment solutions for specific equipment purchases and for general corporate purposes. SierraCities acquires, originates, sells and services equipment leases relating to a wide range of equipment, including computers and peripherals, software, telecommunications and diagnostic equipment, as well as other specialized equipment for the healthcare, automotive, food and hospitality industries. Depending on market conditions, SierraCities securitizes the leases in a portfolio that meets pre-established eligibility criteria by packaging them into a pool and selling securities backed by the leases through public offerings and private placement transactions.

     In addition, SierraCities has in the past generated, and may in the future generate, income through the acquisition of lease portfolios and the subsequent sale of such portfolios at a premium.

                      REASONS FOR THE PROPOSED COMBINATION

     We believe that the proposed combination of VerticalNet and SierraCities would achieve the following benefits:

- Financing of business-to-business transactions. The proposed combination will allow us to establish a first mover advantage as an online business-to-business e-commerce enabler with a tightly integrated end-to-end credit and financing solution. By integrating SierraCities' online credit evaluation and financing functions with our existing horizontal product offerings, we will enhance functionality across each of our three strategic business units: VerticalNet Markets, VerticalNet Solutions and VerticalNet Exchanges.

- Enabling business-to-business e-commerce. We expect SierraCities' credit and financing solutions to enhance our ability to enable e-commerce transactions by offering both buyers and suppliers solutions that remove key roadblocks to conducting business online. Buyers can apply for credit online, receive final approval in minutes and receive funding in as little as 24 hours, while suppliers can assess the credit risk of potential buyers with credit scoring tools.

- Distribution channel for storefronts and e-commerce centers. VerticalNet Markets will gain the ability to cross-sell its storefront and e-commerce center products to SierraCities' 95,000 active business customers and its database of 300,000 business credit applicants.

- Synergies with VerticalNet Markets. SierraCities' experience in leveraging technology and the Internet to originate and service business credit in the sub-$100,000 market, together with VerticalNet Markets' and SierraCities' shared focus on small to medium sized businesses, will give the combined company the opportunity to market business credit services and financing solutions throughout VerticalNet Markets' 57 online marketplaces, as well as to its more than 10,000 storefront customers.

- Enhancing VerticalNet Solutions' product offerings. By integrating SierraCities' online credit scoring and financing technology into VerticalNet Solutions' products, we will be able to enhance our e-commerce software solution for global 2000 companies, industry alliances and independent Net market makers.

- Qualifying Participants in VerticalNet Exchanges. VerticalNet Exchanges expects to use SierraCities' credit decisioning tools to qualify market participants in our NECX.com electronics exchange as well as in any future exchanges.

This is not a complete list of all of the factors that our board considered. Each member of our board may have considered different factors and our board did not quantify or assign relative weights to the factors it considered.

     The reasons for the recommendation by the SierraCities board of directors are set forth in SierraCities' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to SierraCities stockholders together with this prospectus.

                  SUPPORT OF SIERRACITIES' BOARD OF DIRECTORS

     The SierraCities board of directors has determined that the offer is fair to, and in the best interests of, SierraCities stockholders and unanimously recommends that SierraCities stockholders accept the offer and tender their shares pursuant to the offer. Information about the recommendation of SierraCities' board of directors is more fully set forth in SierraCities' Solicitation/Recommendation Statement on Schedule 14D-9.

                                   THE OFFER

SUMMARY OF THE OFFER

     We have attached the merger agreement governing the offer and the merger as Annex A to this prospectus. We encourage you to read this agreement because it is the legal document that governs the offer and the merger.

     WHAT SIERRACITIES STOCKHOLDERS WILL RECEIVE

     We are offering, upon the terms and conditions set forth in this prospectus and the related letter of transmittal, a fraction of a VerticalNet common share for each SierraCities common share that is validly tendered on or prior to the expiration date of the offer and not properly withdrawn. The fraction will be equal to the exchange ratio described on the cover page of this prospectus.

     Each share of SierraCities common stock which has not been exchanged or accepted for exchange in the offer will be converted in the merger into VerticalNet common shares at the same exchange ratio used in the offer.

     VerticalNet will not issue any fractional common shares in connection with the offer and the merger. SierraCities stockholders will instead receive cash for any VerticalNet fractional common shares otherwise issuable to them.

     The VerticalNet common shares to be issued to SierraCities stockholders in the merger will be included for quotation on the Nasdaq National Market.

  TIMING OF THE OFFER

     Our offer is currently scheduled to expire on December 14, 2000, but may, in some cases, be extended as described below. See "The Offer -- Extension, Termination and Amendment" on page 43.

  EXTENSION, TERMINATION AND AMENDMENT

     If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer and the conditions could reasonably be expected to be satisfied, we are obligated to extend the offer for the amount of time as is reasonably necessary to cause the conditions to be satisfied. However, no single extension shall exceed ten business days without the prior written consent of SierraCities. We also have the right, subject to the provisions of the merger agreement, (a) to extend the offer for any period required by any rule or regulation of the SEC applicable to the offer and (b) if more than 80% but less than 90% of the outstanding shares shall have been validly tendered pursuant to the offer as of the scheduled or extended expiration date, to extend the offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (a) of this sentence. During any such extension, all SierraCities shares previously tendered and not properly withdrawn will remain tendered, subject to your right to withdraw your SierraCities shares.

     Without the prior written consent of SierraCities, we may not amend or waive the condition that at least two thirds of the outstanding shares of SierraCities be tendered in the offer, make any change which would change the form of consideration to be paid, decrease the exchange ratio or the number of shares sought in the offer, impose conditions in addition to those set forth in the merger agreement or that would in any other way adversely affect the holders of SierraCities stock.

     Subject to the SEC's rules and regulations and the terms of the merger agreement, we also reserve the right:

     - to delay acceptance for exchange of or, regardless of whether we previously accepted SierraCities shares for exchange, exchange any SierraCities shares pursuant to the offer upon the failure of any of the conditions of the offer to be satisfied; and

     - to terminate the offer and not accept or exchange any SierraCities shares not previously accepted or exchanged upon the failure of any of the conditions of the offer to be satisfied.

     We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement.

     Exchange of Shares. You will receive a fraction of a share of our common stock for each share of SierraCities common stock you tender in the offer as described on the cover page of this prospectus. Because the VerticalNet average trading price is not yet known, we do not know at this time what fraction of a share of our common stock you will receive for each share of SierraCities common stock you tender. We will determine the VerticalNet average trading price prior to the expiration of the offer period. We will not deliver shares of our common stock to SierraCities stockholders who tender their shares in the offer until after the expiration of the offer period. Once the VerticalNet average trading price is set, the value of our common stock that you receive will fluctuate with our market price. Therefore, the market value of our common stock that you receive could go up or down between the date the fraction of a share of our common stock you are to receive is determined and the date your shares are actually delivered to you.

     Conditions of the Offer. Our obligation to consummate the offer is subject to various conditions described below under "The Offer -- Conditions of the Offer."

     Withdrawal Rights. Your tender of SierraCities shares pursuant to the offer is irrevocable, except that SierraCities shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer.

     Appraisal Rights. The offer does not entitle you to appraisal rights with respect to your SierraCities shares. If, at the end of the offer, we have received between two thirds and 90% of the outstanding SierraCities shares, we will effect a long form merger as permitted under Delaware law, which would require notice to, and approval by, SierraCities stockholders. SierraCities stockholders who did not tender their SierraCities shares during the offer would not have appraisal rights in connection with a long form merger.

     If, at the end of the offer, however, we have received 90% or more of the outstanding SierraCities shares, we will effect a short form merger as permitted under Delaware law. In the event of a short form merger, stockholders who did not tender their SierraCities shares will have the right under Delaware law to dissent and demand appraisal rights with respect to their SierraCities shares, but only if they comply with certain statutory requirements. In the event of a short form merger, information regarding these requirements will be provided to SierraCities stockholders who have not tendered their SierraCities shares.

     Procedure for Tendering Shares. For you to validly tender SierraCities shares pursuant to our offer, either:

     - a properly completed and duly executed letter of transmittal, or manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus. In addition, certificates for tendered SierraCities shares must be received by the exchange agent at that address, or those SierraCities shares must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date; or

     - you must comply with the guaranteed delivery procedures set forth in "The Offer -- Guaranteed Delivery."

     See the procedures for tendering shares under "The Offer -- Procedure for Tendering" for more details.

     Merger. We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, SierraCities. We intend, as soon as possible after consummation of the offer, to seek to have SierraCities and Truckee consummate the merger. The merger requires the affirmative vote of at least two thirds of the shares of SierraCities common stock outstanding on the record date for the meeting to approve the merger, unless we have acquired 90% or more of the outstanding shares in the offer, in which case the merger can be accomplished without a vote. If the two-thirds minimum tender condition is satisfied and we purchase the tendered SierraCities shares, approval of the merger by SierraCities stockholders will be assured, subject to the other conditions to the merger. At the effective time of the merger, each share of SierraCities common stock, except for shares held by SierraCities, us, Truckee or, if applicable, stockholders exercising appraisal rights will be converted into the right to receive the fraction of a share of our common stock for each share of SierraCities common stock as was paid in the offer, subject to any appraisal rights that may be available under Delaware law.

     Regulatory Approvals. We and SierraCities have agreed pursuant to the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger that are described below under "The Offer -- Conditions of the Offer," the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under Delaware law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

     Material Federal Income Tax Consequences. We and SierraCities have been advised by our respective counsel that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger will qualify as a reorganization if, among other things, (a) the merger is completed promptly after the offer, (b) the offer and the merger are completed under the current terms of the merger agreement and (c) the minimum tender condition for the offer is satisfied. If the offer and the merger so qualify, no gain or loss will be recognized for U.S. federal income tax purposes, and no U.S. federal income tax will be payable, by a SierraCities stockholder upon receipt of our stock in the offer or the merger, except for gain or loss recognized, and U.S. federal income tax payable, with respect to the receipt of cash instead of any fraction of a VerticalNet share.

     The above-described tax treatment of the offer and the merger to SierraCities stockholders depends on, among other things, some facts that will not be known before the completion of the merger. SierraCities stockholders are urged to carefully read the discussion under "Material Federal Income Tax Consequences" beginning on page 65, and to consult their tax advisors on the consequences of their participation in the offer or the merger.

     Accounting Treatment. We will account for the merger as a purchase for financial reporting purposes.

     Termination of Merger Agreement. We and SierraCities each have the right to terminate the merger agreement under circumstances by mutual agreement if the agreement is not timely consummated without fault of the terminating party or under the other conditions described in more detail in "The Offer -- Termination Events; Termination Fee," which begins on page 60.

     Termination Fee. If the merger agreement is terminated under circumstances described in the merger agreement that generally indicate that SierraCities has entered into an alternative merger transaction or that SierraCities is pursuing and enters into an alternative merger transaction within 12 months after the date of the termination, SierraCities is obligated to pay us a cash fee in the amount of $5.3 million.

     Opinion of SierraCities Financial Advisor. In deciding to approve the merger, SierraCities' board of directors considered the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that, as of November 6, 2000, the date of the opinion, the consideration to be received by SierraCities stockholders was fair to the SierraCities stockholders from a financial point of view. A copy of DLJ's fairness opinion is attached as an exhibit to SierraCities' Schedule 14D-9, which is being mailed to SierraCities' stockholders together with this prospectus.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

               SELECTED HISTORICAL FINANCIAL DATA OF VERTICALNET

     The following selected historical financial data should be read in conjunction with VerticalNet's financial statements incorporated by reference in this prospectus. The statement of operations data for the period from July 28, 1995 through December 31, 1995 and for the years ended December 31, 1996, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1996, 1997, 1998 and 1999 have been derived from VerticalNet's audited financial statements not included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 are derived from VerticalNet's unaudited financial statements not included in this prospectus. In the opinion of VerticalNet's management, such unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the audited financial statements and notes thereto.

                                      JULY 28,
                                        1995                                                   NINE MONTHS ENDED
                                   (INCEPTION) TO           YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                    DECEMBER 31,    ---------------------------------------   --------------------
                                        1995         1996      1997       1998       1999       1999       2000
                                   --------------   -------   -------   --------   --------   --------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Exchange transaction sales.....      $   --       $    --   $    --   $     --   $ 16,501   $     --   $ 496,770
  Cost of exchange transaction
    sales........................          --            --        --         --     14,171         --     413,791
                                       ------       -------   -------   --------   --------   --------   ---------
    Net exchange revenues........          --            --        --         --      2,330         --      82,979
  E-enablement, e-commerce,
    advertising and services
    revenues.....................          16           285       792      3,135     18,428     10,667      71,763
                                       ------       -------   -------   --------   --------   --------   ---------
    Combined revenues............          16           285       792      3,135     20,758     10,667     154,742
                                       ------       -------   -------   --------   --------   --------   ---------
Expenses:
  Editorial and operational......          24           214     1,056      3,238      8,611      5,438      28,801
  Product development............          22           214       711      1,405      7,396      4,920      22,100
  Sales and marketing............         147           268     2,301      7,895     26,269     17,101      93,770
  General and administrative.....          33           291     1,388      3,823     11,887      6,434      61,556
  Amortization expense...........          --            --        --        283      7,819      2,702     125,567
  In-process research and
    development charge...........          --            --        --         --     13,600     13,600      10,000
                                       ------       -------   -------   --------   --------   --------   ---------
Operating loss...................        (210)         (702)   (4,664)   (13,509)   (54,824)   (39,528)   (187,052)
Interest, net and other income
  (expense)......................          (1)           (7)     (115)       (85)     1,344      1,332      68,954
                                       ------       -------   -------   --------   --------   --------   ---------
Net loss.........................        (211)         (709)   (4,779)   (13,594)   (53,480)   (38,196)   (118,098)
Preferred stock dividends........          --            --        --         --         --         --      (2,972)
                                       ------       -------   -------   --------   --------   --------   ---------
Loss attributable to common
  shareholders...................      $ (211)      $  (709)  $(4,779)  $(13,594)  $(53,480)  $(38,196)  $(121,070)
                                       ======       =======   =======   ========   ========   ========   =========
Basic and diluted net loss per
  common share...................      $(0.05)      $ (0.07)  $ (0.47)  $  (1.32)  $  (0.86)  $  (0.65)  $   (1.49)
Shares outstanding used in basic
  and diluted calculation........       4,387        10,335    10,107     10,282     62,391     59,192      81,508
Pro forma basic and diluted net
  loss per common share(1).......      $(0.05)      $ (0.05)  $ (0.19)  $  (0.32)  $  (0.80)  $  (0.59)  $   (1.49)
Shares outstanding used in pro
  forma basic and diluted net
  loss per common share
  calculation....................       4,387        13,305    24,737     42,542     66,659     64,898      81,508

---------------
(1) Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including common equivalent shares from convertible preferred stock issued prior to our initial public offering as if converted at the original issuance date. All of such convertible preferred stock was converted into our common stock on the date of our initial public offering. The following balance sheet data is presented on an actual basis.

                                                                                       AS OF
                                                   AS OF DECEMBER 31,              SEPTEMBER 30,
                                         --------------------------------------    -------------
                                         1996     1997       1998        1999          2000
                                         ----    -------    -------    --------    -------------
                                                             (IN THOUSANDS)
Balance Sheet Data:
  Cash and cash equivalents............  $329    $   755    $ 5,663    $ 14,254     $   87,580
  Working capital (deficit)............   150     (2,536)       938      69,878        132,206
  Short-term investments...............    --         --         --      44,131         36,928
  Long-term investments................    --         --         --      16,885         81,264
  Cost method investments..............    --         --         --       6,700         16,838
  Total assets.........................   637      2,104     12,343     340,904      1,083,687
  Short-term borrowings................    --      2,651      2,288       1,372          4,908
  Deferred revenues....................   216        710      2,177       9,768         57,181
  Convertible subordinated debentures
     and long-term debt, less current
     portion...........................   167        400      5,352     116,750         23,027
  Total shareholders' equity
     (deficit).........................   105     (2,424)      (276)    178,397        900,236

               SELECTED HISTORICAL FINANCIAL DATA OF SIERRACITIES

     The following selected historical financial data should be read in conjunction with SierraCities' financial statements incorporated by reference in this prospectus. The statement of operations data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 have been derived from SierraCities' audited financial statements not included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 are derived from SierraCities' unaudited financial statements not included in this prospectus. In the opinion of SierraCities' management, such unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the audited financial statements and notes thereto.

                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                      YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                          ------------------------------------------------   ------------------
                                            1995      1996      1997      1998      1999       1999      2000
                                          --------   -------   -------   -------   -------   --------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Gain on sale of lease financing
    receivables through securitized
    transactions........................  $  3,259   $ 3,456   $18,164   $16,291   $   811   $     --   $ 3,270
  Gains from direct sales of lease
    financing receivables...............     4,926     9,755    17,095    18,434    16,473     10,538     5,276
  Interest income.......................     3,069     6,387     9,193    17,315    72,343     50,467    75,896
  Servicing income......................       323     1,053     3,095     5,112     7,455      5,398     6,138
  Other income..........................       958     2,720     4,052     3,991     5,268      3,929     3,512
                                          --------   -------   -------   -------   -------   --------   -------
         Total revenue..................    12,535    23,371    51,599    61,143   102,350     70,332    94,092
                                          --------   -------   -------   -------   -------   --------   -------
  Salaries and benefits.................     2,235     6,799    15,554    29,509    23,313     17,344    16,626
  Interest expense......................     2,632     5,049     5,180     6,027    37,554     25,219    44,523
  Provision for credit losses on lease
    financing receivables and investment
    in trust certificates...............       392       605     2,101    10,364    11,756      7,112    15,403
  Depreciation and amortization.........       179       469     1,525     3,752     5,505      3,988     4,730
  Other general and administrative......     4,998     6,254    11,595    14,173    19,211     14,220    17,092
  Bank application expenses.............        --        --        --        --        --         --       864
  Branch restructuring charge...........        --        --        --        --        --         --     6,013
  Research and development costs of
    acquired companies..................        --        --        --     2,550        --         --        --
  Merger and acquisition expenses.......        --        --        --     1,742        --         --        --
  Relocation of operations center.......        --        --        --     1,593        --         --        --
                                          --------   -------   -------   -------   -------   --------   -------
         Total expenses.................    10,436    19,176    35,955    69,710    97,339     67,883   105,251
                                          --------   -------   -------   -------   -------   --------   -------
  Income (loss) before provision
    (benefit) for income taxes..........     2,099     4,195    15,644    (8,567)    5,011      2,449   (11,159)
  Provision (benefit) for income
    taxes...............................       720       932     5,107    (2,665)    2,723      1,455    (3,695)
                                          --------   -------   -------   -------   -------   --------   -------
  Net income (loss).....................  $  1,379   $ 3,263   $10,537   $(5,902)  $ 2,288   $    994   $(7,464)
                                          ========   =======   =======   =======   =======   ========   =======
  Earnings (loss) per common share,
    diluted.............................  $   0.17   $  0.41   $  1.03   $ (0.43)  $  0.13   $   0.06   $ (0.39)
                                          ========   =======   =======   =======   =======   ========   =======
  Weighted average shares outstanding,
    diluted.............................     8,074     7,923    10,185    13,725    17,338     16,541    19,044
                                          ========   =======   =======   =======   =======   ========   =======

                                                                                               AS OF
                                                     AS OF DECEMBER 31,                    SEPTEMBER 30,
                                     ---------------------------------------------------   -------------
                                      1995      1996      1997       1998        1999          2000
                                     -------   -------   -------   --------   ----------   -------------
                                                               (IN THOUSANDS)
Balance Sheet Data:
Assets:
  Lease financing receivables,
     net...........................  $67,945   $62,769   $27,675   $337,162   $  871,948    $  938,360
  Cash and cash equivalents........    1,265     3,793    14,569      7,928       57,083        56,028
  Other receivables................       --        --     4,087     11,596        7,613         7,434
  Investment in trust
     certificates..................       --     9,534    12,512      7,288        9,808        12,458
  Marketable securities............       --        --     4,223      5,042        3,460         2,092
  Goodwill and other intangible
     assets, net...................      732     2,003    20,162     39,202       43,500        41,644
  Property and equipment, net......       --     3,615     5,801      9,909       11,723         9,784
  Other assets.....................    1,367     2,040     3,929      6,923        8,627        11,339
  Current tax receivables..........       --        --        --      3,243          590           146
  Deferred income tax asset........       --        --        --         --           --         3,735
                                     -------   -------   -------   --------   ----------    ----------
          Total assets.............  $71,309   $83,754   $92,958   $428,293   $1,014,352    $1,083,020
                                     =======   =======   =======   ========   ==========    ==========
Liabilities and Stockholders'
  Equity:
  Nonrecourse debt.................  $    --   $    --   $    --   $276,511   $  766,095    $  857,245
  Other debt.......................   56,166    53,153    14,937     23,026       27,425        20,735
  Subordinated notes payable.......    9,000     9,000     6,000      3,250        1,000         1,000
  Other liabilities................    4,300    13,374    28,794     40,989       51,878        44,872
                                     -------   -------   -------   --------   ----------    ----------
          Total liabilities........   69,466    75,527    49,731    343,776      846,398       923,852
                                     -------   -------   -------   --------   ----------    ----------
  Redeemable preferred stock.......       --     3,890     2,640        469           70            --
  Stockholders' equity.............    1,843     4,337    40,587     84,048      167,884       159,168
                                     -------   -------   -------   --------   ----------    ----------
          Total liabilities and
            stockholders' equity...  $71,309   $83,754   $92,958   $428,293   $1,014,352    $1,083,020
                                     =======   =======   =======   ========   ==========    ==========

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma combined condensed financial data should be read in conjunction with VerticalNet's and SierraCities' unaudited pro forma combined condensed financial statements and related notes. The selected unaudited pro forma combined condensed financial data gives effect to the proposed merger of VerticalNet and SierraCities, the pending investment by Sumitomo Corporation in VerticalNet and the impact of prior material acquisitions made by VerticalNet in 1999 and 2000.

     The selected unaudited pro forma combined condensed statement of operations data for the year ended December 31, 1999 and the nine months ended September 30, 2000 give effect to the prior material acquisitions made by VerticalNet in 1999 and 2000 and the proposed merger as if each had occurred on January 1, 1999.

     The selected unaudited pro forma combined condensed balance sheet as of September 30, 2000 gives effect to the proposed merger and the pending investment by Sumitomo in VerticalNet as if each had occurred on September 30, 2000.

     The selected unaudited pro forma combined condensed financial data does not include the effect of any cost savings from operating efficiencies, synergies or restructurings that may result from the merger.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time this document was filed.

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------    -------------
                                                                     (IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
Pro Forma Combined Condensed Statement of Operations Data:
Combined revenues...........................................   $ 130,475        $ 199,127
Net loss attributable to common shareholders................    (251,288)        (178,787)
Basic and diluted net loss per common share.................   $   (3.33)       $   (2.01)

                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
Pro Forma Combined Condensed Balance Sheet Data:
Cash and cash equivalents...................................      $  181,922
Working capital.............................................         212,280
Total assets................................................       1,314,886
Convertible subordinated debentures and long-term debt, less
  current portion...........................................          32,753
Total shareholders' equity..................................       1,063,579

                           COMPARATIVE PER SHARE DATA

     The following table reflects (a) the historical net loss and book value per share of VerticalNet common stock and the historical net income(loss) and book value per share of SierraCities common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to VerticalNet's proposed merger with SierraCities and after giving effect to prior material acquisitions made by VerticalNet in 1999 and 2000 and the pending investment by Sumitomo in VerticalNet and (b) the equivalent unaudited pro forma net loss and book value per share attributable to the shares of VerticalNet stock issuable assuming an exchange ratio based on $7.00 per share and a VerticalNet market price per share of $21.0625, which was VerticalNet's closing price on November 10, 2000, or an exchange ratio of .3323.

     The historical book value per share is computed by dividing common shareholders' equity as of December 31, 1999 and September 30, 2000, respectively, by the actual common shares outstanding. The pro forma net loss per share is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding, assuming VerticalNet had merged with SierraCities at the beginning of the earliest period presented and after giving effect to prior material acquisitions made by VerticalNet in 1999 and 2000. The pro forma combined book value per VerticalNet share is computed by dividing total pro forma common shareholders' equity by the pro forma number of common shares outstanding at September 30, 2000, assuming the merger had occurred on that date and after giving effect to the pending investment by Sumitomo in VerticalNet. The SierraCities equivalent pro forma per share amounts are calculated by multiplying the VerticalNet pro forma per share amounts by the common stock exchange ratio of .3323.

     The following information should be read in conjunction with (a) the separate historical consolidated financial statements and related notes of VerticalNet and the unaudited interim consolidated financial statements of VerticalNet incorporated by reference in this prospectus, (b) the separate historical consolidated financial statements and related notes of SierraCities and the unaudited interim condensed consolidated financial statements of SierraCities incorporated by reference in this prospectus and (c) the unaudited pro forma combined condensed financial statements and related notes of VerticalNet and the selected historical and selected unaudited pro forma combined condensed financial data included elsewhere in this prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------    -------------
Historical VerticalNet:
  Basic and diluted net loss per share attributable to
     common shareholders....................................     $(0.86)         $(1.49)
  Book value per share at the end of the period.............     $ 2.47          $ 9.23
Historical SierraCities:
  Basic net income (loss) per share.........................     $ 0.14          $(0.39)
  Diluted net income (loss) per share.......................     $ 0.13          $(0.39)
  Book value per share at the end of the period.............     $ 8.82          $ 8.36
VerticalNet and SierraCities Pro Forma Combined:
  Pro forma basic and diluted net loss per VerticalNet
     share..................................................     $(3.33)         $(2.01)
  Pro forma basic and diluted net loss per SierraCities
     share..................................................     $(1.11)         $(0.67)
  Pro forma book value per VerticalNet share at September
     30, 2000...............................................                     $10.23
  Pro forma book value per SierraCities share at September
     30, 2000...............................................                     $ 3.40

                      COMPARATIVE MARKET PRICE INFORMATION

     The following table presents:

     - the closing price of our common stock, as reported on Nasdaq;

     - the closing price of SierraCities common stock, as reported on Nasdaq;
       and

     - the market value based on the closing price on the dates specified below of the shares of our common stock to be received in exchange for one share of SierraCities common stock in the offer;

in each case as if the merger had been completed on November 6, 2000, the last full trading day prior to the public announcement of the proposed merger, and on November 15, 2000, the last day for which such information could be practicably calculated prior to the date of this prospectus. The numbers have been calculated assuming that, (a) as of November 6, 2000, the VerticalNet average trading price would have been $28.60 and the exchange ratio would have been
 .2447 and (b) as of November 15, 2000, the VerticalNet average trading price would have been $26.04 and the exchange ratio would have been .2688. The equivalent price per share data for SierraCities common stock represents the assumed exchange ratio, as of the date set forth in the table, multiplied by the last sale price per VerticalNet common share on those dates. The actual value of the VerticalNet common shares a SierraCities stockholder will receive on the date of the merger may be higher or lower than the prices set forth below.

                                                                                 EQUIVALENT PRICE PER
                                             CLOSING PRICE OF    SIERRACITIES    SHARE OF SIERRACITIES
DATE                                         OUR COMMON STOCK    COMMON STOCK       COMMON STOCK(1)
----                                         ----------------    ------------    ---------------------
November 6, 2000...........................       $29.50            $4.25                $7.22
November 15, 2000..........................       $20.19            $5.06                $5.43

     See "Market Prices and Dividends" on page 68 for additional market price information.
---------------
(1) Computed as the product of the closing price for our common stock on such date multiplied by the exchange ratio that would have applied on such date as described above.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed financial statements of VerticalNet and SierraCities presented below are derived from the historical consolidated financial statements of each of VerticalNet and SierraCities. The unaudited pro forma combined condensed financial statements are prepared using the purchase method of accounting.

     VerticalNet has entered into a merger agreement with SierraCities, pursuant to which VerticalNet is offering to exchange a fraction of a share of its common stock for each outstanding share of SierraCities common stock. For a summary of the proposed business combination, see "The Offer" beginning on page 42 of this prospectus.

     The unaudited pro forma combined condensed balance sheet combines the unaudited historical condensed balance sheets of VerticalNet and SierraCities as of September 30, 2000, as well as the pending investment by Sumitomo in VerticalNet as if it occurred on September 30, 2000. The unaudited pro forma combined condensed statements of operations give effect to the proposed merger between VerticalNet and SierraCities and to prior material acquisitions completed by VerticalNet during the year ended December 31, 1999 and the nine months ended September 30, 2000 as if they had occurred on January 1, 1999.

     The ultimate determination of the purchase price paid for the acquisition of SierraCities may change significantly from the current estimate. For purposes of the unaudited pro forma combined condensed financial statements presented below, the purchase price has been estimated based upon the market price of $21.0625 for each VerticalNet common share, that being the last quoted price on the Nasdaq on November 10, 2000. The final purchase price will be based upon the average price of VerticalNet's common stock and the number of shares exchanged as determined by the exchange ratio described in "The Offer" beginning on page 42 of this prospectus.

     The unaudited pro forma results of operations reflect adjustments, which are based upon preliminary estimates to reflect the allocation of the purchase consideration to the acquired assets and liabilities of SierraCities. The final allocation of the purchase consideration will be determined after the completion of the offer and the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of SierraCities' tangible assets acquired, liabilities assumed and identifiable intangible assets and goodwill acquired at the time of the merger. The final determination of tangible and intangible assets may result in amortization expense that is different than the preliminary estimate of these amounts.

     As described in the merger agreement, SierraCities has agreed to use its reasonable best efforts to cause the securitization of certain of its lease portfolio assets to be characterized as sales in accordance with generally accepted accounting principles and to dispose of certain assets prior to or simultaneously with the closing of the merger. The unaudited pro forma combined condensed financial statements reflect the consummation by SierraCities of the agreed upon disposition of its loan and lease portfolios along with certain other assets.

     Currently, SierraCities funds loans and leases with a combination of debt and equity and from time to time effects a securitization of the loans and leases. VerticalNet intends to establish flow arrangements with selected financial institution partners pursuant to which loans and leases will be originated by SierraCities and immediately sold for a fee to our flow partners. We expect to provide loan servicing to our flow partners for a fee. The unaudited pro forma combined condensed financial statements do not include any adjustments to the historical amounts resulting from these anticipated changes. However, the presentation of SierraCities' historical financial statements has been modified to conform to the presentation that VerticalNet anticipates using if the flow arrangements are established.

     The unaudited pro forma combined condensed financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of VerticalNet would have been if the offer and the merger occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

     The unaudited pro forma combined condensed financial statements do not include the effect of cost savings from anticipated operating efficiencies, synergies or restructurings that may result from the merger.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of VerticalNet and SierraCities that are incorporated by reference in this prospectus.

                               VERTICALNET, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                             HISTORICAL      HISTORICAL          PRO FORMA        PRO FORMA       SUMITOMO       ADJUSTED
                             VERTICALNET   SIERRACITIES(1)   ADJUSTMENTS(2)(3)     COMBINED    TRANSACTION(6)     TOTAL
                             -----------   ---------------   -----------------    ----------   --------------   ----------
ASSETS
Current assets:
  Cash and cash
    equivalents............  $   87,580      $   56,028          $   8,314(f)     $  151,922      $30,000       $  181,922
  Short-term investments...      36,928           1,302              2,268(f)         40,498           --           40,498
  Receivables, net of
    allowance for doubtful
    accounts...............      50,133         261,178           (254,859)(f)        56,452           --           56,452
  Inventory................      22,023              --                 --            22,023           --           22,023
  Prepaid expenses and
    other assets...........      43,568          14,044             (7,174)(f)        50,438           --           50,438
                             ----------      ----------          ---------        ----------      -------       ----------
         Total current
           assets..........     240,232         332,552           (251,451)          321,333       30,000          351,333
                             ----------      ----------          ---------        ----------      -------       ----------
Property and equipment,
  net......................      48,998           9,784               (742)(f)        58,040           --           58,040
Receivables, net of
  allowance for doubtful
  accounts.................          --         677,182           (660,468)(f)        16,714           --           16,714
Goodwill and other
  intangibles, net of
  accumulated
  amortization.............     658,968          41,644             30,149(b)        689,117           --          689,117
                                                                   (11,516)(f)
                                                                   (30,128)(d)
Long-term investments......      81,264          13,248             48,458(f)        142,970           --          142,970
Other assets...............      54,225           8,610             (2,388)(f)        56,712                        56,712
                                                                    (3,735)(e)
                             ----------      ----------          ---------        ----------      -------       ----------
         Total assets......  $1,083,687      $1,083,020          $(881,821)       $1,284,886      $30,000       $1,314,886
                             ==========      ==========          =========        ==========      =======       ==========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
    accrued expenses.......  $   45,937      $   17,457          $   7,620(a)     $   72,534      $    --       $   72,534
                                                                     1,520(f)
  Deferred revenues........      57,181              --                 --            57,181           --           57,181
  Current portion of long-
    term debt..............          --         236,262           (231,832)(f)         4,430           --            4,430
  Other current
    liabilities............       4,908              --                 --             4,908           --            4,908
                             ----------      ----------          ---------        ----------      -------       ----------
         Total current
           liabilities.....     108,026         253,719           (222,692)          139,053           --          139,053
                             ----------      ----------          ---------        ----------      -------       ----------
Long-term debt, net of
  current portion..........       1,322         642,718           (632,992)(f)        11,048           --           11,048
Other long-term
  liabilities..............      52,398          27,415               (312)(f)        79,501           --           79,501
Convertible subordinated
  debentures...............      21,705              --                 --            21,705           --           21,705
                             ----------      ----------          ---------        ----------      -------       ----------
         Total
           liabilities.....     183,451         923,852           (855,996)          251,307           --          251,307
                             ----------      ----------          ---------        ----------      -------       ----------
Shareholders' equity.......     900,236         159,168            133,343(a)      1,033,579       30,000        1,063,579
                                                                  (159,168)(c)
                             ----------      ----------          ---------        ----------      -------       ----------
         Total liabilities
           and
           shareholders'
           equity..........  $1,083,687      $1,083,020          $(881,821)       $1,284,886      $30,000       $1,314,886
                             ==========      ==========          =========        ==========      =======       ==========

                            See accompanying notes.

                               VERTICALNET, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ADJUSTED
                          HISTORICAL       HISTORICAL        PRO FORMA       VERTICALNET     HISTORICAL        PRO FORMA
                          VERTICALNET    ACQUISITIONS(4)   ADJUSTMENTS(4)       TOTAL      SIERRACITIES(1)   ADJUSTMENTS(5)
                          -----------    ---------------   --------------    -----------   ---------------   --------------
REVENUES:
Exchange transaction
  sales.................   $ 16,501         $522,626         $      --        $ 539,127        $    --          $    --
Cost of exchange
  transaction
  sales.................     14,171          467,070                --          481,241             --               --
                           --------         --------         ---------        ---------        -------          -------
  Net exchange
    revenues............      2,330           55,556                --           57,886             --               --
E-enablement,
  e-commerce,
  advertising and
  services revenues.....     18,428            1,121                --           19,549         53,040               --
                           --------         --------         ---------        ---------        -------          -------
  Combined revenues.....     20,758           56,677                --           77,435         53,040               --
OTHER COSTS AND
  EXPENSES:
  Editorial and
    operational.........      8,611              288                --            8,899          6,704               --
  Product development...      7,396            3,068                --           10,464          2,698               --
  Sales and marketing...     26,269           25,871                --           52,140         20,562               --
  General and
    administrative......     11,887           27,674                --           39,561         15,712               --
  In-process research
    and development
    charge..............     13,600               --                --           13,600             --               --
  Amortization of
    goodwill and other
    intangibles.........      7,819               --           194,478(g)       202,297          2,353           (2,353)(j)
                                                                                                                  6,030(k)
                           --------         --------         ---------        ---------        -------          -------
    Operating income
      (loss)............    (54,824)            (224)         (194,478)        (249,526)         5,011           (3,677)
                           --------         --------         ---------        ---------        -------          -------
Other income (loss),
  net...................      1,344           (3,642)              113(h)        (2,185)            --               --
Loss before provision
  (benefit) for income
  taxes.................    (53,480)          (3,866)         (194,365)        (251,711)         5,011           (3,677)
                           --------         --------         ---------        ---------        -------          -------
Provision (benefit) for
  income taxes..........         --              410              (388)(i)           22          2,723           (1,834)(l)
                           --------         --------         ---------        ---------        -------          -------
Net income (loss).......   $(53,480)        $ (4,276)        $(193,977)       $(251,733)       $ 2,288          $(1,843)
                           ========         ========         =========        =========        =======          =======
Basic and diluted net
  loss per common
  share.................   $  (0.86)                                          $   (3.64)
                           ========                                           =========
Weighted average common
  shares outstanding
  used in basic and
  diluted per common
  share calculation
  (7)...................     62,391                                              69,162
                           ========                                           =========

                            TOTAL
                          PRO FORMA
                          COMBINED
                          ---------
REVENUES:
Exchange transaction
  sales.................  $ 539,127
Cost of exchange
  transaction
  sales.................    481,241
                          ---------
  Net exchange
    revenues............     57,886
E-enablement,
  e-commerce,
  advertising and
  services revenues.....     72,589
                          ---------
  Combined revenues.....    130,475
OTHER COSTS AND
  EXPENSES:
  Editorial and
    operational.........     15,603
  Product development...     13,162
  Sales and marketing...     72,702
  General and
    administrative......     55,273
  In-process research
    and development
    charge..............     13,600
  Amortization of
    goodwill and other
    intangibles.........    208,327
                          ---------
    Operating income
      (loss)............   (248,192)
                          ---------
Other income (loss),
  net...................     (2,185)
Loss before provision
  (benefit) for income
  taxes.................   (250,377)
                          ---------
Provision (benefit) for
  income taxes..........        911
                          ---------
Net income (loss).......  $(251,288)
                          =========
Basic and diluted net
  loss per common
  share.................  $   (3.33)
                          =========
Weighted average common
  shares outstanding
  used in basic and
  diluted per common
  share calculation
  (7)...................     75,493
                          =========

                            See accompanying notes.

                               VERTICALNET, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               ADJUSTED
                             HISTORICAL      HISTORICAL        PRO FORMA      VERTICALNET     HISTORICAL        PRO FORMA
                             VERTICALNET   ACQUISITIONS(4)   ADJUSTMENTS(4)      TOTAL      SIERRACITIES(1)   ADJUSTMENTS(5)
                             -----------   ---------------   --------------   -----------   ---------------   --------------
REVENUES:
Exchange transaction
  sales....................   $ 496,770        $63,589          $     --       $ 560,359       $     --          $    --
Cost of exchange
  transaction sales........     413,791         53,424                --         467,215             --               --
                              ---------        -------          --------       ---------       --------          -------
  Net exchange revenues....      82,979         10,165                --          93,144             --               --
E-enablement, e-commerce,
  advertising and services
  revenues.................      71,763             54                --          71,817         34,166               --
                              ---------        -------          --------       ---------       --------          -------
  Combined revenues........     154,742         10,219                --         164,961         34,166               --
OTHER COSTS AND EXPENSES:
  Editorial and
    operational............      28,801             --                --          28,801          6,112               --
  Product development......      22,100          4,759                --          26,859          2,006               --
  Sales and marketing......      93,770          5,252                --          99,022         13,706               --
  General and
    administrative.........      61,556          6,494                --          68,050         15,615               --
  Branch restructuring
    charge.................          --             --                --              --          6,013               --
  In-process research and
    development charge.....      10,000             --                --          10,000             --               --
  Amortization of goodwill
    and other
    intangibles............     125,567             --            37,634(g)      163,201          1,873           (1,873)(j)
                                                                                                                   4,522(k)
                              ---------        -------          --------       ---------       --------          -------
    Operating income
      (loss)...............    (187,052)        (6,286)          (37,634)       (230,972)       (11,159)          (2,649)
                              ---------        -------          --------       ---------       --------          -------
Other income (loss), net...      68,954           (435)               --          68,519             --               --
Loss before provision
  (benefit) for income
  taxes....................    (118,098)        (6,721)          (37,634)       (162,453)       (11,159)          (2,649)
                              ---------        -------          --------       ---------       --------          -------
Provision (benefit) for
  income taxes.............          --            285              (285)(i)          --         (3,695)           3,249(l)
                              ---------        -------          --------       ---------       --------          -------
Net loss...................    (118,098)        (7,006)          (37,349)       (162,453)        (7,464)          (5,898)
Preferred dividends........      (2,972)            --                --          (2,972)            --               --
                              ---------        -------          --------       ---------       --------          -------
Loss attributable to common
  shareholders.............   $(121,070)       $(7,006)         $(37,349)      $(165,425)      $ (7,464)         $(5,898)
                              =========        =======          ========       =========       ========          =======
Basic and diluted net loss
  per common share.........   $   (1.49)                                       $   (2.00)
                              =========                                        =========
Weighted average common
  shares outstanding used
  in basic and diluted per
  share common
  calculation(7)...........      81,508                                           82,661
                              =========                                        =========

                               TOTAL
                             PRO FORMA
                             COMBINED
                             ---------
REVENUES:
Exchange transaction
  sales....................  $ 560,359
Cost of exchange
  transaction sales........    467,215
                             ---------
  Net exchange revenues....     93,144
E-enablement, e-commerce,
  advertising and services
  revenues.................    105,983
                             ---------
  Combined revenues........    199,127
OTHER COSTS AND EXPENSES:
  Editorial and
    operational............     34,913
  Product development......     28,865
  Sales and marketing......    112,728
  General and
    administrative.........     83,665
  Branch restructuring
    charge.................      6,013
  In-process research and
    development charge.....     10,000
  Amortization of goodwill
    and other
    intangibles............    167,723
                             ---------
    Operating income
      (loss)...............   (244,780)
                             ---------
Other income (loss), net...     68,519
Loss before provision
  (benefit) for income
  taxes....................   (176,261)
                             ---------
Provision (benefit) for
  income taxes.............       (446)
                             ---------
Net loss...................   (175,815)
Preferred dividends........     (2,972)
                             ---------
Loss attributable to common
  shareholders.............  $(178,787)
                             =========
Basic and diluted net loss
  per common share.........  $   (2.01)
                             =========
Weighted average common
  shares outstanding used
  in basic and diluted per
  share common
  calculation(7)...........     88,992
                             =========

                            See accompanying notes.

    NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1 Certain reclassifications were made to conform the financial statement presentation of SierraCities to the financial statement presentation of VerticalNet.

     The amounts presented as e-enablement, e-commerce, advertising and services revenues for SierraCities are comprised of the following historical balances:

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------    -------------
                                                                     (IN THOUSANDS)
Gain on sale of lease financing receivables through
  securitized transactions..................................    $    811        $  3,270
Gains from direct sales of lease financing receivables......      16,473           5,276
Interest income.............................................      72,343          75,896
Servicing income............................................       7,455           6,138
Other income................................................       5,268           3,512
Interest expense............................................     (37,554)        (44,523)
Provision for credit losses on lease financing receivables
  and investment in trust certificates......................     (11,756)        (15,403)
                                                                --------        --------
                                                                $ 53,040        $ 34,166
                                                                ========        ========

     Additional reclassifications include combining SierraCities' investment in trust certificates with long-term investments on the unaudited pro forma combined condensed balance sheet.

2 VerticalNet will account for the acquisition of SierraCities under the purchase method of accounting. The accompanying unaudited pro forma combined condensed financial statements reflect an estimated aggregate purchase price of approximately $137.3 million, consisting of the fair value of approximately 6,331,000 shares of VerticalNet's common stock and VerticalNet's transaction costs of approximately $4.0 million.

     The accompanying unaudited pro forma combined condensed balance sheet has been prepared as if the merger was consummated on September 30, 2000. The following pro forma adjustments were made:

     (a) To record the consideration given and the accrual of estimated transaction costs to be paid by the respective parties.

     (b) To record the allocation of the purchase price to the net assets of SierraCities (in thousands):

Total purchase price......................................  $137,343
Fair value of identifiable net assets acquired............   107,194
                                                            --------
Excess of purchase price over fair value of identifiable
  net assets..............................................  $ 30,149
                                                            ========

       The above represents the allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of SierraCities as of September 30, 2000, and is for illustrative purposes only. The actual purchase price allocation will be based on the actual purchase price and fair values of the acquired assets and assumed liabilities as of the closing date.

     (c) To record the elimination of SierraCities' stockholders' equity.

     (d) To record the elimination of SierraCities' historical intangible assets.

     (e) To record a valuation allowance against SierraCities' deferred tax assets due to the uncertainty around whether VerticalNet could realize such assets.

3 To record the pro forma effects on the unaudited pro forma combined condensed balance sheet of the transactions that SierraCities has agreed to use its reasonable best efforts to effect as a part of the merger.

     (f) To record the sale of substantially all of the loan and lease portfolios and the disposition of certain other assets. The net effect of these transactions on the results of the operations of SierraCities prior to the close of the merger is expected to be a pre-tax loss of approximately $18.1 million.

4 To adjust the historical results of operations for VerticalNet to include certain previously acquired companies. The components of historical combined revenues, operating expenses and net income (loss) reflected for the prior material acquisitions during the respective periods are as follows:

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

ACQUIRED COMPANY            COMBINED REVENUES    OPERATING EXPENSES    NET INCOME(LOSS)
----------------            -----------------    ------------------    ----------------
Techspex..................       $   151              $   193              $   (55)
Labx......................           155                  119                   28
CertiSource...............           765                1,220                 (128)
Isadra....................            --                5,558               (5,621)
NECX......................        35,850               32,725                  312
RW Electronics............        19,706               13,151                5,189
Tradeum...................            50                3,935               (4,001)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

ACQUIRED COMPANY            COMBINED REVENUES    OPERATING EXPENSES    NET INCOME(LOSS)
----------------            -----------------    ------------------    ----------------
RW Electronics............       $10,165              $ 4,841              $  4,602
Tradeum...................            54               11,664               (11,608)

     (g) To record the amortization of acquired goodwill and other intangible assets related to the above acquisitions in the appropriate periods presented.

     (h) To record the elimination of interest expense.

     (i) To adjust the tax provisions for each of the respective periods.

5 Pro forma adjustments resulting from the merger with SierraCities were made to:

     (j) Eliminate historical amortization expense for goodwill and other intangible assets.

     (k) Record the amortization of acquired goodwill and other intangible assets, assuming amortization over a five year estimated life.

     (l) Adjust the tax provisions for each of the respective periods.

6 On October 31, 2000, VerticalNet and Sumitomo Corporation entered into a definitive agreement under which Sumitomo will make a $30.0 million equity investment in VerticalNet through the purchase of shares of our common stock. Under the agreement, Sumitomo may not transfer the purchased shares for one year from the closing date of the transaction. Sumitomo will also be granted limited demand and piggyback registration rights exercisable after the first anniversary of the closing. The transaction is expected to close following the receipt of requisite regulatory approvals and the fulfillment of customary closing conditions. However, there can be no assurance that the investment by Sumitomo will be consummated.

7 The weighted average common shares outstanding used to calculate basic and diluted net loss per share for the adjusted historical results of operations of VerticalNet for the year ended December 31, 1999 and the nine months ended September 30, 2000 have been increased by approximately 6,771,000 shares and 1,153,000 shares, respectively, to reflect the incremental impact previously completed material acquisitions. The number of shares used to calculate the weighted average common shares outstanding used to calculate the pro forma basic and diluted net loss per share was further increased by approximately 6,331,000 shares in both periods for the estimated number of shares to be issued as consideration for the merger with SierraCities assuming an exchange ratio of $7.00 per share and a VerticalNet market price per share of $21.0625, which was VerticalNet's closing price on November 10, 2000. No effect has been given in the weighted average common shares outstanding calculation for shares issuable under our pending agreement with Sumitomo.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus, the accompanying Schedule 14D-9 of SierraCities and the documents to which we refer you. You should also carefully consider the following factors:

RISKS RELATED TO THE PROPOSED OFFER AND MERGER

     The VerticalNet Common Shares to Be Received by SierraCities Stockholders in the Offer and the Merger Will Fluctuate in Value.

     The VerticalNet average trading price will be determined two trading days prior to the closing of the offer and will be based on the trading prices during the preceding ten trading days. Accordingly, it is possible that the market price of our shares at the closings of the offer and the merger will differ from the VerticalNet average trading price and, if so, the market value of the consideration to be received by you for each SierraCities share you surrender, as of the closing of the offer, will be more or less than $7.00 per share depending on the direction of the price movement. For example, if the VerticalNet average trading price is less than $21.00, then the fraction of a VerticalNet share that you receive in the merger for each SierraCities share you surrender may have a market value of less than $7.00 per share. The price of the VerticalNet shares may vary significantly from the market prices used in the calculation of the VerticalNet average trading price.

     Each stockholder is urged to obtain updated market information. See "Comparative Market Price Information," "Market Prices and Dividends," and "The Offer -- Basic Terms."

     The VerticalNet Average Trading Price May Decline.

     The exchange ratio generally fluctuates so that SierraCities stockholders will receive more shares of our common stock for the shares of SierraCities common stock they surrender in the offer or the merger if our stock price decreases. We will, however, fix the exchange ratio at .3333 if the VerticalNet average trading price is less than $21.00. Therefore, SierraCities stockholders will receive a maximum of .3333 shares of our common stock for each share of SierraCities common stock they surrender regardless of how far the VerticalNet average trading price drops below $21.00, subject to SierraCities' termination right if the VerticalNet average trading price is less than $15.00. SierraCities stockholders generally will receive less value for each share of SierraCities common stock they surrender if the VerticalNet average trading price drops below $21.00. See "The Offer -- Basic Terms" on page 42 for an illustration of this risk.

     If We Complete Our Proposed Acquisition of SierraCities, We Might Have Difficulties Integrating SierraCities' Business into our Existing Operations, as Well as Face New Risks that We Have Not Previously Faced.

     If we complete the proposed combination, we must integrate the businesses of two companies that have previously operated independently. We might not be able to integrate SierraCities' business, including its products, services, technologies and personnel, into our existing operations without encountering difficulties. The diversion of management's attention to the integration effort and any difficulties encountered in combining operations could adversely affect the companies' respective businesses following the completion of the merger.

     Following the closing of the proposed transaction, we intend to restructure SierraCities' current funding strategy. Under its current strategy, SierraCities funds loans and leases with equity, then moves them into a warehouse facility provided by one of its credit sources and, from time to time, effects a securitization of these assets. We intend to establish flow arrangements with selected financial institution partners under which loans and leases will be originated by SierraCities and immediately sold for a fee to the flow partners. If we cannot establish flow arrangements with a sufficient number of financial institution partners on a timely basis or at all, we will not be successful in restructuring this strategy and, thus, we will not be able to minimize the size of the balance sheet associated with the SierraCities business and to reduce our exposure to credit risk. Additionally, we could face additional risks inherent in SierraCities' business that were previously irrelevant to our business, such as:

     - We might be dependent on securitized warehouse facilities and the public securitization market to finance and refinance leases and loans. If, for any reason, we could not access these financing sources for that purpose, or if the terms and condition of any future facility or securitization differ from SierraCities' previous facilities or securitizations, our business, financial condition and results of operations following the closing could suffer.

     - The amount of additional funds we might otherwise require in the future to fund our operations could be significantly increased due to the capital requirements of SierraCities' business.

     - Increases in interest rates could reduce our operating margins, which would adversely affect our results of operations, as well as cause us to raise the rates we would charge our customers, which could reduce the demand for the products and services we provide.

     - Borrower and lessee defaults might impair our liquidity under SierraCities existing financing and securitization arrangements, as well as our ability to obtain financing and effect public securitizations as might be necessary in the future.

Ultimately, SierraCities' business is a business in which we have little experience. Our inexperience in managing a business like SierraCities might cause us never to realize any of the intended benefits of the transaction.

  Officers and Directors of SierraCities Have Potential Conflicts of Interest in the Offer and the Merger.

     SierraCities stockholders should be aware of potential conflicts of interest and the benefits available to SierraCities directors when considering SierraCities' board of directors' recommendation to approve the transaction. Some of SierraCities officers (one of whom is a director) have employment agreements with VerticalNet that will be effective upon the consummation of the merger and that provide them with interests in the merger that are different from, or in addition to, interests of SierraCities stockholders. See "Interests of Certain Persons" on page 64.

  The Market Price of Our Common Stock May Be Affected by Factors Different from Those Affecting the Market Price of SierraCities Common Stock.

     Upon completion of the offer and the merger, holders of SierraCities common stock will become holders of our common stock. Our business differs from that of SierraCities, and our results of operations, as well as the market price of our common stock, may be affected by factors different from those affecting SierraCities' results of operations and the market price of SierraCities' common stock. For a discussion of VerticalNet's and SierraCities' businesses and information to consider in evaluating such businesses, you should review our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, our subsequent quarterly and current reports, SierraCities' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and their subsequent quarterly and current reports, all of which are incorporated by reference in this prospectus.

  Potentially Significant Increases in Amortization Expense from Preliminary Estimates Reflected in the Unaudited Pro Forma Financial Information May Occur Once the Purchase Consideration Is Finally Allocated to SierraCities' Net Assets Which Would Cause Net Losses To Increase.

     Pro forma results of operations reflect adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of SierraCities. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of SierraCities' tangible assets, liabilities and identifiable intangible assets at the time of the merger. Accordingly, the final determination of tangible and intangible assets may result in amortization expense that is significantly higher than the preliminary estimates of these amounts, which would cause our net losses to increase. See the notes contained in "Unaudited Pro Forma Combined Condensed Financial Statements."

  Our Industries are Highly Competitive.

     The business-to-business e-commerce, vertical marketplace and small business finance industries are highly competitive. The combined company will face intense competition in all facets of its business and may encounter competition from new competitors, including established business-to-business e-commerce, vertical marketplace and finance companies with substantial resources. Some of our competitors may have financial, technical, marketing or other capabilities more extensive than ours and may be able to respond more quickly than we can to new or emerging technologies and other competitive pressures. We may not be able to compete successfully against our present or future competitors, which may adversely affect our business, financial condition and results of operations.

  The Receipt of VerticalNet Shares May Be Taxable to You, Depending on Facts Surrounding the Offer and the Merger

     We and SierraCities have structured the offer and the merger to qualify as a reorganization for U.S. federal income tax purposes and have been advised by our respective counsel that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger will so qualify if, among other things, (a) the merger is completed promptly after the offer, (b) the offer and the merger are completed under the current terms of the merger agreement and (c) the minimum tender condition for the offer is satisfied. If the offer and the merger so qualify, no gain or loss will be recognized for U.S. federal income tax purposes, and no U.S. federal income tax will be payable, by a SierraCities stockholder upon receipt of our stock in the offer or the merger (except for gain or loss recognized, and U.S. federal income tax payable, with respect to the receipt of cash instead of any fraction of a VerticalNet share). The ability to satisfy the foregoing assumptions, and therefore the U.S. federal income tax consequences of the offer and the merger, depends in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed or that the other assumptions will be satisfied.

     If any of the assumptions are not satisfied, a SierraCities stockholder's receipt of our shares in the offer or the merger could be a taxable transaction. Because satisfaction of the assumptions is dependent in part on facts that will not be available before the completion of the merger, if and when you tender SierraCities shares in the offer you will not know whether the offer or the merger, or both, will be tax free. You are urged to review carefully the section below entitled "Material Federal Income Tax Consequences" beginning on page 65 for a more detailed discussion of the anticipated U.S. federal income tax consequences and to consult your tax advisor regarding the tax consequences and risks to you of your participation in the offer and the merger.

RISKS RELATED TO OUR BUSINESS

 Our Limited Operating History and Evolving Revenue Model Make It Difficult to Predict Our Future Operating Results and Evaluate Our Future Prospects.

     We launched our first vertical trade community in October 1995 and have a relatively limited operating history. Our limited operating history, together with our evolving revenue model and the rapidly changing e-commerce market, makes predicting our future operating results and evaluating our future prospects very difficult. Currently, a significant percentage of our overall revenues are generated from our exchange operations, while our Internet-based revenues are generated primarily from the sale of advertising on our vertical trade communities. In the foreseeable future, we expect to continue generating a significant percentage of our overall revenues from our exchange operations, while diversifying our revenue stream by generating additional revenue from e-commerce and software licensing and related services. We may not be able to sustain our current revenues or generate additional revenues from multiple sources. If we do not sustain our current revenues or generate additional revenues from multiple sources, our business, financial condition and operating results will suffer.

  We Anticipate Incurring Losses for the Foreseeable Future.

     As of September 30, 2000, our accumulated deficit was $190.9 million. For the nine months ended September 30, 2000, we sustained a $121.1 million net loss, after accounting for a preferred stock dividend accrual. We expect to incur operating losses for the foreseeable future. We may never generate operating profit or, if we do become profitable from operations, we may be unable to sustain that profitability.

 We May Not Develop Significant Revenues from E-Commerce, Software Licensing and Related Services, Which Could Adversely Affect Our Future Growth.

     For the nine months ended September 30, 2000, approximately 10.0% of our revenues, including approximately $3.0 million of on-line net exchange revenues, were generated from e-commerce. Additionally, we are beginning to implement our strategy regarding software licensing and related services. If we do not generate increased revenues from e-commerce or significant revenues from software licensing and related services, our business, financial condition and operating results could be impaired. To generate significant e-commerce, licensing and service revenues, we must continue to build and acquire significant e-commerce capabilities and enhance our existing vertical trade community technology. However, our internal efforts, as well as acquisitions we have made or will make, to enhance our e-commerce capabilities and our technologies may not provide the results we expect.

  If We Cannot Reduce or Contain Our Expenses, Our Operating Results Will
Suffer.

     Our limited operating history and our evolving revenue model make it difficult to predict our future operating expenses. If we cannot reduce or contain our expenses, our operating results will suffer. Some of our expenses are fixed, including those related to non-cancelable agreements, equipment leases and real estate leases. In addition, we plan to increase our operating expenses significantly to:

     - launch additional vertical trade communities;

     - increase our sales and marketing operations;

     - enter into additional strategic relationships and assist us in fulfilling our obligations in our existing strategic relationships;

     - enhance our technologies;

     - develop and deploy our e-commerce and software licensing initiatives;

     - design and integrate a scalable on-line exchange for our NECX subsidiary;

     - enter into additional sponsorship agreements; and

     - broaden our customer support capabilities.

  Fluctuations in Our Quarterly Operating Results May Cause Our Stock Price to Decline.

     Our quarterly operating results could vary significantly. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied on as indicators of future performance. If our operating results in a future quarter or quarters do not meet the expectations of securities analysts or investors, the price of our common stock may fall.

     We expect that our quarterly operating results will fluctuate significantly due to various factors, many of which are beyond our control, including:

     - market conditions in the electronic components and hardware industry;

     - the amount and seasonal nature of our electronic component and hardware sales;

     - intense and increased competition in our target markets;

     - our ability to develop, introduce and market new products and services, as well as enhancements to our existing products and services, on a timely basis;

     - the level of demand for our products and services;

     - risks associated with past and future acquisitions;

     - management of our growth;

     - the seasonality of our revenues and user traffic; and

     - our dependence on content providers.

Any quarterly fluctuations in our exchange revenues may disproportionately affect our operating results because our exchange revenues constitute a substantial percentage of our overall revenues.

     In the course of our business, we may acquire securities of privately-held companies with whom we form strategic relationships. Our quarterly operating results may also fluctuate significantly due to accounting rules governing the treatment of these securities. Specifically, before the market value of these securities becomes readily determinable as a result of being tradable in a public market, they are carried on our consolidated balance sheets at cost. However, if these non-public securities become salable in the public market as a result of a transaction in which such securities are exchanged for public securities, accounting rules require us to record a non-operating gain or loss equal to the difference between our cost and the market value of the public securities received, regardless of whether we sell or retain the securities. Our holdings in public securities are then marked to market at the end of each quarter. If the market value of an equity security we own becomes readily determinable and we sell that security, we will realize a gain or loss on the transaction. These non-recurring gains or losses may occur from time to time and could cause significant fluctuations in our quarterly results. Similarly, our quarterly results may also fluctuate if we determine that a decline in the fair value of one of our equity positions is other than temporary, which would require us to write-down or write-off the carrying value of those securities. During the three months ended September 30, 2000, we recorded a $1.0 million impairment charge for an other than temporary decline in the fair value of one of our cost method investments.

  The Electronics Industry Has Historically Experienced Shortages and Imbalances, Cycles, Downturns and Other Fluctuations in Demand That Could Adversely Affect Our Business.

     The growth of our electronics exchange business is materially dependent on shortages and imbalances in the markets for electronic components and hardware. If these shortages and imbalances are reduced or eliminated, the growth of our electronics exchange business will decline, which would have a material adverse effect on our business, financial condition and results of operations given the significance of our exchange revenues to our overall revenues. For example, the recent significant growth in our electronics exchange business can be attributed, in part, to shortages and imbalances in the markets for capacitors (ceramic and tantulum), flash memory and, more recently, storage devices and hard drives. However, the shortages in the capacitor and flash memory markets are over, and other shortages are not expected to continue indefinitely. Management cannot predict, with any reasonable level of certainty, the duration of the existing shortages or the magnitude of existing imbalances. To the extent these shortages and imbalances shrink or disappear and are not replaced by sustained shortages and imbalances in the markets for other electronic components or hardware, the growth of our electronics exchange revenues will decrease from recent levels and our overall financial performance will suffer.

     Historically, general economic downturns and business cycles also have had an adverse economic effect upon participants in the electronics industry, including hardware and component manufacturers, distributors and market makers such as our NECX subsidiary. If economic conditions or the cyclical nature of the electronic industry causes a reduction in the amount of electronic components and hardware bought and sold, our business, financial condition and operating results will be adversely affected.

     Additionally, in our exchange business we are exposed to inventory risk when we purchase electronic components before we are able to locate a buyer for these components. To the extent we are unable to sell that inventory, we may be required to write-down the value of that inventory if we cannot sell it promptly. Any such write-down would have a negative impact on our results of operations and ultimately our business.

 If We Are Unable to Maintain Gross Profit Margins in Our Exchange Business, Our Operating Results Will Suffer.

     If the gross profit margins of our exchange business decrease, our business could suffer. Gross profit margins in our exchange business are affected by numerous factors, including the following:

     - component supply and demand;

     - inventory levels held by electronic manufacturers and distributors;

     - component lead times;

     - product sales mix; and

     - our ability to purchase components at favorable prices.

     Many of these factors are beyond our control. Additionally, our inability to integrate our traditional off-line exchange business into an on-line business might hinder our ability to increase gross margins in that segment.

 If Our Strategic Relationship with Microsoft Does Not Provide the Benefits We Expect, Our Business Will Be Materially and Adversely Affected.

     If we are ultimately unable, for any reason, to realize the benefits we expect from our strategic relationship with Microsoft, our business, financial condition and results of operations will be materially and adversely affected. We believe this strategic relationship is critical to our success because it offers the possibility of additional users of our vertical trade communities, further acceptance and validation of our business strategy and model and additional opportunities to generate e-enablement, e-commerce, advertising and services revenues. However, we may never generate any significant additional revenues or realize any of the other benefits expected from this relationship. For example, if a significant percentage of businesses fail to renew the storefronts that were purchased on their behalf by Microsoft, our financial condition and operating results will be adversely affected.

     To reap any such benefits, we must first fulfill our obligations in this relationship, which include, among other things, building and assisting Microsoft with the distribution of storefronts and e-commerce centers. Meeting these obligations will require substantial resources on our part, including retraining existing employees and hiring additional personnel. It may also be necessary for our management and other key personnel to divert their attention from other aspects of our business in order to focus on our implementation of the Microsoft relationship and to ensure that our other strategic relationships take into account the Microsoft relationship. Additionally, if we fail to meet the performance goals established under this relationship, we will need to pay additional amounts to Microsoft. Accordingly, the material adverse effect on our business that would result from a failure to realize the anticipated benefits from this relationship would be magnified by our dedication of substantial resources to this relationship and the payment of additional amounts to Microsoft.

  We May Ultimately Be Unable to Compete in the Markets for the Products and Services We Offer.

     The market for business-to-business e-commerce products and services is intensely competitive. Increased competition may result in reduced margins and loss of market share, either of which would seriously harm our business. We expect the intensity of competition in our target markets to increase as the amount of e-commerce transacted over the Internet grows, current competitors expand their product and service offerings and new competitors enter the market.
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

     We are facing increased competition in each of our strategic business units.

     - VerticalNet Markets. Several companies offer competitive vertical trade communities. We expect that additional companies will offer competing vertical trade communities on a standalone or portfolio basis because competitors can launch new Web sites at a relatively low cost. We also compete for a share of a customer's advertising budget with on-line services and traditional off-line media, such as print publications and trade associations.

     - VerticalNet Exchanges. The market for electronic components and hardware is also intensely competitive. Our competitors in the electronic components and hardware industry, which vary in size and in the scope of the services and features offered, include: component manufacturers; franchised and independent distributors; other market makers; electronic components brokers; on-line catalog aggregators; on-line excess surplus auction companies; enterprise software companies; e-procurement providers; and vertical content providers.

     - VerticalNet Solutions. As we implement our strategy regarding licensing e-commerce and vertical trade community software and providing related professional and business operations services, we are facing competition from software companies whose products or services compete with a particular aspect of the solution we provide, as well as several major enterprise software developers.

     Many of our competitors have longer operating histories, greater brand recognition and greater financial, technical, marketing and other resources than we do, and may have well-established relationships with our existing and prospective customers. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Our competitors may also develop products or services that are superior to, or have greater market acceptance than, ours. If we are unable to compete successfully against our competitors, our business, financial condition and operating results would be negatively impacted.

 We May Not Realize Any Return On, and May Even Suffer a Complete Loss of, Our Equity Interests in Our Strategic Partners.

     We are increasingly asked to acquire equity interests in the companies with whom we form strategic relationships. We may never realize any return on these interests, which generally range from $500,000 to $3.0 million in any given instance. In fact, we may suffer a complete loss of these equity interests, which would materially and adversely affect our business and financial condition. Our ability to realize a return on any of these equity positions is far from certain, given that these companies have limited financial and other resources, yet are subject to many of the same risks and uncertainties that we face in our business, including limited operating histories, evolving revenue models and uncertain market acceptance of their products and services. Moreover, we are often unable to require terms and conditions related to these equity interests (e.g., board membership or observer rights) that are particularly favorable to us vis-a-vis other investors. Allocating our financial resources to these types of strategic relationships, rather than reinvesting those funds directly in our own business, may ultimately cause our business to suffer.

  Acquisitions May Negatively Impact Our Business.

     We have grown, and plan to continue to grow, our business through acquisitions. If we are unable to complete future acquisitions, our business, financial condition and operating results could be negatively impacted. We may not be able to identify additional suitable businesses that are available for sale at reasonable prices or on reasonable terms. Even if we are able to identify appropriate acquisition candidates, we may not be able to negotiate the terms of any acquisition successfully, finance the acquisition or integrate the acquired business (including its products, services, technologies or personnel) into our existing business operations. For example, we may be unsuccessful in utilizing Tradeum's technology to build the on-line exchange platform for NECX.

     Our acquisition strategy is also subject to numerous other risks including, without limitation, the following:

     - acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;

     - we may acquire companies in markets in which we have little experience;

     - we may not be able to retain key employees from acquired companies, and may face competition from employees that leave before or after an acquisition is complete;

     - we may be required to incur debt or may issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions;

     - we may not realize any return on our investment in the acquired company and may even lose our entire investment and incur significant additional losses;

     - our share price could decline following the market's reaction to our acquisitions;

     - our amortization expense will increase as a result of acquisitions; and

     - our interest deductions may be disallowed for federal income tax purposes.

 We May Not Be Able to Integrate Our Off-Line Exchanges Into an On-Line Business, Which Would Limit Our Ability to Generate Higher Revenues.

     Our acquisition of NECX and other exchanges have resulted in significant revenues for us. However, our ability to sustain our current revenues or possibly generate substantially higher revenues is not only dependent on market conditions in the electronic components and hardware industry, but also on our ability to integrate our off-line exchange business with an on-line business. For the nine months ended September 30, 2000, NECX generated net revenues of approximately $83.0 million, $3.0 million of which were attributable to its on-line market-making business. By comparison, VerticalNet generated net revenues of approximately $71.8 million for the nine months ended September 30, 2000, most of which were derived from e-enablement, e-commerce, advertising and services.

     We have retained third parties to assist us in designing and building a new on-line exchange for NECX. We expect this project to be expensive and time-consuming. This project might not be completed at the cost and on the timeline that we currently contemplate. If we cannot integrate NECX's traditional off-line business effectively into our on-line business, whether due to time, monetary or other limitations, the potential to sustain current revenue and generate additional revenues through our exchange business may never be realized, which could adversely affect our business, financial condition and operating results.

 Our Proposed On-Line Exchange May Not Be Successful if It Is Not Adopted by a Significant Number of Buyers and Suppliers.

     Even if we are successful in developing an on-line exchange, it will not be widely accepted if we do not successfully transition a portion of those buyers and suppliers who use NECX's off-line business to an on-line exchange and attract a significant number of additional buyers and suppliers to the on-line exchange. Non-acceptance of our on-line exchange would limit the growth of our e-commerce revenues and could adversely affect our business, financial condition and operating results. Whether we can retain and attract buyers and suppliers to an on-line exchange will depend in large part on our ability to design, develop and implement a secure, user-friendly application with features and functionality that buyers and suppliers find attractive in an e-commerce solution and that provides substantial value to its users over traditional procurement methods. Buyers and suppliers may continue purchasing and selling products through traditional procurement methods, rather than adopting an Internet-based solution. Buyers and suppliers also may not use our on-line exchange if it is not perceived as a neutral marketplace that treats all participants equally.

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

  If Our Advertising Revenues Decline, Our Business Would Suffer.

     We currently rely on revenues generated from the sale of advertising on our vertical trade communities for a significant portion of our revenues. If we do not continue to increase advertising revenues, our business may suffer. Our ability to increase our advertising revenues depends on many factors, including, without limitation:

     - acceptance of the Internet as a legitimate, effective and measurable medium for advertising and e-commerce;

     - the development of a large base of users on our vertical trade communities who possess demographic characteristics attractive to advertisers;

     - changes in industry pricing practices for advertising; and

     - the expansion of our sales and marketing force.

Other factors could also adversely affect our advertising revenues. For example, widespread use of "filter" software programs that limit access to storefront advertising from the Internet user's browser could reduce advertising on the Internet. Additionally, no standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising, and advertisers who are not currently advertising on the Internet may be reluctant to do so. These factors, as well as any other events or circumstances that would cause a decline in the amount of advertising on the Internet, would impair our business, financial condition and operating results.

     For some of our advertising customers, we provide extended payment terms over the length of the contract, rather than collecting the entire payment up front. To the extent that these amounts are not collected, our advertising revenues, bad debt expense and cash flows may be negatively impacted. We also have barter arrangements where we provide banner advertisements, storefronts and newsletter sponsorships to some of our customers in exchange for advertising on their Web sites or in their publications. If our barter arrangements do not continue, our advertising revenues may decline. For the nine months ended September 30, 2000, approximately $6.6 million, or 4.3%, of our reported revenue was generated by barter advertising arrangements.

 Our Internet Content May Not Attract a Significant Number of Users with Demographic Characteristics Valuable to Advertisers.

     Our future success depends in part upon our ability to deliver compelling Internet content that will attract a significant number of users with demographic characteristics valuable to our advertising customers. Our inability to develop Internet content that attracts a loyal user base with demographic characteristics attractive to advertisers could impair our business, financial condition and operating results. We face the challenge of developing content that is attractive to users in an environment characterized by rapidly changing user preferences, as well as the ease with which users can freely navigate and instantly switch among a large number of Web sites, many of which offer content that may be more attractive than ours. If we cannot consistently anticipate or respond quickly to changes in user preferences or distinguish our content from that offered on other Web sites, we may never attract a significant number of users with demographic characteristics that advertisers are seeking.

 Our Failure to Build and Maintain Relationships with Third-Party Content Providers May Impair Our Operating Results.

     We rely on third parties, such as trade publications and news wires, to provide some of the content for our vertical trade communities. It is critical to our business that we maintain and build existing and new relationships with content providers. However, we may not be able to do so, which could result in decreased traffic on our vertical trade communities and decreased advertising revenues. Many of our agreements with content providers are for initial terms of one to two years. Content providers may choose not to renew the agreements or terminate the agreements early if we do not fulfill our contractual obligations. Moreover, like our existing agreements with some of our content providers, our new and renewal agreements for third-party content may be non-exclusive, which means that competitors may offer the same content we offer or similar content. Additionally, the terms of any new or renewal agreements we enter into may be less favorable to us than our existing agreements. In particular, as competition for content increases, the licensing fees we pay to our content providers may correspondingly increase, which would negatively impact our operating results.

 If We Do Not Develop the "VerticalNet" Brand and the Brands Associated With Our Divisions and Business Units, Our Advertising Revenues Could Decrease.

     To be successful, we must establish and strengthen the brand awareness of the "VerticalNet" brand, as well as the brands associated with our divisions and business units. If our brand awareness is weakened, it could decrease the attractiveness of our audiences to advertisers and reduce our relevant market share, which could result in decreased revenues. We believe that brand recognition will become increasingly important in the future with the growing number of Internet sites and e-commerce solution providers. If customers do not begin to associate secondary meaning with our brands, then our ability to gain market share will be diminished, which could impair our business, financial condition and operating results.

 If We Are Unable to Provide Our Customers and Users with Accurate Product Information, Our E-Commerce Strategy Will Not Succeed.

     To enable suppliers to conduct e-commerce through our vertical trade communities, we currently are responsible for loading suppliers' product information into our database and categorizing the information for search purposes. This process entails a number of risks, including dependence on our suppliers to provide us in a timely manner with accurate, complete and current information about their products and to update this information promptly when it changes. The actual loading of these products in our database may be delayed, depending upon a number of factors, including the formatting of the data provided to us and our ability to further automate and expand our operations to load this data accurately in our product database.

     We are generally obligated under our supplier agreements to load and update product data into our database within a specified period of time following its delivery. While we intend to further automate the loading and updating of supplier data on our system, we may not be able to do so in a timely manner, in part because achieving the highest level of this automation is dependent upon our suppliers' automating their delivery of product data to us. If our suppliers do not provide us in a timely manner with accurate, complete and current information about the products we offer, our database may not be useful to our customers and users and may even expose us to liability. Although we screen our suppliers' information before we make it available to our customers and users, we cannot guarantee that the product information available in our database will always be accurate, complete and current, or comply with governmental regulations. Any resulting exposure to liability or decreased adoption and use of our vertical trade communities could reduce our revenues and therefore have a negative effect on our business, results of operations and financial condition.

 If Our Suppliers Do Not Provide Professional, Safe and Timely Delivery of Products to Our Customers, Our Business Will Be Harmed.

     We rely on our suppliers to deliver products to our customers in a professional, safe and timely manner. If our suppliers do not deliver products to our customers in this manner, then our service will not meet customer expectations and our reputation and brand will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable law or regulations could expose us to liability or result in decreased adoption and use of our vertical trade communities, which could have a negative effect on our business, results of operations and financial condition. In some instances, we bear the responsibility for product refunds and returns and the risk of non-collectibility of accounts receivable from our customers.
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

  Managing Our Rapid Growth Effectively Is Difficult.

     We have rapidly and significantly expanded our operations and expect to continue to do so by adding new products and services, hiring new employees and acquiring new businesses. This growth has placed, and is expected to continue to place, a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees. If we fail to implement systems, train and manage our employees or integrate our recent and future acquisitions successfully, our business, financial condition and operating results could be negatively impacted.

  Our Business Is Susceptible to Numerous Risks Associated with International Operations.

     A substantial portion of our current business is based upon international sales, which we believe will increase in the future. In addition, we purchase a substantial amount of electronic components and hardware from entities based in foreign countries. We are subject to a number of risks and uncertainties associated with these international business activities. These risks and uncertainties generally include:

     - difficulties in the enforcement of contractual obligations and intellectual property rights, including licensing rights, against foreign entities or in foreign jurisdictions;

     - currency exchange rate fluctuations and higher duty rates;

     - unexpected changes in regulatory requirements;

     - tariffs, import and export controls and regulations and other trade barriers;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - increased costs and difficulties in managing and staffing international operations;

     - compliance with applicable United States and foreign laws, especially import/export requirements;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - the costs and burdens of complying with a wide variety of foreign laws and differing trade customs and practices;

     - political instability; and

     - potential transportation delays.

These factors may have a negative effect on current and future international operations and, consequently, on our business, results of operations and financial condition.

  Our International Expansion May Make It More Difficult to Manage Our Business.

     In June 2000, we completed the formation of VerticalNet Europe, our joint venture with British Telecommunications, plc and Internet Capital Group, while in July 2000, we completed the formation of VerticalNet Japan, our joint venture with Softbank Commerce Corp. We expect to further expand in international markets. However, this expansion strategy may fail if we cannot create or sustain international demand for our evolving business model and the products and services we offer. Moreover, even if we are able to identify appropriate international joint venture partners, we may not be able to negotiate the terms of any venture successfully, finance the venture or integrate our partners' business, products or technology into our existing business operations, or we may become dependent on our joint venture partners.

     To pursue our international expansion, we have established international operations and hired senior management to oversee these operations. We also plan to hire additional personnel and establish relationships with additional suppliers and strategic partners. This expansion will require significant management attention and financial resources and could have a negative effect on our business, financial condition and results of operations.

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

 Risk of Failure of Our Computer and Communications Hardware Systems Increases Without Back-Up Facilities.

     The performance of our computer and communications hardware systems is critical to our business and reputation, as well as our ability to process transactions, provide high quality customer service and attract and retain customers, suppliers, users and strategic partners. Any system interruptions that cause our vertical trade communities or our on-line exchange to be unavailable to users may reduce their attractiveness to advertisers, buyers and suppliers and could impair our business, financial condition and operating results. We do not currently have back-up or redundant facilities for our computer or communications hardware systems.

 Capacity Limits on Our Technology, Transaction Processing System and Network Hardware and Software May Be Difficult to Project and We May Not Be Able to Expand and Upgrade Our Systems to Meet Increased Use.

     As traffic on our vertical trade communities and our on-line exchange increases, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to project accurately the rate of increase of traffic on our vertical trade communities or on-line exchange. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our vertical trade communities and on-line exchange. If we do not appropriately upgrade our technology, systems and network hardware and software, our business, financial condition and operating results will suffer.

 Our Market Is Evolving and Is Characterized by Rapid Technological Change, Which We May Not Be Able to Keep Pace with in a Cost-Effective Way.

     The market for business-to-business e-commerce products and services is evolving and characterized by rapid technological change and frequent new product and service announcements. Significant technological changes could render our existing e-commerce or vertical trade community technology obsolete. If we are unable to respond to these developments successfully or do not respond in a cost-effective way, our business, financial condition and operating results will suffer. To be successful, we must adapt to our rapidly changing market by continually improving and enhancing the responsiveness, services and features of our vertical trade communities, by developing new services and technology to meet customer needs and by continuing to integrate our off-line exchange business with an on-line exchange. Our success will depend in part on our ability to acquire or license leading technologies useful in our business, which we may not to be able to do.

  Our Interests May Conflict with Those of Internet Capital Group, Our Largest Shareholder, Which May Affect Our Business Strategy and Operations Negatively.

     As a result of its stock ownership and board representation, Internet Capital Group is in a position to affect our business strategy and operations, including corporate actions such as mergers or takeover attempts, in a manner that could conflict with the interests of our public shareholders. At November 1, 2000, Internet Capital Group beneficially owned 25,318,644 shares, or approximately 28.9%, of our common stock, which includes 250,000 shares of our common stock underlying $5.0 million of our 5 1/4% convertible subordinated debt, and 478,624 shares of our common stock underlying warrants issued to Internet Capital Group prior to the IPO. Two representatives of Internet Capital Group are members of our board of directors. We may compete with Internet Capital Group for Internet-related opportunities as it seeks to expand its number of business-to-business assets, in part through acquisitions and investments. Internet Capital Group, therefore, may seek to acquire or invest in companies that we would find attractive. While we may partner with Internet Capital Group on future acquisitions or investments, we have no current contractual obligations to do so. We do not have any contracts or other understandings that would govern resolution of this potential conflict. This competition, and the potential conflict posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.
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

     Additionally, in order to avoid registration under the Investment Company Act of 1940, Internet Capital Group may need to own more than 25% of our voting securities. If its ownership interest falls below 25%, Internet Capital Group may need to purchase additional voting securities to return to an ownership interest of at least 25% in order to avoid having to register as an investment company. The possible need of Internet Capital Group to maintain a 25% ownership position could adversely influence its decisions regarding actions that may otherwise be in the best interests of our public shareholders.

     Additionally, significant changes in Internet Capital Group's ownership of our common stock could adversely affect our common stock's market price. For example, rather than purchase additional voting securities as described in the preceding paragraph, Internet Capital Group may choose to liquidate its position entirely to avoid having to register as an investment company. If Internet Capital Group sells all or part of its investment in us, whether to comply with the Investment Company Act of 1940, to raise additional capital or otherwise, then the market price of our common stock could fall.

 Our Success Depends on Our Key Personnel Who We May Not Be Able to Retain, and We May Not Be Able to Hire Enough Additional Personnel to Meet Our Needs.

     We believe that our success depends on continued employment of our senior management team. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. As of November 1, 2000, only one member of our senior management team had an employment agreement. We carry key person life insurance on certain, but not on all, of our senior management personnel.

     Our success also depends on having a highly trained technical staff, sales force, telesales group and customer service organization. We will need to continue to hire additional personnel as our business grows. Competition for personnel, particularly for employees with technical expertise, is intense. A shortage in the number of trained technical personnel, salespeople and customer service professionals could limit our ability to design, develop and implement our e-commerce solutions and other technology, increase sales in our existing vertical trade communities and make new sales as we launch new vertical trade communities and form other strategic relationships. Ultimately, our business, financial condition and operating results will be impaired if we cannot hire and retain suitable personnel.

  Our Success Depends on the Development of the E-Commerce Market, Which Is Uncertain.

     Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the marketplace and depends on the increased acceptance and use of the Internet as a medium of commerce. If e-commerce does not grow or grows more slowly than expected, our business will suffer. Our long-term success depends on widespread market acceptance of e-commerce.

     A number of factors could prevent such acceptance, including the following:

     - buyers may be unwilling to shift their purchasing from traditional vendors to on-line vendors;

     - the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

     - customers and suppliers may be unwilling to use on-line vendors due to security and confidentiality concerns;

     - increased government regulation or taxation may adversely affect the viability of e-commerce;

     - insufficient availability of, or changes in, telecommunication services could result in slower response times or inconsistent service quality;

     - e-commerce transactions generally lack the human contact that traditional suppliers provide; and

     - lack of availability of cost-effective, high-speed Internet service.

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

 Security Risks and Concerns May Deter the Use of the Internet For Conducting E-Commerce.

     The secure transmission of confidential information over the Internet is essential to maintaining customer and supplier confidence. Concerns regarding security of transactions and transmitting confidential information over the Internet may negatively impact our business. We believe that concerns regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevent many potential customers from engaging in on-line transactions. If we do not add sufficient security features to future product releases, our products may not gain market acceptance or we may incur additional legal exposure. We have included basic security features in some of our products to protect the privacy and integrity of customer data, such as password requirements for access to portions of our vertical trade communities. We currently use authentication technology, which requires passwords and other information to prevent unauthorized persons from accessing a customer's information. We also use encryption technology, which transforms information into a "code" designed to be unreadable by third parties, to protect confidential information such as credit card numbers in commerce transactions.

     Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more prevalent, our customers will become more concerned about security. Our failure to address these concerns adequately could impair our business, financial condition and operating results.

  Limited Internet Infrastructure May Harm Our Business.

     The significant growth of Internet traffic over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. These problems are caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. If our existing or potential customers experience frequent outages or delays on the Internet, our business may grow more slowly than we expect or even decline. Our ability to grow our business is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential customers. If improvements in the infrastructure supporting both the Internet and the internal networks of our customers and suppliers are not made timely, we may have difficulty obtaining new customers or maintaining our existing customers, either of which could reduce our potential revenues and have a negative impact on our business, results of operations and financial condition.

 We May Not Be Able to Protect Our Proprietary Rights and May Infringe the Proprietary Rights of Others.

     Proprietary rights are important to our success and our competitive position. As of November 1, 2000, we own and use 30 trademarks registered with the United States Patent and Trademark Office ("PTO"). Additionally, we have 46 applications for registration of various trademarks pending with the PTO. Outside of the United States, as of November 1, 2000, we own and use 14 trademarks registered with various foreign patent and trademark offices and have 39 applications pending with foreign patent and trademark offices. Likewise, as of November 1, 2000, we have 9 patent applications pending with the PTO and we own 1820 domain names. We may be unable to register, maintain and protect our proprietary rights adequately or to prevent others from claiming violations of their proprietary rights. Generally, our domain names for our vertical trade communities cannot be protected as trademarks because they are considered "generic" under applicable law. In addition, effective copyright, trademark, patent and trade secret protection may be unavailable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work. We also license content from third parties, which makes it possible that we could become subject to infringement actions based upon the content licensed from those third parties. We generally obtain representations as to the origin and ownership of such licensed content and indemnification from those third parties; however, this may not adequately
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

protect us. Any of these claims, regardless of their merit, could subject us to costly litigation and the diversion of our technical and management personnel.

 We May Be Subject to Legal Liability for Publishing or Distributing Content over the Internet.

     We may be subject to legal claims relating to the content on our vertical trade communities, or the downloading and distribution of such content. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content they offer. In addition, some of the content provided on our vertical trade communities is drawn from data compiled by other parties, including governmental and commercial sources, and we re-key the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Our business, financial condition and operating results could suffer materially if costs resulting from these claims are not covered by our insurance or exceed our coverage.

  We May Be Exposed to Product Liability and Other Commercial Claims.

     We face potential liability for claims based on the nature of the products that we sell and distribute, including claims for breach of warranty, product liability, misrepresentation, violation of governmental regulations and other commercial claims. Most of the manufacturers whose products we distribute have warranties on those products. We pass that warranty through to our customers whenever possible. However, in some instances we bear the risk of loss of revenue from the product sale if a purchaser does not pay for a defective product. Although we maintain general liability insurance, our insurance may not cover some claims or penalties, is subject to policy limits and exclusions and may not adequately indemnify us or our employees from any civil, governmental or criminal liability. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could have a negative effect on our business, financial condition and operating results.

 We Are Subject to Government Regulation That Exposes Us to Potential Liability and Negative Publicity.

     We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard and health information notices to purchasers, record keeping and licensing requirements applicable to our business during the entire transaction. However, our reliance on our suppliers may not be sufficient to protect our legal interests. For example, if we are held to be a seller or a distributor of regulated products because we took legal title, we may have inadvertently violated some governmental regulations by not having the appropriate license or permit. We are unable to verify that our suppliers have in the past complied, or will in the future comply, with all governmental or other legal requirements that may be applicable to our sales. We could be fined or exposed to potentially severe civil or criminal liability, including monetary fines and injunctions, and we could receive potential negative publicity, if the applicable governmental regulatory requirements have not been, or are not being, fully met by our suppliers or by us directly. Negative publicity, fines and liabilities could also occur if an unqualified person, or even a qualified customer, lacks the appropriate license or permits to sell, use or ship, or improperly receives a dangerous or unlicensed product through us. We do not maintain any reserve for potential liabilities resulting from government regulation.

     It is also possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. These laws and regulations may, for example, cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, access charges and information security. The enactment of such laws could have a negative effect on our business, financial condition and operating results.

  We May Not Have Sufficient Cash Flow From Operations To Service Our Debt.

     As of September 30, 2000, we had approximately $23.0 million in long term debt (including our outstanding 5 1/4% convertible subordinated debentures). Currently, we are not generating sufficient cash flow from our operations to satisfy our annual debt service payment obligations. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

  We May Require Additional Capital for Our Operations, Which Could Have Dilutive and Other Negative Effects on Our Shareholders.

     We currently anticipate that our cash on hand, existing borrowing arrangements, current investments (including equity interests in other entities) and other available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may need, or find it advantageous, to raise additional funds in the future to fund our rapid growth, pursue sales and licensing opportunities, develop new or enhanced products and services, respond to competitive pressures or acquire complementary businesses, technologies or services.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced and shareholders may experience additional dilution. These securities may also have powers, preferences and rights that are senior to those of the rights of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of acquisition opportunities, develop or enhance products or services or respond to competitive pressures. Any inability to do so could have a negative effect on our business, financial condition and results of operations.

  Shares Eligible for Future Sale by Our Current or Future Shareholders May Cause Our Stock Price to Decline.

     If our shareholders or optionholders sell substantial amounts of our common stock in the public market, including shares issued in connection with completed or future acquisitions or upon the exercise of outstanding options and warrants, then the market price of our common stock could fall.

     As of November 1, 2000, the holders of up to approximately 24,590,020 shares of common stock, warrants to purchase 2,127,038 shares of common stock and 101,450 shares of Series A preferred stock, which are initially convertible into approximately 1,167,770 shares of common stock, have demand and/or piggy-back registration rights. Under the terms of the Series A preferred stock, we may elect to pay the dividends payable thereunder by issuing shares of Series A preferred stock or shares of common stock, rather than paying cash dividends. As of September 30, 2000, cumulative dividends of $3.0 million had been earned by the holder of our Series A preferred stock, of which $1.5 million were earned, but not yet paid. The shares of common stock underlying any dividended shares of Series A preferred stock and any dividended shares of common stock are also subject to demand and piggyback registration rights. The exercise of such rights could adversely affect the market price of our common stock.

     We have filed a shelf registration statement to facilitate our acquisition strategy, as well as registration statements to register shares of common stock under our stock option and employee stock purchase plans. Shares issued pursuant to the shelf registration statement, upon exercise of stock options and in connection with our employee stock purchase plan will be eligible for resale in the public market without restriction.

     On October 31, 2000, we entered into an agreement with Sumitomo Corporation under which Sumitomo has agreed to purchase $30.0 million of our common stock, subject to the receipt of regulatory approval and the fulfillment of customary closing conditions. We granted Sumitomo limited demand and piggyback registration rights exercisable after the first anniversary of the closing. The sale of Sumitomo's shares on the public market could likewise adversely affect the market price of our common stock.

  Anti-Takeover Provisions and Our Right to Issue Preferred Stock Could Make a Third-Party Acquisition of Us Difficult.

     VerticalNet is a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. Our articles of incorporation provide that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third party to acquire us.

  Our Common Stock Price Is Likely to Remain Highly Volatile.

     The stock market in general, and the market for stocks of Internet-related and technology companies in particular, have been highly volatile. The market price of our common stock has been, and will likely continue to be, similarly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, many of these companies' stocks have also recorded lows well below their historical highs. Our stock may not trade at the same levels as other Internet-related or technology stocks, and these stocks in general may not sustain their current market prices.

     Factors that could cause such volatility may include, among other things:

     - actual or anticipated variations in quarterly operating results;

     - announcements of technological innovations;

     - new sales models or new products or services;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet or business-to-business e-commerce industries;

     - changes in the market valuations of other Internet or technology companies;

     - failure to meet analysts' or investors' expectations;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     - capital commitments;

     - additions or departures of key personnel; and

     - sales of common stock or instruments convertible into common stock.

     Many of these factors are beyond our control. These factors may cause the market price of our common stock to fall, regardless of our operating performance.

                                 THE COMPANIES

VERTICALNET, INC.
700 Dresher Road
Horsham, Pennsylvania 19044
(215) 328-6100

     VerticalNet, through its wholly owned subsidiaries, provides end-to-end e-commerce solutions targeted at distinct business segments through three strategic business units: VerticalNet Markets, VerticalNet Solutions and VerticalNet Exchanges.

     VerticalNet Markets includes 57 industry-specific digital marketplaces designed as online vertical trading communities and provides hosted e-commerce and community capabilities for corporate divisions and small and medium sized businesses. These vertical trade communities act as industry-specific comprehensive sources of information, interaction and electronic commerce; they offer product information, industry news, requests for proposals, directories, classifieds, job listings, discussion forums, a variety of electronic commerce opportunities for buyers and sellers and other services, such as online professional education courses and virtual trade shows. Each vertical trade community is individually branded, focuses on a single business sector and caters to individuals with similar professional interests. The vertical trade communities are designed to attract technical and purchasing professionals with specialized product requirements and purchasing authority or influence.

     VerticalNet Solutions builds digital marketplaces for industry alliances, independent Net market makers and global 2000 enterprises. VerticalNet Solutions offers the VerticalNet(TM) eMarketplace Suite, which is a comprehensive and innovative open platform solution that includes community, content and market design tools, multiple market mechanisms and transaction types, multi-party system interaction and a broad range of buy- and sell-side services. This eMarketplace Suite is an end-to-end solution that supports auctions, catalogs, exchanges requests for proposals, requests for quotations and structured negotiations. VerticalNet Solutions also offers customers a complete set of professional service offerings, including front-end design, implementation and integration services and back-end market hosting.

     VerticalNet Exchanges focuses on trading electronic components and hardware in open and spot markets. Our NECX subsidiary acts as a third-party intermediary, purchasing electronic components and hardware from various vendors for resale to foreign and domestic companies. The exchange operates quickly and anonymously to match buyers' and suppliers' needs, providing a solution to inventory imbalances that result from overcapacity or shortages within existing contractual relationships. NECX has overseas sales operations in Sweden, Ireland, Japan and Korea that serve European and Asian exchange customers.

SIERRACITIES.COM INC.
600 Travis Street, Suite 7050
Houston, Texas 77002
(800) 745-9292

     SierraCities, formerly First Sierra Financial, Inc., is a provider of e-finance solutions for small businesses. SierraCities offers online end-to-end business financing fulfillment solutions for specific equipment purchases and for general corporate purposes. SierraCities acquires, originates, sells and services equipment leases relating to a wide range of equipment, including computers and peripherals, software, telecommunications and diagnostic equipment, as well as other specialized equipment for the healthcare, automotive, food and hospitality industries. SierraCities funds the acquisition or origination of its leases from working capital or through its securitized warehouse facilities. From time to time, depending on market conditions, SierraCities securitizes the leases in portfolios that meet pre-established eligibility criteria by packaging them into a pool and selling securities backed by the leases through public offerings and private placement transactions.

     SierraCities acquires and originates leases primarily through its finance programs. SierraCities is provided protection from credit losses on some defaulted leases through a first lien security interest in the underlying equipment, recourse to the source of the lease, which is generally supported by holdback reserves withheld from amounts paid to the source of the lease upon purchase of the lease, or a combination of the above. Some of SierraCities' leases are originated through relationships with equipment vendors and individual lessees. In addition, SierraCities has in the past generated, and may in the future generate, income through the acquisition of lease portfolios and the subsequent sale of such portfolios at a premium.

                            BACKGROUND OF THE OFFER

     In October 1999, SierraCities engaged an investment banking firm to explore a possible sale. From October 1999 through April 2000, that firm contacted approximately 20 parties. In April 2000, SierraCities terminated the engagement of that investment bank.

     In April 2000, SierraCities announced that it had retained Donaldson, Lufkin & Jenrette Securities Corporation, referred to as DLJ, to advise it on the potential division of the SierraCities' technology and finance operations. Over the next four months, DLJ contacted approximately 55 parties to determine their interest in purchasing or investing in the technology or finance operations or other strategic transactions involving SierraCities. Twenty-seven of these parties executed confidentiality agreements and were sent confidential information memoranda. By September 2000, five of these parties had submitted preliminary indications of interest.

     In August and September 2000, these five parties conducted due diligence investigations. Three of these parties submitted further proposals, as set forth below. SierraCities circulated a form of merger agreement for these parties to review and use as the basis for proposals.

     On September 18, 2000, we submitted a proposal to acquire SierraCities for $7.00 per share, subject to adjustment based on the amount of cash realized from the disposition of assets prior to closing. We proposed that the purchase price would be payable in shares of our common stock and commenced negotiations with SierraCities regarding a possible merger agreement.

     On October 12, 2000, a third party submitted a proposal to acquire SierraCities. The proposal contained a price, payable in cash or the third party's stock, that was lower than $7.00 per share. On October 19, 2000, this party increased its proposed price, although the revised price was still lower than $7.00 per share. The parties commenced negotiations regarding a possible merger agreement.

     On October 19, 2000, the SierraCities board of directors met with its financial and legal advisors to consider the status of discussions with parties interested in a combination with SierraCities. The SierraCities board instructed management and its advisors to continue to seek the most favorable proposal that may be available.

     On October 20, 2000, we reaffirmed our proposed price of $7.00 per share, payable in shares of our common stock. The reaffirmed proposal, however, did not provide for a price adjustment mechanism, although it was conditioned on SierraCities' realizing specified financial and operational milestones by the closing of the transaction.

     On October 23, 2000, another third party submitted a proposal to acquire SierraCities. The proposal contained a price, payable in the third party's stock, that was lower than $7.00 per share.

     On October 30, 2000, the SierraCities board met to consider the three proposals. SierraCities management and representatives of DLJ and Dewey Ballantine LLP discussed the three proposals with the SierraCities board. At the direction of the SierraCities board, DLJ contacted the three parties to inform them that they were in a competitive situation and ask them to improve the terms of their proposals. We continued negotiations with SierraCities and were told that our proposal was the only one of the three which was conditioned upon achieving specified financial and operational milestones. We agreed to drop our condition that SierraCities realize specified pre-closing financial and operational milestones in exchange for SierraCities' agreement to use its reasonable best efforts to undertake certain actions designed to achieve such financial and operational milestones. Neither of the other parties improved the terms of its proposal.

     On November 5, 2000, the SierraCities board met to consider the merger agreement and related agreements being negotiated with us. Following a discussion of the issues and presentations by its financial and legal advisors, the SierraCities board voted to approve the merger agreement and related agreements by the unanimous vote of directors present, subject to the resolution of open issues. On the same day, our board of directors held a telephonic board meeting with its financial and legal advisors and management, and discussed the terms and conditions of the offer and the merger as set forth in the merger agreement and related agreements. Our board of directors approved the merger agreement and the related transactions, including the offer and the merger, by the unanimous vote of the directors present.

     We and SierraCities completed negotiation of the proposed combination and executed the merger agreement and related agreements following the close of business on November 6, 2000. Shortly thereafter, we and SierraCities issued a press release announcing the proposed combination.

     We plan to commence the offer as soon as possible following the filing of the registration statement of which this prospectus forms a part.

                                   THE OFFER

BASIC TERMS

     EXCHANGE OF SHARES; EXCHANGE RATIO. Through Truckee, we are offering to exchange a fraction of a share of our common stock based on an exchange ratio, described below, for each outstanding share of SierraCities common stock that is validly tendered and not properly withdrawn. If the average of the closing prices per share of our common stock on Nasdaq for each of the ten consecutive trading days ending on the trading day that is two days prior to the date on which we accept the shares tendered in the offer, which we refer to as the VerticalNet average trading price, is (1) less than $21.00, the SierraCities stockholders shall receive .3333 of a VerticalNet share for each SierraCities share, (2) at least $21.00 but less than or equal to $35.00, SierraCities stockholders shall receive a fraction of a VerticalNet share equal to $7.00 divided by the VerticalNet average trading price for each SierraCities share,
(3) more than $35.00 but less than or equal to $51.00, the SierraCities stockholders shall receive .20 of a VerticalNet share for each SierraCities share and (4) more than $51.00, SierraCities stockholders shall receive a fraction of a VerticalNet share equal to $10.20 divided by the VerticalNet average trading price for each SierraCities share. SierraCities has the right to terminate the merger agreement if the VerticalNet average trading price is less than $15.00. The VerticalNet average trading price cannot be determined at this time.

     ILLUSTRATIVE TABLE OF EXCHANGE RATIOS AND VALUE OF OFFER/MERGER CONSIDERATION. The columns in the following table present:

     - illustrative values of the exchange ratios that would result if the VerticalNet average trading price were within a range of $10.00 to $60.00 per share;

     - the fraction of a share of our common stock that would be issued for one share of SierraCities common stock at each of the VerticalNet average trading prices presented in the table; and

     - the illustrative values of the approximate consideration that would be issued in connection with the offer and the merger for one SierraCities common share, which illustrative values are determined by multiplying each of the VerticalNet average trading prices presented in the table by the corresponding exchange ratio.

                      VALUE OF OFFER/MERGER CONSIDERATION

                                                                                 APPROXIMATE
                   VERTICALNET AVERAGE                     EXCHANGE        CONSIDERATION VALUE PER
                      TRADING PRICE                         RATIO            SIERRACITIES SHARE
                   -------------------                     --------    -------------------------------
                                                                       (ROUNDED TO NEAREST WHOLE CENT)
                                                                       -------------------------------
$10.00*..................................................    .3333                 $ 3.33
$15.00*..................................................    .3333                 $ 5.00
$20.00...................................................    .3333                 $ 6.67
$21.00...................................................    .3333                 $ 7.00
$25.00...................................................    .2800                 $ 7.00
$30.00...................................................    .2333                 $ 7.00
$35.00...................................................    .2000                 $ 7.00
$40.00...................................................    .2000                 $ 8.00
$45.00...................................................    .2000                 $ 9.00
$50.00...................................................    .2000                 $10.00
$51.00...................................................    .2000                 $10.20
$55.00...................................................    .1855                 $10.20
$60.00...................................................    .1700                 $10.20

---------------
* SierraCities has the right to terminate the merger agreement if the VerticalNet average trading price is less than $15.00.

     THE VALUES OF OUR COMMON SHARES IN THE TABLE ABOVE ARE ILLUSTRATIVE ONLY AND DO NOT REPRESENT THE ACTUAL AMOUNTS PER SIERRACITIES COMMON SHARE THAT MIGHT BE REALIZED BY ANY SIERRACITIES STOCKHOLDER ON OR AFTER CONSUMMATION OF THE OFFER OR THE MERGER. THE AMOUNT ANY SIERRACITIES STOCKHOLDER MIGHT REALIZE UPON SALE IN THE MARKET OF OUR COMMON SHARES RECEIVED BY THE STOCKHOLDER IN THE OFFER OR THE MERGER WILL DEPEND UPON THE MARKET PRICE PER SHARE OF OUR COMMON SHARES AT THE TIME OF SALE, WHICH WILL FLUCTUATE DEPENDING UPON ANY NUMBER OF REASONS, INCLUDING THOSE SPECIFIC TO US AND THOSE THAT INFLUENCE THE TRADING PRICES OF EQUITY SECURITIES GENERALLY.

     FLUCTUATIONS IN MARKET PRICE. Because the VerticalNet average trading price is an average of closing prices, it might be different from the actual market value of a share of our common stock on the date we issue shares to the SierraCities stockholders. The market value of our shares that you will receive in exchange for each share of SierraCities might actually be less than the dollar amount indicated in the above table on the date we issue shares to you. In addition, prior to the consummation of the offer, the fraction of a share of our common stock you will receive for each share of SierraCities common stock will change as the trading price of our common stock changes.

     MORE INFORMATION ABOUT THE FINAL EXCHANGE RATIO. We will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC. SierraCities stockholders can call our information agent, D.F. King & Co., Inc., at any time toll free at (800) 628-8510 to request information about the VerticalNet average trading price, including the final exchange ratio for the offer, once determined.

     TRANSFER CHARGES. If you tender your shares, you will not be obligated to pay any charges or expenses of the exchange agent. If you own your shares through a broker or other nominee, and your broker exchanges the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

     MERGER. We are making this offer in order to acquire at least two thirds of the common equity interest in SierraCities. We intend, as soon as possible after consummation of the offer, to seek to have SierraCities and Truckee consummate the merger. At the effective time of the merger, each share of SierraCities common stock, except for shares held by SierraCities, us, Truckee or, if applicable, stockholders exercising appraisal rights, will be converted into the right to receive the same fraction of one of our shares per SierraCities share as is paid in the offer, subject to any applicable appraisal rights that may be available under Delaware law. If we obtain all of the shares of SierraCities pursuant to the offer and the merger, and if the VerticalNet average trading price is $51.00 or less, former stockholders of SierraCities will most likely own between 4% and 7% of the shares of our common stock, based upon the respective number of shares we and SierraCities had outstanding on November 6, 2000. The exact percentage of our shares that former SierraCities stockholders will hold is dependent on the final exchange ratio, which is not known at this time.

     STOCKHOLDERS LIST. We have relied on SierraCities' stockholders list and security position listings to communicate with you and to distribute the offer to you. We may send this prospectus, related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on SierraCities' stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing.

TIMING OF THE OFFER

     The offer is currently scheduled to expire at midnight, New York City time, on December 14, 2000.

EXTENSION, TERMINATION AND AMENDMENT

     If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer and the conditions could reasonably be expected to be satisfied, we will extend the offer from time to time for such amount of time as is reasonably necessary to permit such conditions to be satisfied or waived, provided that no single extension shall exceed ten business days without the prior written consent of SierraCities. We also reserve the right, in our sole discretion, subject to the provisions of the merger agreement, at any time or from time to time, (a) to extend the offer for any period required by any rule or regulation of the SEC applicable to the offer and
(b) if more than 80% but less than 90% of the outstanding shares shall have been validly tendered pursuant to the offer as of the scheduled or extended expiration date, to extend the offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (a) of this sentence.

     If we extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all SierraCities shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your SierraCities shares. You should read the discussion below under the caption "-- Withdrawal Rights" for more details.

     We reserve the right to increase the exchange ratio or to make any other changes in the terms and conditions of the offers by giving oral or written notice of such change to the exchange agent and by making a public announcement, provided that, without the prior written consent of SierraCities, we cannot (a) amend or waive the minimum tender condition or (b) change the form of consideration to be paid, decrease the price per share or the number of shares sought in the offer, impose conditions to the offer in addition to those set forth in the merger agreement, extend the expiration date of the offer beyond the initial expiration date of the offer (except as provided above) or make any other change that is adverse to the holders of the shares.

     Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire.

     If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of SierraCities shares being sought or the consideration offered to you, that change will apply to all holders whose SierraCities shares are accepted for exchange pursuant to the offer. If, at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE OF SIERRACITIES SHARES; DELIVERY OF OUR COMMON STOCK

     Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any such extension or amendment, we will accept, and will exchange, SierraCities shares validly tendered and not withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC and the terms of the merger agreement, we expressly reserve the right to delay acceptance for exchange or exchange of SierraCities shares in order to comply with any applicable law. In all cases, exchange of SierraCities shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of:

     - certificates for those SierraCities shares or a confirmation of a book-entry transfer of those SierraCities shares in the exchange agent's account at the Depository Trust Company, which we refer to as DTC;

     - a properly completed and duly executed letter of transmittal (or a facsimile of that document) or agent's message if applicable; and

     - any other required documents.

     You should read the information under the caption "The Offer -- Procedure for Tendering" for more details on tendering your shares.

     For purposes of the offer, we will be deemed to have accepted for exchange SierraCities shares validly tendered and not withdrawn as, if and when we notify the exchange agent of our acceptance for exchange of SierraCities shares tendered pursuant to the offer. The exchange agent will deliver our common stock in exchange for SierraCities shares pursuant to the offer as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving our common stock from us and transmitting such stock to you. The exchange agent will also act as agent for the tendering stockholders for the purpose of aggregating and selling the fractional shares which would otherwise be issued and distributing the proceeds pro rata to those former stockholders.

     If we do not accept any tendered SierraCities shares pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more SierraCities shares than are tendered, we will return certificates for such tendered SierraCities shares or untendered SierraCities shares, as the case may be, without expense to the tendering stockholder. In the case of SierraCities shares tendered by book-entry transfer of such SierraCities shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "-- Procedure for Tendering" are not accepted for transfer, those SierraCities shares will be credited to an account maintained within DTC as soon as practicable following expiration or termination of the offer.

     If we increase the consideration offered to SierraCities stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders whose SierraCities shares are tendered pursuant to the offer, whether or not such SierraCities shares were tendered or accepted for exchange prior to the increase in consideration.

CASH INSTEAD OF FRACTIONAL SHARES OF OUR COMMON STOCK

     We will not issue certificates representing fractional shares of our common stock pursuant to the offer or the subsequent merger. Instead, the exchange agent will aggregate and sell the fractional shares which would otherwise be issued and distribute the proceeds to the tendering stockholders pro rata based on the fraction of a share attributed to each such stockholder. You will not receive any interest on the cash to be given for fractional shares, even if there is a delay in making the exchange and payment.

WITHDRAWAL RIGHTS

     Your tender of SierraCities shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, SierraCities shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date. If we elect to provide a subsequent offering period, you will not have the right to withdraw SierraCities shares that you tender in the subsequent offering period.

     For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this prospectus, and your

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

notice must include your name, address, social security number, the certificate number(s), the number of SierraCities shares to be withdrawn and the name of the registered holder, if different from you.

     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, any of which are an "eligible institution," unless those SierraCities shares have been tendered for the account of any eligible institution. If SierraCities shares have been tendered pursuant to the procedures for book-entry exchange discussed under the caption entitled
"-- Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn SierraCities shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the SierraCities shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates. We, working in conjunction with the exchange agent, will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any SierraCities shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn SierraCities shares by following one of the procedures discussed under the captions entitled "-- Procedure for Tendering" or "-- Guaranteed Delivery" at any time prior to the expiration date.

PROCEDURE FOR TENDERING

     For you to validly tender SierraCities shares pursuant to the offer, (a) the enclosed letter of transmittal, properly completed and duly executed (or a manually executed facsimile of that document), along with any required signatures, guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus, and certificates for SierraCities shares tendered must be received by the exchange agent at such address or those SierraCities shares must be tendered pursuant to the procedures for book-entry exchange set forth below and a confirmation of receipt of such tender received, which confirmation we refer to below as a "book-entry confirmation," in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the SierraCities shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against such participant.

     The exchange agent will establish accounts with respect to the SierraCities shares at DTC for purposes of the offer and any financial institution that is a participant in DTC may make book-entry delivery of the SierraCities shares by causing DTC to transfer such SierraCities shares into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of SierraCities shares may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which SierraCities shares are tendered either by a registered holder of SierraCities shares who has not

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

completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for SierraCities shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for untendered SierraCities shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     The method of delivery of SierraCities share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that stockholders use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure timely delivery.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH, IF ANY, RECEIVED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

     EACH SIERRACITIES STOCKHOLDER THAT RECEIVES OUR COMMON SHARES IN THE OFFER AND/OR THE MERGER SHOULD FILE A STATEMENT WITH HIS, HER OR ITS FEDERAL INCOME TAX RETURN SETTING FORTH THE STOCKHOLDER'S BASIS IN THE SIERRACITIES SHARES SURRENDERED AND THE FAIR MARKET VALUE OF THE OUR COMMON SHARES AND THE PROCEEDS FROM THE SALE OF FRACTIONAL SHARES RECEIVED IN THE OFFER AND THE MERGER, AND SHOULD RETAIN PERMANENT RECORDS OF THESE FACTS RELATING TO THE OFFER AND THE MERGER.

GUARANTEED DELIVERY

     If you wish to tender SierraCities shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your SierraCities shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

        - you make your tender by or through an eligible institution;

        - the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, or an agent's message with respect to a guaranteed delivery that is accepted by Truckee, is received by the exchange agent as provided below on or prior to the expiration date; and

        - the certificates for all SierraCities shares to be tendered (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal, or a properly transmitted agent's message, are received by the exchange agent within three Nasdaq trading days after the date of execution of such notice of guaranteed delivery.

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

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your SierraCities shares tendered and accepted for exchange by us and with respect to any and all other SierraCities shares and other securities issued or issuable in respect of the SierraCities shares on or after November 16, 2000. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit with the exchange agent the shares of our common stock for SierraCities shares that you have tendered. All such proxies shall be considered coupled with an interest in the tendered SierraCities shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies and, if given, they will not be deemed effective. Our designees will, with respect to the SierraCities shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of SierraCities' stockholders or otherwise. We reserve the right to require that, in order for SierraCities shares to be deemed validly tendered, immediately upon our acceptance for exchange of those SierraCities shares, we must be able to exercise full voting rights with respect to such SierraCities shares.

     We will determine questions as to the validity, form, eligibility, time of receipt and acceptance for exchange of any tender of SierraCities shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of SierraCities shares that we determine are not in proper form or the acceptance for exchange of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer, other than the minimum tender condition, or any defect or irregularity in the tender of any SierraCities shares. No tender of SierraCities shares will be deemed to have been validly made until all defects and irregularities in tenders of SierraCities shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any SierraCities shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions thereto, will be final and binding.

     The tender of SierraCities shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

PURPOSE OF THE OFFER; THE MERGER; APPRAISAL RIGHTS

     Purpose. We are making the offer in order to acquire control of at least two thirds of the common equity interest in SierraCities. The offer is the first step in our acquisition of SierraCities and is intended to facilitate the acquisition of all SierraCities shares. You will not have appraisal rights as a result of consummation of the offer. We intend, as soon as practicable after consummation of the offer, to seek to merge Truckee, our wholly owned subsidiary, with SierraCities. The purpose of the merger is to acquire all SierraCities shares not tendered and exchanged pursuant to the offer. At the effective time of the merger, each share of SierraCities common stock, except for shares held by SierraCities, us, Truckee or, if applicable, stockholders exercising appraisal rights will be converted into the right to receive the same fraction of a share of our common stock per SierraCities share as was paid in the offer, subject to appraisal rights that may be available under Delaware law. Assuming satisfaction or waiver of the conditions to the merger, we are obligated to consummate the merger as promptly as practicable.

     Approval of the Merger. Under SierraCities' certificate of incorporation, the approval of the board of directors and the affirmative vote of the holders of two thirds of its outstanding shares are required to approve and adopt a merger and a merger agreement. The SierraCities board of directors has previously approved the merger. Accordingly, if we complete the offer, and the minimum tender condition is satisfied,

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

we would have a sufficient number of SierraCities shares to approve the merger without the affirmative vote of any other holder of SierraCities shares. Therefore, unless the merger is consummated in accordance with the short form merger provisions under Delaware law described below, in which case no action by the stockholders of SierraCities will be required to consummate the merger, the only remaining corporate action of SierraCities will be the approval and adoption of the merger agreement by the affirmative vote of two thirds of the outstanding SierraCities shares.

     Possible Short Form Merger. Section 253 of the Delaware General Corporation Law would permit the merger to occur without a vote of SierraCities stockholders (a "short form merger") if we were to acquire at least 90% of the outstanding SierraCities shares in the offer or otherwise (including as a result of purchases by us during any subsequent offering period). If, however, we do not acquire at least 90% of the then outstanding SierraCities shares pursuant to the offer or otherwise, and a vote of SierraCities' stockholders is required under Delaware law, a longer period of time will be required to effect the merger.

     Appraisal Rights. SierraCities stockholders do not have appraisal rights in connection with the offer.

     If more than two thirds but less than 90% of the outstanding SierraCities shares are validly tendered and not properly withdrawn in the offer, we will effect a long form merger, as described above, as permitted under Section 251 of the Delaware General Corporation Law. SierraCities stockholders who have not exchanged their SierraCities shares in the offer will not have appraisal rights in connection with a long form merger.

     However, if at least 90% of the outstanding SierraCities shares are validly tendered and not properly withdrawn in the offer, we will effect a short form merger, as described above, as permitted under Section 253 of the Delaware General Corporation Law. SierraCities stockholders at the time of a short form merger will have the right, under Section 262 of the Delaware General Corporation Law, to dissent and demand appraisal of their SierraCities shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their SierraCities shares, exclusive of any element of value arising from the accomplishment or expectation of the merger and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the Delaware General Corporation Law, and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination.

CONDITIONS OF THE OFFER

     The offer is subject to a number of conditions, including those described below:

  Minimum Tender Condition

     There must be validly tendered, and not withdrawn prior to the expiration of the offer, a number of SierraCities shares which will constitute at least two thirds of the total number of outstanding SierraCities shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for SierraCities shares had been so converted, exercised or exchanged) as of the date that we accept the SierraCities shares pursuant to the offer. We call this the "minimum tender condition." Based on information supplied by SierraCities, the number of shares needed to satisfy the minimum tender condition would have been 12,699,093 as of November 6, 2000.

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

  Antitrust Condition

     The waiting period, and any extension thereof, applicable to the offer and the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," and any other applicable antitrust law must have expired or been terminated. We call this the "antitrust condition."

  Registration Statement Effectiveness Condition

     The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We call this the "registration statement effectiveness condition."

  Other Conditions of the Offer

     The offer is also subject to the conditions that, at the time of acceptance for exchange of SierraCities shares pursuant to the offer:

     - there shall not have been any action taken, or judgment entered, or similar barrier imposed, by any court or other governmental entity that directly or indirectly (a) prohibits, or makes illegal, the acceptance for payment of or payment for SierraCities shares or the consummation of the offer or the merger, (b) renders Truckee unable to accept for payment, or pay for, some or all of the SierraCities shares, (c) imposes material limitations on our ability to effectively exercise full rights of ownership of the SierraCities shares, including the right to vote the SierraCities shares purchased by it on all matters properly presented to SierraCities' stockholders, (d) prohibits or imposes any material limitations on our direct or indirect ownership or operation of all or a material portion of our business or assets or SierraCities' business or assets, (e) compels us to dispose of or hold separate any material portion of our business or assets or the business or assets of SierraCities, (f) obliges SierraCities or us to pay material damages in connection with the transactions contemplated by the merger agreement or
       (g) otherwise constitutes a material adverse effect on SierraCities or, as a result of the transactions contemplated by the merger agreement, us.

     - SierraCities shall not have breached or failed to perform in any material respect its covenants and obligations under the merger agreement, which failure to perform is not cured within ten business days after giving of written notice to SierraCities;

     - the representations and warranties of SierraCities contained in the merger agreement shall have been true and correct both when made and as of the expiration of the offer as if made on and as of that time, other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of that date, except for such failures to be true and correct, without giving effect to any materiality qualifiers, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SierraCities;

     - the board of directors of SierraCities shall not have publicly withdrawn or modified or changed in a manner adverse to us, including by amendment of the Schedule 14D-9 filed by SierraCities, its recommendation of the offer, the merger, the merger agreement, and the board of directors of SierraCities, shall not have publicly recommended to the stockholders of SierraCities any alternative acquisition proposal or resolved to do so or publicly announced an intention to do so;

     - the merger agreement shall not have been terminated in accordance with its terms;

     - no person or group, as defined in Exchange Act Section 13(d)(3), other than us or any of our subsidiaries, shall have become the beneficial owner, as defined in Exchange Act Rule 13d-3, of 20% or more of the outstanding shares of common stock of SierraCities;

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

     - there shall not have occurred since September 30, 2000 any events, occurrences, states or actions that, individually or in the aggregate, have had or are reasonably likely to have, a material adverse effect on SierraCities; and

     - SierraCities shall have executed the waiver agreement contemplated in the merger agreement in order to remove some of its lease portfolio assets from its consolidated balance sheet, the execution of which will not involve transactions with any third parties.

     The conditions of the offer described above are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions, including any action or inaction by us. We may waive these conditions in whole or in part. The determination as to whether any condition has been satisfied shall be in our good faith judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the failure of a condition in order to delay exchange or cancel our obligation to exchange properly tendered SierraCities shares, we will either promptly exchange or return such SierraCities shares.

     The merger agreement provides that we may not purchase shares in the offer, unless as of the date of the expiration of the offer, we and SierraCities shall have been advised by Cooley Godward LLP and Dewey Ballantine LLP, respectively, that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger will constitute a reorganization. See "Material Federal Income Tax Consequences."

REGULATORY APPROVALS

     We and SierraCities have agreed in the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger which are described above under "-- Conditions of the Offer -- Antitrust Condition," the SEC's declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under Delaware corporate law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

     Under the HSR Act and the related rules, neither the offer nor the merger may be completed until we and SierraCities notify and furnish information to the Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. In connection with the merger, on November 14, 2000, we filed with the FTC and the Antitrust Division the required notification and report forms under the HSR Act. SierraCities shall file its required notification and report forms under the HSR Act as promptly as possible after November 14, 2000. The applicable waiting period under the HSR Act relating to the merger is scheduled to expire at midnight on December 14, 2000 unless it is earlier terminated or extended by a request for additional information.

     At any time before or after the completion of the merger, either the Antitrust Division or the FTC could take any action under U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets owned by us or SierraCities. Private parties and state attorneys general may also bring actions under U.S. antitrust laws depending on the circumstances. Although we believe that the merger does not raise serious concerns under U.S. antitrust laws, we can give no assurance that a challenge to the merger on antitrust grounds will not be made or, if this challenge is made, that it would not be successful.

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

EFFECTS OF OFFER

  Reduced Liquidity; Possible Delisting

     According to SierraCities, there were, as of November 6, 2000, 19,048,640 SierraCities common shares outstanding. The tender of SierraCities shares pursuant to the offer will reduce the number of holders of SierraCities shares and the number of SierraCities shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining SierraCities shares held by the public. SierraCities shares are listed and principally traded on the Nasdaq National Market. Depending on the number of SierraCities shares acquired pursuant to the offer, following consummation of the offer, SierraCities shares may no longer meet the requirements of Nasdaq for continued listing.

     The NASD's requirements for continued inclusion in the Nasdaq National Market, among other things, require that an issuer have either:

     - at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5.0 million and net tangible assets of at least $4.0 million and at least two registered and active market makers for the shares; or

     - at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15.0 million and at least four registered and active market markers, and either:

        - a market capitalization of at least $50.0 million; or

        - total assets and total revenue of at least $50.0 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

     The shares might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD's rules provide that the shares would no longer be "qualified" for Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of the offer, the shares of SierraCities no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq and the shares were no longer included in the Nasdaq National Market or in any other tier of the Nasdaq, the market for the shares could be adversely affected.

     If Nasdaq were to delist the SierraCities shares, including after the exchange of shares in the offer but prior to the merger, the market for them could be adversely affected. It is possible that SierraCities shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or by other sources. The extent of the public market for the SierraCities shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the SierraCities shares remaining at such time, the interest in maintaining a market in the SierraCities shares on the part of securities firms, the possible termination of registration of SierraCities shares under the Exchange Act, as described below under "-- Registration under the Exchange Act," and other factors.

     We intend to consummate the merger as soon as possible following completion of the offer. No shares of SierraCities will remain publicly traded upon completion of the merger.

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

  Status as "Margin Securities"

     The SierraCities shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of SierraCities shares. Depending on the factors similar to those described above with respect to listing and market quotations, following the completion of the offer, the SierraCities shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the SierraCities shares would be ineligible as collateral for margin loans made by brokers.

  Registration under the Exchange Act

     SierraCities shares are currently registered under the Exchange Act. SierraCities can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange or market and if there are fewer than 300 holders of record of SierraCities shares. Termination of registration of the SierraCities shares under the Exchange Act would reduce the information that SierraCities must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to SierraCities shares. Furthermore, the ability of "affiliates" of SierraCities and persons holding "restricted securities" of SierraCities to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

FRACTIONAL SHARES

     We will not issue to SierraCities stockholders fractional shares of our common stock pursuant to the offer or the subsequent merger. Instead, the exchange agent will aggregate and sell the fractional shares which would otherwise be issued and distribute the proceeds to the former SierraCities stockholders. None of the cash for fractional shares will come from us.

RELATIONSHIPS WITH SIERRACITIES

     Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SierraCities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions within the last two years between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and SierraCities or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     On September 30, 1999, we entered into an agreement with SierraCities pursuant to which they agreed to develop and maintain a co-branded Web site. The approximate dollar amount of the transaction was $250,000. Except with respect to this co-branded Web site agreement and as set forth in this prospectus, neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has within the last two years entered into any transaction with SierraCities or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

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ACCOUNTING TREATMENT

     Our acquisition of SierraCities would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that SierraCities' results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

FEES AND EXPENSES

     We have retained Morgan Stanley & Co. Incorporated to provide certain financial advisory services to us in connection with the offer and the merger. Morgan Stanley will receive customary compensation for these services. We have also agreed to reimburse Morgan Stanley for its expenses, including the fees and expenses of its counsel, in connection with its engagement, and we have agreed to indemnify Morgan Stanley and related persons against certain liabilities and expenses in connection with its services as financial advisor, including certain liabilities and expenses under the federal securities laws. From time to time, Morgan Stanley and its affiliates may actively trade the debt and equity securities of SierraCities for their own account or for the accounts of customers and, accordingly, may hold a long or short position in these securities.

     We have retained D.F. King & Co., Inc. to act as the information agent in connection with the offer. The information agent may contact holders of SierraCities shares by mail, telephone, or other means and may request brokers, dealers and other nominee stockholders to forward the offer materials to beneficial owners of SierraCities shares. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the information agent against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

     In addition, we have retained American Stock Transfer & Trust Company as the exchange agent. We will pay the exchange agent customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     We will not pay any fees or commissions to any broker, dealer or other persons (other than the information agent) for soliciting tenders of SierraCities shares pursuant to the offer.

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                 THE MERGER AGREEMENT AND THE TENDER AGREEMENTS

     The merger agreement and the form of the tender agreements are filed as Annex A and Annex B, respectively, to this prospectus. We believe the following summary describes the material terms of the merger agreement and the tender agreements. This summary, however, does not purport to describe all the terms of the agreements. We recommend that you read carefully the complete agreements for their precise terms and other information that may be important to you.

                              THE MERGER AGREEMENT

THE OFFER

     Conditions. Our obligation to complete the offer is subject to the conditions described on pages 49 through 51 of this prospectus and include the minimum tender condition, the antitrust condition and the registration statement effectiveness condition.

     We have agreed that, without the prior written consent of SierraCities, no change may be made to the offer that:

     - changes the form of consideration to be paid;

     - decreases our offering price per share for SierraCities common stock or the number of shares of SierraCities common stock sought in the offer;

     - imposes conditions to the offer in addition to those set forth in the merger agreement or amends or waives the minimum tender condition;

     - extends the expiration date of the offer, other than as described below;
       or

     - makes any other change to any condition to the offer which is adverse to the holders of SierraCities shares.

     Consideration. The merger agreement provides for the consideration that we will pay in the offer. This consideration consists of a number of shares of our common stock calculated using an exchange ratio based on the VerticalNet average trading price. For a more thorough description of those matters, refer to the discussion under "The Offer," including under the caption "-- Basic Terms."

     Expiration or Termination of the Offer. We have agreed that if, at a scheduled expiration date of the offer, the conditions to the offer have not been satisfied or waived, other than conditions which are not capable of being satisfied, we will extend the expiration date of the offer for an additional amount of time, which shall not be longer than ten business days, without the written consent of SierraCities, as is reasonably necessary to cause the offer conditions to be satisfied. We have the right to extend the offer for any period required by any rule or regulation of the SEC and, if more than 80% but less than 90% of the outstanding shares of SierraCities common stock have been tendered as of a scheduled expiration date, we have the right to extend the offer for not more than five business days beyond the latest expiration date that would otherwise be permitted.

THE MERGER

     Completion of the Merger. If the conditions to the merger are satisfied or waived in accordance with the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time of the merger, Truckee will merge with SierraCities. SierraCities will survive the merger as our wholly owned subsidiary.

     Effective Time of the Merger. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State. The filing of the certificate of merger will take place as soon as practicable, but no later than the second business day, after satisfaction or waiver of the conditions described below under "-- Conditions to the Completion of the Merger" on page 60.

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

     Additional Effects of the Merger.  Upon completion of the merger:

     - each outstanding share of capital stock of Truckee shall be converted into and become one share of common stock of SierraCities, as the corporation surviving the merger;

     - each outstanding share of SierraCities common stock shall be converted into the right to receive a fraction of a share of our common stock equal to the exchange ratio;

     - each share of SierraCities common stock that is owned by us or Truckee or held in the SierraCities treasury, other than shares of SierraCities common stock held in a SierraCities benefit plan, shall automatically be canceled and retired and shall cease to exist;

     - the directors and officers of Truckee at the effective time of the merger shall become the directors and officers of SierraCities, as the corporation surviving the merger;

     - the certificate of incorporation of Truckee at the effective time of the merger shall become the certificate of incorporation of SierraCities, as the corporation surviving the merger, except that the certificate of incorporation of Truckee shall be amended to provide that SierraCities.com Inc. shall be the name of the corporation surviving the merger; and

     - the bylaws of Truckee at the effective time of the merger will become the bylaws of SierraCities, as the corporation surviving the merger.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Exchange Agent. At the time the merger becomes effective, we will deposit with the exchange agent certificates representing the number of whole shares of our common stock issuable pursuant to the merger agreement in exchange for the outstanding shares of SierraCities common stock. We will also deposit with the exchange agent a certificate representing the aggregated fractional shares which would otherwise be issued in exchange for the surrendered SierraCities shares pursuant to the merger agreement. Soon after the completion of the merger, the exchange agent will send a letter to each person who was a SierraCities stockholder at the time the merger became effective. The letter will contain instructions on how to surrender SierraCities stock certificates to the exchange agent and receive shares of our common stock. See "The Offer -- Procedure for Tendering."

     Dividends. Holders of SierraCities shares will not be entitled to receive any dividends or other distribution with respect to our shares declared by us after the effective time of the merger until they exchange their SierraCities stock certificates for certificates representing shares of our common stock. Once they deliver their SierraCities stock certificates to the exchange agent for exchange, those stockholders will be entitled to receive the amount of dividends or distributions, without interest, with a record date after the effective time of the merger.

     Fractional Shares. No fractional shares of our common stock will be issued upon the surrender of certificates representing SierraCities shares. SierraCities stockholders will not have any dividend, voting or other rights of a VerticalNet shareholder with respect to such fractional shares. The exchange agent shall aggregate and sell fractional shares otherwise issuable under the merger agreement on the Nasdaq National Market. Following such sale, the exchange agent shall deliver to the former holders of SierraCities stock otherwise entitled to receive a fractional share a check in an amount equal to such stockholder's pro rata interest in the sale proceeds, based on the fraction of a share of our common stock attributable to such stockholder.

     Dissenting Shares; Appraisal Rights. If dissenters rights are applicable to the merger under the Delaware General Corporation Law, any shares of SierraCities capital stock held by a person who does not vote to approve the merger and complies with all the provisions of the Delaware General Corporation Law concerning the right of holders of shares to dissent from the merger and require payment of fair value for their shares shall not be converted as described in the merger agreement, but shall be converted into the right to receive such consideration as may be determined to be due to a dissenting stockholder pursuant to the Delaware General Corporation Law. If, after the time the merger becomes effective, a dissenting
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

stockholder withdraws his demand or fails to perfect or otherwise loses his rights as a dissenting stockholder to payment of fair value, in any case pursuant to the Delaware General Corporation Law, the stockholder's SierraCities shares shall be deemed to be converted as of the time the merger became effective into the right to receive shares of our common stock. SierraCities has agreed to give us prompt notice of any demands for fair value for SierraCities shares received by SierraCities and the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. SierraCities has agreed to make all payments made to any dissenting stockholders out of its own funds without reimbursement by us. SierraCities stockholders who tender their SierraCities shares during the offer would not have appraisal rights in connection with a merger. In the event of a short form merger, information regarding the Delaware General Corporation Law requirements will be provided to SierraCities stockholders who have not tendered their SierraCities shares.

SIERRACITIES BOARD OF DIRECTORS

     Upon acceptance for exchange of SierraCities shares in the offer, we will be entitled to designate a number of SierraCities directors, rounded up to the next whole number, equal to the percentage of total outstanding SierraCities shares then held by us multiplied by the total number of SierraCities directors. However, until the merger has been completed, we and SierraCities shall use best efforts to ensure that the SierraCities' board of directors shall always have at least two members who were directors of SierraCities prior to the completion of the offer. The merger agreement provides that, prior to the effective time of the merger, if our designees are elected to the SierraCities board, the affirmative vote of a majority of the continuing SierraCities directors will be required to:

     - amend or terminate the merger agreement;

     - waive compliance with any of the agreements or conditions under the merger agreement which are beneficial to SierraCities;

     - extend the time for performance of our or Truckee's obligations under the merger agreement; or

     - approve any other action by SierraCities which adversely affects the interests of SierraCities' stockholders, other than us and our affiliates.

SIERRACITIES STOCK OPTIONS AND EMPLOYEE BENEFITS

     Stock Options. At the time the merger becomes effective, each outstanding option to purchase SierraCities common stock, whether or not exercisable or vested, shall be cancelled in exchange for a lump sum cash payment payable by SierraCities, as the surviving corporation of the merger. Such cash payment shall equal the number of SierraCities shares subject to the option, whether or not vested, multiplied by the excess, if any, of the VerticalNet average trading price multiplied by the exchange ratio, over the exercise price attributed to the stock option.

     For more information on the treatment of SierraCities stock options in connection with the offer and the merger, please refer to Item 3 of SierraCities' Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to SierraCities stockholders together with this prospectus.

     Employee Benefits. We have agreed to give credit under all employee benefit plans, programs, policies and arrangements maintained by us or the surviving corporation to each employee of SierraCities or its subsidiaries for all service with SierraCities or its subsidiaries. In addition, we have agreed, for a period of one year following the date the merger becomes effective, to provide employees of SierraCities and its subsidiaries who are retained by us with health and welfare benefits no less favorable in the aggregate than those benefits provided to our similarly situated employees.

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of SierraCities Business Pending the Merger. SierraCities has agreed that, except as expressly contemplated by the merger agreement and unless we consent in advance in writing, during the

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

period from the execution and delivery of the merger agreement to the date that our designees constitute a majority of the members of the SierraCities board of directors, SierraCities and its subsidiaries will carry on their respective businesses in substantially the same manner as conducted before the date of the merger agreement.

     Conduct of Our Business Pending the Merger. The merger agreement provides that, except as expressly contemplated by the merger agreement, during the period from the execution and delivery of the merger agreement to the date the merger becomes effective, unless SierraCities consents in advance in writing, we will not, directly or indirectly, do any of the following:

     - amend or propose to amend our articles of incorporation or bylaws;

     - split, combine or reclassify any outstanding shares of our capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to our capital stock other than as required by the terms of securities outstanding on the date of the merger agreement;

     - redeem, purchase, acquire or offer to acquire any shares of our capital stock, other than as required by the terms of securities outstanding on the date of the merger agreement;

     - enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

     - take any action that would make any of our representations or warranties or Truckee's representations and warranties under the merger agreement inaccurate in any respect at or prior to the time the merger becomes effective, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect.

SIERRACITIES STOCKHOLDERS MEETING

     If required by applicable law to effectuate the merger, the merger agreement requires SierraCities to call a meeting of its stockholders as soon as practicable after the expiration of the offer. SierraCities has agreed that, through its board of directors and subject to the board's fiduciary duties, it will recommend that its stockholders vote in favor of adopting the merger agreement. At any such SierraCities stockholder meeting, we have agreed to vote all SierraCities shares beneficially owned by us or any of our subsidiaries in favor of adopting the merger agreement. If we or Truckee obtain at least 90% of the outstanding SierraCities shares, we have agreed to effect the merger as soon as practicable after the expiration of the offer without a SierraCities stockholders meeting pursuant to Section 253 of the Delaware General Corporation Law.

OTHER OFFERS

     The merger agreement provides that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, SierraCities will not, directly or indirectly:

     - solicit, initiate or encourage the submission of a proposal for any alternative transaction to the merger agreement; or

     - participate in any discussions or negotiations regarding, or furnish to any person or entity other than us, Truckee or any of our affiliates any information with respect to, or take any other action knowingly to facilitate, any alternative transaction or entertain any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any alternative transaction;

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

provided, however, that SierraCities' board of directors may furnish information to, or enter into discussions with, any third party that makes an unsolicited bona fide written proposal for an alternative transaction, if, and only to the extent that

     - SierraCities' board of directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for the SierraCities' board of directors to comply with its fiduciary duties to SierraCities' stockholders under applicable law;

     - SierraCities' board of directors determines in good faith, after consulting with a financial advisor, that such alternative transaction would, if consummated, constitute or be reasonably likely to constitute a superior proposal to that set forth in the merger agreement; and

     - prior to taking such action, Sierra Cities promptly provides us with notice to the effect that it is taking such action, including the material terms and conditions of such alternative proposal and the identity of the person making it, provides us with a copy of any alternative transaction documents or amendments or supplements thereto and receives from the party making the alternative proposal an executed confidentiality agreement containing terms at least as stringent as those between us and SierraCities.

     Subsequent to furnishing information to, or entering into discussions or negotiations with, any third party, SierraCities has agreed to promptly inform us of the status of any discussions or negotiations with the third party, and any material changes to the terms and conditions of such alternative transaction.

     Under the merger agreement, SierraCities has agreed that its board of directors will not withdraw or modify its approval or recommendation of the merger agreement unless the board of directors determines, after consultation with counsel, that they are required by their fiduciary duties to do so. SierraCities has also agreed not to approve or recommend an alternative transaction unless the following requirements are met:

     - the alternative transaction must be a superior proposal;

     - SierraCities' board of directors must first consult with outside legal counsel and determine that such action is necessary for it to comply with its fiduciary duties to the SierraCities stockholders;

     - SierraCities must provide us with written notice advising us that SierraCities has received a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person or entity making the superior proposal; and

     - SierraCities' board of directors must allow two business days to elapse after we receive notice of the superior proposal without receiving from us an offer that would cause the SierraCities board of directors to determine, after consulting with both a financial advisor of nationally recognized reputation and outside legal counsel, in its good faith judgment, that the alternative transaction is not a superior proposal to the merger.

     SierraCities can terminate the merger agreement to pursue an alternative transaction only after the second business day following our receipt of written notice from SierraCities advising us that SierraCities' board of directors is prepared to accept the superior proposal, and SierraCities must pay us a termination fee. See "-- Termination Events, Termination Fee."

     No provision of the merger agreement prohibits SierraCities from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders which, in the good faith reasonable judgment of the SierraCities board of directors, based on the advice of outside legal counsel, is required under applicable law.

DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION

     The merger agreement provides that, for six years after the effective time of the merger, we and the corporation surviving the merger will indemnify, to the fullest extent available under Delaware law and to the extent provided in SierraCities' certificate of incorporation, bylaws and indemnity agreements in effect
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at the time of the merger agreement, the current and former directors and officers of SierraCities in respect of acts or omissions occurring on or prior to the effective time of the merger. We have agreed to maintain SierraCities' current directors and officers insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the effective time of the merger and to provide similar coverage for a period of not less than six years from the effective time of the merger for all persons who are directors and officers of SierraCities on the date of the merger agreement, provided that we will not be obligated to pay an annual premium for any such coverage in excess of 150% of the premium paid by SierraCities for its most recent fiscal year.

CONDITIONS TO THE COMPLETION OF THE MERGER.

     Each party's obligation to effect the merger is subject to the satisfaction or waiver, prior to the time the merger becomes effective, of the following conditions:

     - if required by applicable law, the merger agreement shall have been duly approved by the holders of at least two thirds of the outstanding shares of SierraCities common stock, in accordance with applicable law and the certificate of incorporation and bylaws of SierraCities;

     - no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States governmental authority which prohibits, restrains or enjoins the consummation of the merger;

     - Truckee shall have accepted for payment and paid for all of the outstanding shares of SierraCities common stock pursuant to the offer, provided that neither we nor Truckee may assert this condition if our failure to accept all shares of SierraCities common stock for payment is in breach of the merger agreement or results from a breach of the merger agreement by either us or Truckee; and

     - in the event that the merger is not accomplished in accordance with the short form merger provisions of the Delaware General Corporation Law, the post-effective amendment to this registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect thereto.

TERMINATION EVENTS; TERMINATION FEE

     Termination Events. The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval of the merger agreement by the stockholders of Truckee or SierraCities:

     - by mutual action of our board of directors and that of SierraCities;

     - by either SierraCities or us if any statute, rule, regulation, executive order, decree, ruling or injunction of or by any governmental entity which makes the consummation of the merger illegal is in effect and becomes final and nonappealable, unless such event is caused by the breach of the merger agreement by the party seeking such termination;

     - by either SierraCities or us if the offer expires without the acceptance for payment of the outstanding shares of SierraCities common stock thereunder, unless such event is caused by the breach of the merger agreement by the party seeking such termination;

     - by either SierraCities or us if the acceptance for payment of the outstanding shares of SierraCities common stock pursuant to the offer has not occurred on or prior to the close of business on February 28, 2001, unless such event is caused by the breach of the merger agreement by the party seeking such termination;

     - by SierraCities, prior to acceptance for payment of the outstanding shares of SierraCities common stock in the offer, to enter into a definitive written agreement with respect to an alternative transaction with a third party, provided that, prior to entering into such definitive agreement,

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       SierraCities shall have given us the required notice of such alternative transaction and paid the termination fee described below;

     - by us, if, prior to the acceptance for payment of the outstanding shares of SierraCities common stock in the offer, the SierraCities board of directors publicly withdraws, modifies or amends in a manner adverse to Truckee its approval or recommendation of the merger, the offer or the merger agreement, (or fails to make a favorable recommendation) or publicly approves, recommends or endorses any proposal for, or authorizes SierraCities to enter into an alternative transaction;

     - by SierraCities if, prior to the acceptance for payment of the outstanding shares of SierraCities common stock in the offer, we fail to perform in all material respects our covenants and obligations contained in the merger agreement, which failure to perform has not been cured within ten business days after giving notice to us;

     - by us if, prior to the acceptance for payment of the outstanding shares of SierraCities common stock in the offer, SierraCities fails to perform in all material respects its covenants and obligations contained in the merger agreement, which failure to perform has not been cured within ten business days after giving notice to SierraCities;

     - by SierraCities if the VerticalNet average trading price is less than $15.00; or

     - by us, if any person or entity other than us or our affiliates acquires more than 20% of the outstanding shares of SierraCities common stock.

     Termination Fee; Expenses. SierraCities has agreed to pay us a fee of $5.3 million upon the occurrence of any of the following events:

     - if the merger agreement is terminated by SierraCities in order for it to enter into an alternative transaction (see "The Merger Agreement and the Tender Agreement -- The Merger Agreement -- Other Offers");

     - the merger agreement is terminated by us in the event that SierraCities' board of directors publicly withdraws, modifies or amends in a manner adverse to us its approval or recommendation (or fails to make a favorable recommendation) of the merger, the offer or the merger agreement, or publicly approves, recommends or endorses any proposal for, or authorizes SierraCities to enter into an alternative transaction, unless the change in recommendation is due to our having failed to comply with or perform, or having breached, in any material respect any provision of the merger agreement or having experienced an event or occurrence that has caused a material adverse effect to our business or financial condition, other than effects due to general economic, market or political conditions, matters generally affecting the industry in which we operate or the announcement or expectation of the merger agreement; or

     - after the date of the merger agreement and prior to its termination, (x) a third party shall make a bona fide proposal for an alternative transaction, (y) the merger agreement is terminated due to failure of the condition that at least two thirds of the outstanding shares of SierraCities be tendered by SierraCities stockholders or due to SierraCities' willful breach of its agreements and covenants contained in the merger agreement, and (z) SierraCities enters into a definitive agreement with respect to, or consummates, an alternative transaction within 12 months following the termination of the merger agreement.

     The merger agreement provides that, in addition to the termination fee paid or payable by SierraCities to us as described above, SierraCities shall pay us for all reasonable costs and expenses which we incur in connection with a suit brought by us that results in a judgment against SierraCities for the termination fee. If we commence a suit which does not result in a judgment, we have agreed to pay SierraCities for its reasonable costs and expenses incurred in connection with such litigation.

     The merger agreement further provides that in the event the merger is not consummated, all fees and expenses incurred in connection with the negotiation, preparation and execution of the merger agreement

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shall be paid by the party incurring such fees or expenses, except that, if the merger agreement is terminated as a result of a willful and material misrepresentation of either party or a willful and material breach by either party, such party shall pay the costs and expenses incurred in connection with the merger agreement.

     In addition, the merger agreement provides that we shall share equally with SierraCities all fees and expenses, other than attorneys' fees, incurred in connection with:

     - The filing, printing and mailing of this registration statement, the prospectus and any amendments or supplements hereto; and

     - The filing of the premerger notification and report forms relating to the merger under the HSR Act and the filing of any notice or other document under any applicable antitrust law.

OTHER PROVISIONS

     Tax Treatment. Each of the parties has agreed that it will not take or permit to be taken any action, or fail to take any action, if such action or failure would be reasonably likely to cause the offer and merger not to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Off Balance Sheet Transactions. SierraCities has agreed to use its reasonable best efforts to take such actions as would cause certain of its lease portfolio assets to not be characterized, in accordance with generally accepted accounting principles, as assets on SierraCities' balance sheet immediately following the closing of the offer.

     Lease Portfolio Liquidation. SierraCities has agreed to use its reasonable best efforts to implement a plan agreed to between the parties relating to the sale, liquidation or refinancing of certain identified lease portfolio assets of SierraCities prior to or simultaneously with the completion of the merger.

     Representations and Warranties. The merger agreement contains customary representations and warranties relating to each of the parties and their ability to consummate the offer and the merger. All representations and warranties of VerticalNet and SierraCities expire at the time the merger becomes effective.

     Access To Information. Each of VerticalNet and SierraCities has agreed to afford, and to cause their respective officers, directors, employees, representatives and agents to afford, from the date of the merger agreement to the effective time, the officers, employees, representatives and agents of the other party reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and to promptly furnish the other party all financial, operating and other information and data as the other may reasonably request. Except as required by law, each party shall hold any confidential information in accordance with the confidentiality agreement between VerticalNet and SierraCities.

     Further Assurances. Each of the parties to the merger agreement has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable.

                             THE TENDER AGREEMENTS

PARTIES

     Certain directors and executive officers of SierraCities and entities affiliated with such directors and executive officers, who directly or indirectly collectively hold an aggregate of approximately 20% of the outstanding shares of SierraCities common stock and collectively have the right to acquire an additional 1,178,916 shares upon the exercise of outstanding SierraCities stock options, have entered into tender agreements with us. Because all stock options will be cancelled for a lump sum cash payment pursuant to the merger agreement, we do not anticipate that any of these options will be exercised.

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AGREEMENTS TO TENDER

     Each SierraCities stockholder who signed a tender agreement agreed to tender in the offer and not withdraw any of his, her or its SierraCities shares and any additional SierraCities shares acquired by such stockholder after the date of the tender agreement.

PROXY

     Each SierraCities stockholder who signed a tender agreement granted us, or any of our nominees, a proxy to vote or consent all of such stockholder's SierraCities shares:

     - in favor of the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement;

     - against any proposal for any recapitalization, merger, sale of assets or other business combination between SierraCities and any person or entity, other than the merger contemplated by the merger agreement; and

     - against any action or agreement that would result in a breach of any covenant, representation or warranty or would result in any other obligation or agreement of SierraCities under the merger agreement not being fulfilled or would result in payment by SierraCities of the termination fee set forth under "-- Termination Events; Termination Fee."

  No Solicitation

     Each SierraCities stockholder who signed a tender agreement further agreed not to, directly or indirectly:

     - subject to such stockholder's fiduciary duty as a director of SierraCities, if applicable, solicit, initiate or encourage, or authorize any person to solicit, initiate or encourage, any inquiry, proposal or offer from any person or entity to acquire the business, property or capital stock of SierraCities or any subsidiary of SierraCities, or any acquisition of a substantial equity interest in, or a substantial amount of assets of, SierraCities or any subsidiary of SierraCities, whether by merger, purchase of assets, tender offer or other transaction; and

     - subject to such stockholder's fiduciary duty as a director of SierraCities, if applicable, participate in any discussion or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person or entity to make or seek any such inquiry, proposal or offer.

  Termination

     The tender agreements provide that they and the proxies granted under the tender agreements will terminate upon the earliest to occur of (a) termination of the merger agreement in accordance with its terms, (b) the effective time of the merger, (c) the date on which all of the stockholder's SierraCities shares are purchased pursuant to the offer, or (d) the termination of the offer without the purchase of any SierraCities shares.

                          INTERESTS OF CERTAIN PERSONS

     The information contained in the Information Statement attached as Schedule I to the Schedule 14D-9 of SierraCities dated November 16, 2000 is incorporated herein by reference. To our knowledge, each material agreement, arrangement or understanding and any actual or potential conflict of interest between SierraCities and SierraCities' executive officers, directors or affiliates, or between SierraCities and Truckee or VerticalNet or their respective executive officers, directors or affiliates, is either incorporated herein by reference as a result of the previous sentence or is set forth below.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     In connection with the negotiation of the merger agreement, we required that the employment agreements and any change in control agreements of Thomas Depping, Sandy Ho and Roger Gebhart be replaced with new employment agreements, in order to help retain these officers following the consummation of the offer. These new agreements provide for three-year employment terms and will become effective only upon the consummation of the offer. The agreements provide for initial base salaries of $250,000 for Mr. Depping, $200,000 for Ms. Ho and $200,000 for Mr. Gebhart, subject to annual review by our board of directors for merit increases. The agreements provide for annual target bonuses of up to 30% of base salary in the case of Ms. Ho and Mr. Gebhart and up to 40% of base salary in the case of Mr. Depping, based upon achievement of targets set by our board of directors. The agreements provide that on the effective date of the agreement, Mr. Depping, Ms. Ho and Mr. Gebhart will be granted stock options to purchase 150,000, 75,000 and 125,000 shares of our common stock, respectively, 50% of which vest over three years based upon continued employment, and 50% of which vest fully after five years based upon continued employment, unless specified performance criteria have been achieved at an earlier time. Mr. Gebhart's agreement provides for a sign-on bonus of $600,000, payable on the closing date of the exchange offer. The agreements for Mr. Depping and Ms. Ho provide that in the event that he or she is terminated "without cause" or quits for "good reason," and provided the officer executes a release in favor of VerticalNet, he or she will receive a lump sum severance payment of $1,200,000 for Mr. Depping and $836,530 for Ms. Ho (with such amount to be reduced pro rata for each month into the employment term that the termination occurs). Each of the agreements also provides for certain restrictive covenants in favor of VerticalNet, including noncompetition, nonsolicitation, nondisclosure of confidential information and assignment of inventions provisions.

     This summary of the terms of the new employment agreements is qualified in its entirety by reference to the text of the form of employment agreement, which has been filed as Exhibit (e)(4) to the Schedule 14D-9 filed by SierraCities on November 16, 2000, and is incorporated herein by reference. Information regarding the prior employment agreements with certain executive officers is included in Schedule I of such Schedule 14D-9.

     Michael Sabel, executive vice president and chief e-commerce officer of SierraCities, is a party to an employment agreement with SierraCities, dated May 27, 1998, which provides that in the event of a change in control of SierraCities, as defined in the agreement, which would include the consummation of the offer, he shall be paid a lump sum payment equal to 2.99 times the cash compensation paid to him in the year prior to the change in control. In addition, in the event that the payment under the agreement, together with any other payments due to him on account of such change in control, are deemed to be excess parachute payments under section 280G of the internal revenue code, the severance payment will be reduced so that there would be no excess parachute payment.

     David Pederson, executive vice president and chief information officer of SierraCities, is a party to an employment agreement with SierraCities dated April 13, 1998, which provides that if Mr. Pederson's employment is terminated following the acquisition of SierraCities by another entity where SierraCities is not the surviving entity, Mr. Pederson is entitled to receive a termination fee equal to the amount of his base salary due over the remaining months in the five-year term of the employment agreement. Further information regarding Mr. Sabel's and Mr. Pederson's employment agreements is included in Schedule I to the Schedule 14D-9 discussed above.

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

STOCK OPTIONS

     The merger agreement provides that each outstanding option to purchase shares of SierraCities common stock under the SierraCities stock option plans will be cancelled in exchange for a cash payment, less applicable withholding tax, equal to the number of shares subject to such option multiplied by the excess, if any, of the VerticalNet average trading price multiplied by the exchange ratio over the exercise price per share of each such option. As of November 6, 2000, executive officers and directors held options to purchase a total of 1,840,941 shares of SierraCities common stock, with an average exercise price of approximately $11.87.

     It is anticipated that we will award options to purchase approximately 1,000,000 shares of our common stock to SierraCities employees following consummation of the merger.

SIERRACITIES BENEFIT PLANS

     Pursuant to the terms of the merger agreement, we have agreed that, at least through the first anniversary of the effective time of the merger, we will provide all current and former employees of SierraCities with health and welfare benefits under employee benefit plans with terms that are no less favorable, in the aggregate, than those that are available to our similarly situated employees. To the extent permitted under applicable law, we shall give the employees of SierraCities and its subsidiaries credit for their service with SierraCities and such subsidiaries under our employee benefit plans, programs and policies in which such employees participate.

DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION

     The merger agreement provides that for a period of six years from the effective time of the merger, the corporation surviving the merger will maintain in effect directors' and officers' liability insurance covering those persons who were covered under SierraCities directors' and officers' liability insurance on November 6, 2000. Such insurance shall be no less favorable than SierraCities' existing policies and shall cover events occurring prior to the effective time of the merger. We are not required to expend an amount in excess of 150% of the annual premiums currently paid by SierraCities for such insurance.

     The surviving corporation of the merger will also indemnify each such officer and director for a period of six years to the fullest extent that those individuals are currently entitled to indemnification under Delaware law and under the SierraCities' certificate of incorporation and bylaws.

THE TENDER AGREEMENTS

     Immediately prior to the signing of the merger agreement, directors, executive officers and entities affiliated with these directors and executive officers, who collectively hold approximately 20% of the outstanding SierraCities common stock, entered into tender agreements with us. Each SierraCities stockholder who signed a tender agreement agreed to tender in the offer and not withdraw all of his or her shares of SierraCities and any additional shares of SierraCities acquired by such stockholder after the date of the tender agreement.

     See "The Merger Agreement and the Tender Agreements -- The Tender Agreements."

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material U.S. federal income tax consequences of the offer and the merger to SierraCities stockholders who exchange their SierraCities shares for our common shares pursuant to the offer or the merger. This discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the offer and the merger. Further, this tax discussion does not address all of the U.S. federal income tax consequences that may be relevant to SierraCities stockholders in light of their particular circumstances; nor does the discussion address the U.S. federal income tax consequences that may be applicable to SierraCities stockholders subject to special tax treatment under the Internal Revenue Code of 1986, as amended (which we refer to as the Code), such as stockholders:

     - who are dealers in securities, traders that mark to market, foreign individuals (i.e., individuals who are not citizens or residents of the United States), foreign corporations, foreign partnerships or other foreign entities, mutual funds, financial institutions, insurance companies or tax-exempt entities;

     - who acquired their shares through the exercise of stock options, through stock purchase plans, in other compensatory transactions, or through a tax-qualified retirement plan;

     - whose shares are qualified small business stock for purposes of Section 1202 of the Code;

     - who hold their shares as part of an integrated investment such as a hedge, straddle, constructive sale or other risk reduction strategy or as part of a conversion transaction;

     - who do not hold their shares as capital assets; or

     - whose functional currency is not the U.S. dollar.

     In addition, the following tax discussion does not address the tax consequences, if any, of the offer or the merger under state, local, foreign, and other tax laws. The tax opinions described below and this tax discussion are based upon the provisions of the Code, applicable Treasury regulations, judicial decisions and Internal Revenue Service (which we refer to as the IRS) rulings, in each case, as in effect as of the date of this document. There can be no assurance that future legislative, judicial or administrative changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the tax opinions summarized below or in this tax discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the offer and the merger and neither this tax discussion nor the tax opinions described below will be binding on the IRS or any court. The IRS could adopt a contrary position, and such contrary position could be sustained by a court.

     VerticalNet and SierraCities have been advised by Cooley Godward LLP and Dewey Ballantine LLP, respectively, that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions are attached as Exhibits 8.1 and 8.2, respectively, to the registration statement on Form S-4 filed with the Securities and Exchange Commission, which includes this prospectus. The tax opinions described above and the consequences summarized below under "Federal Income Tax Consequences If the Offer and the Merger Qualify As a Reorganization" are conditioned upon, among other things, all of the following factual assumptions (which we refer to as the supporting conditions):

     - the merger is completed promptly after the offer;

     - the offer and the merger are completed under the current terms of the merger agreement; and

     - the minimum tender condition for the offer is satisfied.

     In addition to these supporting conditions, the opinions of Cooley Godward LLP and Dewey Ballantine LLP have relied upon, and the consequences summarized below under "Federal Income Tax Consequences If the Offer and the Merger Qualify As a Reorganization" are based upon, representations and covenants made by SierraCities and VerticalNet, including those contained in tax representation letters of SierraCities, VerticalNet and Truckee Acquisition, and certain assumptions including the absence of changes in facts or in law between the date of this prospectus and the effective time of the merger. If any of those representations, covenants or assumptions are inaccurate or if the supporting conditions are not satisfied, the tax opinions of Cooley Godward LLP and Dewey Ballantine LLP described above cannot be relied upon. In addition, the ability to satisfy the supporting conditions, and therefore the federal income tax consequences of the offer and the merger, depend in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed, or that the supporting conditions will be satisfied. Also, as noted above, it is possible that a court might reach a conclusion contrary to the conclusion reached in the tax opinions. Accordingly, it is possible that the offer and/or the merger may not qualify as a reorganization, and the tax consequences of the offer and/or the merger could differ materially from those summarized below under "Federal Income Tax Consequences If the Offer and the Merger Qualify As a Reorganization." See "Federal Income Tax Consequences If the Offer and/or the Merger Does Not Qualify As a Reorganization."

FEDERAL INCOME TAX CONSEQUENCES IF THE OFFER AND THE MERGER QUALIFY AS A REORGANIZATION

     Assuming that the offer and the merger qualify as a reorganization, and subject to the assumptions, limitations and qualifications described above, for federal income tax purposes:

     - A holder of SierraCities shares will not recognize any gain or loss upon exchange of the holder's SierraCities shares for VerticalNet shares in the offer or the merger, except for gain or loss resulting from cash that the holder receives instead of a fractional share of VerticalNet common stock.

     - A holder of SierraCities shares will have an aggregate tax basis in the VerticalNet shares received in the offer or the merger equal to (1) the aggregate tax basis in the SierraCities shares surrendered by that holder in the offer or merger, reduced by (2) any tax basis in such SierraCities shares that is allocable to a fraction of a VerticalNet common share for which cash is received.

     - The holding period for VerticalNet shares received in exchange for SierraCities shares in the offer or the merger will include the holding period for SierraCities shares surrendered for them in the offer or the merger.

     - Under specified circumstances, holders of SierraCities shares may be entitled to appraisal rights in connection with the merger. If appraisal rights are available, and a holder of SierraCities shares receives cash pursuant to the exercise of appraisal rights, such holder generally will recognize income, gain or loss, measured by the difference between the amount realized and such holder's tax basis in such SierraCities shares. A holder of SierraCities shares who exercises appraisal rights is urged to consult his or her own tax advisor.

FEDERAL INCOME TAX CONSEQUENCES IF THE OFFER AND/OR THE MERGER DOES NOT QUALIFY AS A REORGANIZATION

     If the offer and/or the merger does not qualify as a reorganization, each SierraCities stockholder realizing gain on the exchange of SierraCities shares for VerticalNet shares in the offer and/or the merger, as applicable, generally will recognize capital gain, measured by the difference between the fair market value of the VerticalNet shares received by such stockholder (together with any cash received by such stockholder instead of a fraction of a VerticalNet share) and such stockholder's tax basis in the SierraCities shares surrendered. This capital gain will be long-term capital gain if such stockholder held such SierraCities shares for more than one year at the time such SierraCities shares are accepted in the offer or at the effective time of the merger, as applicable.

     SierraCities stockholders are urged to consult their own tax advisor regarding the recognition of loss, if any, and their basis and holding period in the VerticalNet shares if the offer and/or the merger does not qualify as a reorganization.

FEDERAL INCOME TAX CONSEQUENCES IF THE MERGER IS NOT CONSUMMATED

     In addition to the limitations, assumptions and qualifications described above, this tax discussion does not address, and no opinion has been given concerning, any tax consequences of the offer if the merger is not consummated. If the merger is not consummated, the federal income tax consequences of the exchange of SierraCities shares for VerticalNet shares in the offer will depend on facts and circumstances that are not yet known. Such facts and circumstances include, among other things, the percentage of

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

SierraCities shares tendered in the offer. You are urged to consult your tax advisor regarding the tax consequences to you of your participation in the offer if the merger is not consummated.

     THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE OFFER OR THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE OFFER AND THE MERGER. ACCORDINGLY, EACH SIERRACITIES STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME, REPORTING OR OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER.

                          MARKET PRICES AND DIVIDENDS

     Our common shares are listed and principally traded on Nasdaq under the symbol "VERT." SierraCities common shares are listed and principally traded on Nasdaq under the symbol "BTOB."

     The following table sets forth, for the full calendar quarters ended on the dates indicated, the high and low last reported prices per VerticalNet share and SierraCities share, in each case as reported on the Nasdaq National Market. VerticalNet share price data reflect two separate two-for-one stock splits, each effected in the form of a stock dividend. The record dates for the stock splits were August 9, 1999 and March 17, 2000, respectively.

                                                 VERTICALNET COMMON       SIERRACITIES COMMON
                                                        STOCK                    STOCK
                                                 -------------------      --------------------
                                                   HIGH        LOW         HIGH          LOW
                                                 --------    -------      -------      -------
FISCAL YEAR 1998:
  March 31, 1998*..............................  $     --    $    --      $26.000      $16.563
  June 30, 1998*...............................        --         --       30.500       23.750
  September 30, 1998*..........................        --         --       31.750        6.875
  December 31, 1998*...........................        --         --       12.250        6.250
FISCAL YEAR 1999:
  March 31, 1999*..............................     27.13       8.75       12.125        8.500
  June 30, 1999................................    35.000     14.172       29.250        9.125
  September 30, 1999...........................    28.766     14.625       24.688        9.313
  December 31, 1999............................    86.000     19.859       24.000       11.000
FISCAL YEAR 2000:
  March 31, 2000...............................   138.883     67.500       23.625       13.375
  June 30, 2000................................    59.750     28.000       12.750        2.969
  September 30, 2000...........................    62.047     30.250        4.219        1.969
  Fourth Quarter (through November 15, 2000)...    32.625     18.563        5.859        3.031

---------------
* Shares of VerticalNet common stock did not trade publicly until February 11, 1999.

     On November 6, 2000, the last full trading day prior to the public announcement of the offer and the merger, the last sale price per VerticalNet common share on the Nasdaq National Market was $29.50 and the last sale price per SierraCities common share was $4.25. On November 15, 2000, the most recent practicable date prior to the printing of this document, the last sale price per share of our common stock was $20.19 and the last sale price per SierraCities common share was $5.06.

     Neither we nor SierraCities has ever declared or paid any cash dividends on its common stock or other securities and neither anticipates paying cash dividends in the foreseeable future.

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

                    DESCRIPTION OF VERTICALNET CAPITAL STOCK

     The following description of the terms of our capital stock is not meant to be complete and is qualified by reference to our articles of incorporation and bylaws, which are incorporated in this prospectus by reference. See "Where You Can Find More Information" on page vii of this prospectus.

OUR AUTHORIZED CAPITAL STOCK

     Under our articles of incorporation, our authorized capital stock consists of (a) 1,000,000,000 shares of common stock, par value $.01 per share and (b) 10,000,000 shares of preferred stock, par value $.01 per share.

OUR COMMON STOCK

     Shares Outstanding. As of November 2, 2000, 87,540,058 shares of our common stock were outstanding.

     Full Payment And Nonassessability. The outstanding shares of our common stock are, and the shares of our common stock to be issued pursuant to the offer and the merger will be, duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote.

     Dividend Rights. Holders of our common stock are entitled to receive, as declared by the board of directors, dividends and other distributions in cash, stock or property from funds legally available for that purpose, subject to any dividend preferences that may be attributable to our Series A preferred stock or other class or series of our preferred stock.

     Preemptive Rights. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

     Rights Upon Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution after payment in full of amounts owed to our creditors and amounts that holders of our Series A preferred stock are, or that holders of any other series of preferred stock that we may in the future issue shall be, entitled pursuant to any applicable liquidation preference.

OUR PREFERRED STOCK

     As of November 2, 2000, 250,000 shares of our preferred stock were designated as Series A 6.00% convertible redeemable preferred stock, 101,450 shares of which were outstanding as of that date.

     Our board of directors, without further action by our shareholders, is authorized to issue the remaining shares of preferred stock in one or more classes or series and with designations, voting rights, preferences and special rights as our board may fix by resolution. Any rights or preferences fixed by our board could adversely affect the rights of the holders of common stock. For example, with respect to our Series A preferred stock:

     - Its holders are entitled to cumulative preferred dividends accumulating at a rate of 6.0% of the liquidation preference ($1,000 per share) per year, payable quarterly in arrears on January 1, April 1, July and October 1 of each year. We may not declare or pay, or set aside funds to pay, any dividend or other distribution to the holders of our common stock or any other security ranking junior to the Series A preferred stock unless we have previously declared and paid, or set aside funds to pay, all dividends for preceding dividend periods to which the holders of the Series A preferred stock are entitled.

     - In the event of a liquidation, the holders of the Series A preferred stock will receive a liquidation preference in the amount of $1,000 per share, plus any accumulated and unpaid dividends, before any distribution is made to our common shareholders.

     Our issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock. At present, we have no plans to issue any more shares of preferred stock.

             COMPARISON OF RIGHTS OF HOLDERS OF VERTICALNET SHARES
                            AND SIERRACITIES SHARES

     The rights of our shareholders are governed by the Pennsylvania Business Corporation Law, our articles of incorporation and our bylaws. The rights of SierraCities stockholders are governed by the Delaware General Corporation Law and SierraCities' certificate of incorporation and bylaws. Our articles of incorporation and bylaws differ from the SierraCities certificate of incorporation and bylaws in certain respects. Upon completion of the merger, SierraCities stockholders will become VerticalNet shareholders and their rights will become subject to the provisions of Pennsylvania law and the VerticalNet articles of incorporation and bylaws. The material differences between the rights of SierraCities stockholders and VerticalNet shareholders are summarized below.

     The following discussions are not intended to be complete. You should also refer to Pennsylvania corporate law, our articles of incorporation and our bylaws. Copies of our articles of incorporation, our bylaws, the SierraCities certificate of incorporation and the SierraCities bylaws will be sent to the shareholders of VerticalNet and stockholders of SierraCities upon request. See "Where You Can Find More Information" on page vii.

DIVIDEND RIGHTS AND REPURCHASE OF SHARES

  SierraCities

     Under Delaware corporate law, a corporation may pay dividends out of surplus or, if no surplus exists, out of net profits, for the fiscal year in which the dividends are declared and/or for its preceding fiscal year, provided that dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware corporate law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis.

  VerticalNet

     Under Pennsylvania corporate law, a corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution:

     - the corporation would be unable to pay its debts as they become due in the usual course of business; or

     - the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of shareholders having superior preferential rights upon dissolution to the shareholders receiving the distribution. The board of directors may base this determination on one or more of the following: the book or current value of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances.

     The rights of our common shareholders to receive dividends are subject to the rights and preferences of holders of our Series A preferred stock and any other future series of preferred stock with preferential dividend rights.

NUMBER AND ELECTION OF DIRECTORS

  SierraCities

     Under Delaware corporate law, the certificate of incorporation of a corporation may authorize cumulative voting in the election of directors. The SierraCities certificate of incorporation, however, does not provide for cummulative voting. The SierraCities certificate of incorporation divides the SierraCities board of directors into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. SierraCities stockholders may remove a director only for cause upon the vote of at least 80% of the then outstanding shares of the class of stock entitled to vote upon the election of directors of that class or series. In general, the SierraCities board of directors, not the stockholders, has the right to appoint persons to fill vacancies on their board of directors.

  VerticalNet

     Our bylaws state that our board of directors shall consist of not less than five nor more than 11 directors and divide our board of directors into three classes, with three-year staggered terms so that directors from a single class are elected at each annual meeting of shareholders. This could prevent a party who acquires control of the majority of the outstanding voting stock from obtaining control of the board of directors. In general, our board of directors, not our shareholders, has the right to appoint persons to fill vacancies on their board of directors. Our shareholders may remove a director only for cause upon the vote of a majority of the shareholders entitled to vote upon such removal.

     Our shareholders do not have the right to cumulative voting in the election of directors.

FIDUCIARY DUTIES OF DIRECTORS

  SierraCities

     Under Delaware corporate law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of the stockholders. Under Delaware corporate law, the duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

  VerticalNet

     The fiduciary duties of directors are similar under Pennsylvania corporate law to the duties prescribed under Delaware corporate law. Under Pennsylvania corporate law, directors are required to discharge their duties in good faith and in a manner reasonably believed to be in the best interests of the corporation. They are required to use the level of care, including reasonable inquiry, skill and diligence, that a person of ordinary prudence would use under similar circumstances. Unlike Delaware corporate law, however, Pennsylvania corporate law includes a provision specifically permitting directors, in discharging their duties, to consider the effects of any action taken by them upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of such corporation, and upon communities in which offices or other establishments of such corporation are located, as well as all other pertinent factors. Furthermore, unlike Delaware corporate law, Pennsylvania corporate law also makes clear that directors have no greater obligation to justify their activities and need not meet any higher burden of proof in the context of a potential or proposed acquisition of control than in any other context.

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

LIABILITY OF DIRECTORS

  SierraCities

     Delaware corporate law permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

     - a breach of the duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of Delaware corporate law; or

     - any transaction from which the director derived an improper personal benefit.

     The SierraCities certificate of incorporation contains a provision eliminating the liability of its directors to the extent described.

  VerticalNet

     Our bylaws include a provision that eliminates the personal liability of our directors for monetary damages for any action taken or the failure to take any action as directors unless:

     - our directors have breached or failed to perform their duties required under Pennsylvania corporate law; and

     - the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     A Pennsylvania corporation cannot, however, eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law.

     We maintain directors and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under our articles of incorporation or bylaws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  SierraCities

     Under Delaware corporate law, a corporation may indemnify any person involved in a third-party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding or incurred by reason of such persons being or having been a representative of the corporation, if he or she acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Under Delaware corporate law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person

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

reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Delaware corporate law also provides that a corporation may advance to a director or officer expenses incurred by him in defending any action, upon receipt of an undertaking by the present or former director or officer to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification. The SierraCities certificate of incorporation provides for the advancement of expenses to an indemnified party upon receipt by SierraCities of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. Delaware corporate law provides further that the provisions for indemnification contained therein are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement, vote of stockholders, disinterested directors or otherwise. The SierraCities bylaws provide for indemnification of any such person to the fullest extent permitted by law.

  VerticalNet

     The provisions of Pennsylvania corporate law regarding indemnification are substantially similar to those of Delaware corporate law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law provide the power to indemnify any officer director or other person acting in his capacity as our representative, or is or was serving at the request of the corporation as a representative of or corporation, partnership, joint venture, trust or other enterprise who was, is or is threatened to, be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with such action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. We are permitted to indemnify our officers and directors so long as the indemnified person acted in good faith and in a manner he or she presumably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Our bylaws provide a right to indemnification to the full extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer unless the act or failure to act giving rise to the claim for indemnification is finally determined by binding arbitration to have constituted willful misconduct or recklessness, to be based on the improper receipt of a personal benefit or to be otherwise unlawful. We are obligated to indemnify our officers and directors whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such director or officer is or was serving as our director, officer, employee or agent or, at our request, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

     Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

ANNUAL MEETINGS

  SierraCities

     Under Delaware corporate law, if the annual meeting for the election of directors is not held on the designated date, or action by written consent to elect directors in lieu of an annual meeting has not been taken, the directors are required to cause that meeting to be held as soon as is convenient. If there is a

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

failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the designated date for the annual meeting, or if no date has been designated for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

  VerticalNet

     Under our bylaws, our board of directors may fix the date and time of the annual meeting of shareholders. However, if the date and time for the annual meeting is not fixed by the board, the annual meeting for a given year shall be held on the third Tuesday in May, or the next business day if that Tuesday is a legal holiday. Under Pennsylvania corporate law and our bylaws, if the annual meeting is not held within six months after the designated date, any shareholder may call the meeting at any time thereafter.

SPECIAL MEETINGS

  SierraCities

     Under Delaware corporate law, a special meeting of the stockholders may be called by the board of directors or any other person as may be authorized by the certificate of incorporation or bylaws. The SierraCities certificate of incorporation provides that special meetings of SierraCities stockholders may be called only by the SierraCities board of directors and that only business proposed by the board of directors may be considered at special meetings of SierraCities stockholders.

  VerticalNet

     Under Pennsylvania corporate law, special meetings of shareholders may be called by the board of directors, by any officers or by any other persons as provided in the bylaws, and, unless otherwise provided in the articles, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at a particular meeting. Our articles of incorporation and bylaws provide that special meetings of our shareholders may be called only by the board or by our chairman or chief executive officer. This provision may make it more difficult for shareholders to take action opposed by the board.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

  SierraCities

     Delaware corporate law permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of that corporation provides otherwise, provided the consent is signed by stockholders having at least the minimum number of votes required to authorize that action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. The SierraCities certificate of incorporation does not restrict the ability of SierraCities stockholders to act by written consent.

  VerticalNet

     Under Pennsylvania law, any action that may be taken at a meeting of the shareholders may be taken without a meeting only if such action is authorized by the unanimous written consent of all shareholders entitled to vote at a meeting for such purposes.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS

  SierraCities

     Delaware corporate law does not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which business may be brought before a meeting.

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

The SierraCities certificate of incorporation and bylaws provide that stockholders of record at the time of notice of a meeting entitled to vote for the election of directors may nominate persons for the board of directors provided they comply with the advance notice procedures set forth in the certificate of incorporation and bylaws. With respect to proposed business, the certificate of incorporation provides that written notice of the nature of such business must be received no later than 60 days prior to the annual meeting.

  VerticalNet

     Pennsylvania corporate law, like Delaware corporate law, does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting. Our bylaws provide nominations for election of directors may be made by any shareholder entitled to vote for the election of directors only if written notice of the shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the our corporate secretary:

     - for an election of directors to be held at an annual meeting of shareholders, 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; and

     - for an election of directors to be held at a special meeting of shareholders, not later than the close of business on the seventh day following the day on which notice of the meeting was first mailed to shareholders or public disclosure of the special meeting is made.

     Alternatively, the shareholder may deliver the notice our corporate secretary by certified mail, return receipt requested, which shall be deemed to have been given only upon actual receipt. The notice shall be in writing and shall contain or be accompanied by:

     - the name and residence of the shareholder;

     - the shareholder's representation that he is a holder of our voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

     - the information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the rules and regulations established by the SEC had proxies been solicited with respect to the nominee by our management or board of directors.

     In contrast to SierraCities, our shareholders do not need to give advance notice with respect to proposed business, other than for the election of directors as described above.

     - a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons under which the nomination or nominations are to be made by the shareholder; and

     - the consent of each nominee to serve as director if so elected.

If the chairman of the meeting determines, in good faith, that any nomination made at the meeting was not made in accordance with these requirements, then the nomination shall be disregarded.

CHARTER AMENDMENTS

  SierraCities

     Under Delaware corporate law, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by the approval of such amendment by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote thereon. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series of a class, Delaware corporate law provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of such class or series. Delaware corporate law generally provides that the approval of a majority of its outstanding voting shares is required

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

to amend a corporation's certificate of incorporation. Certain provisions of the SierraCities certificate of incorporation, however, cannot be amended without the approval of at least 80% of the outstanding voting shares.

  VerticalNet

     Under Pennsylvania corporate law, an amendment to the articles requires the approval of the board of directors followed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote. Furthermore, Pennsylvania corporate law provides that, unless otherwise provided in the articles, an amendment of the articles of a corporation need not be adopted by the board of directors prior to its submission to the shareholders for approval if it is proposed by a petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon.

AMENDMENTS TO BYLAWS

  SierraCities

     Under Delaware corporate law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon provided that any corporation may, in its certificate of incorporation, confer this power upon the directors. However, the power vested in the stockholders shall not be divested or limited where the board of directors also has such power. The SierraCities certificate of incorporation vests the board of directors with the authority to adopt, amend or repeal bylaws. The SierraCities bylaws can also be adopted, amended or repealed by a vote of not less than two thirds of the outstanding shares of SierraCities stock then entitled to vote upon the election of directors.

  VerticalNet

     Under Pennsylvania corporate law, bylaws may be adopted, amended and repealed by the shareholders entitled to vote thereon. This authority may be expressly vested in the board of directors by the bylaws, subject to the power of the shareholders to change such action, unless the subject of the amendment is solely within the province of the shareholders. Our bylaws provide that the vote of a majority of all directors (subject to amendments that are solely within the province of the shareholders) or the affirmative vote of a majority of the votes cast by all shareholders entitled to vote is required to alter, amend or repeal our bylaws.

INTERESTED DIRECTOR OR OFFICER TRANSACTIONS

  SierraCities

     Under Delaware corporate law, some contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure are met. Under Delaware corporate law, the conditions are that either
(1) the stockholders or the disinterested directors must approve any such contract or transaction after the full disclosure of material facts, or (2) the contract or transaction must have been fair as to the corporation at the time it was approved. Under Delaware corporate law, if board approval is sought, the contract or transactions must be approved by a majority of the disinterested directors (even though less than a quorum).

  VerticalNet

     Similarly, under Pennsylvania corporate law, a transaction between a corporation and an interested director or officer will not be void or voidable solely for that reason if (1) the board of directors knows about the director's or officer's interest and authorized the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (2) the shareholders entitled to vote thereon know about the director's or officer's, interest and the contract is
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specifically approved in good faith by vote of those shareholders or (3) the transaction is fair to the corporation of the time it is authorized, approved or ratified by the board of directors or the shareholders.

SHAREHOLDER DERIVATIVE SUITS

  SierraCities

     Under Delaware corporate law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

  VerticalNet

     Pennsylvania corporate law provides that, in any action or proceeding brought to enforce a secondary right on the part of one or more shareholders of a corporation against any present or former officer or director of the corporation because the corporation refuses to enforce rights that may properly be asserted by it, each plaintiff must aver and it must be made to appear that each plaintiff was a shareholder of the corporation or owner of a beneficial interest in the shares at the time of the transaction of which he complains, or that his shares or beneficial interest in the shares devolved upon him by operation of law from a person who was a shareholder or owner of a beneficial interest in the shares at that time. However, any shareholder who otherwise would be entitled to maintain the action or proceeding and who does not meet such requirement may, nevertheless, in the discretion of the court, be allowed to maintain the action or proceeding on preliminary showing to the court, by application and upon such verified statements and depositions as may be required by the court, that there is a strong prima facie case in favor of the claim asserted on behalf of the corporation and that without the action serious injustice will result. In any action or proceeding instituted or maintained by holders or owners of less than 5% of the outstanding shares of any class of the corporation, unless the shares held or owned by the holders or owners have an aggregate fair market value in excess of $200,000, the corporation in whose right the action or proceeding is brought will be entitled to require the plaintiffs to give security for the reasonable expenses, including attorneys' fees, that may be incurred by it in connection therewith or for which it may become liable in connection with mandatory indemnification, to which security the corporation will have recourse in such amount as the court determines upon the termination of the action or proceeding.

MERGERS AND MAJOR TRANSACTIONS

  SierraCities

     Under Delaware corporate law, whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote thereon. The SierraCities certificate of incorporation provides that the affirmative vote of at least two thirds of the SierraCities shares entitled to vote on or approve any of the following proposed transactions shall be required to approve any of the following transactions: (a) a merger or consolidation in which SierraCities shall not be the surviving entity or shall survive only as a subsidiary of an entity; (b) a sale, lease or exchange or an agreement to sell, lease or exchange all or substantially all of the assets of SierraCities to any other person or entity; or (c) the dissolution or liquidation of SierraCities. Notwithstanding the foregoing, under Delaware law, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

     - the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation;

     - each share of stock of the constituent corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

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     - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into the common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to the merger.

     In addition, Delaware corporate law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge the subsidiary into the parent corporation without the approval of the subsidiary's stockholders or board of directors and without the approval of the parent's stockholders.

  VerticalNet

     Under Pennsylvania corporate law, shareholder approval is required for the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a corporation when not made in the usual and regular course of the business of the corporation or for the purpose of relocating the business of the corporation or in connection with the dissolution or liquidation of the corporation. Unlike Delaware corporate law, however, in cases where shareholder approval is required, a merger, consolidation, sale, lease, exchange or other disposition must be approved by a majority of the votes cast by all shareholders entitled to vote thereon. Under Pennsylvania corporate law, unless required by the bylaws of a constituent corporation, shareholder approval is not required for a plan of merger or consolidation if:

     - the surviving or new corporation is a domestic corporation whose articles are identical to the articles of the constituent corporation;

     - each share of the constituent corporation outstanding immediately prior to the merger or consolidation will continue as or be converted into, except as otherwise agreed to by the holder thereof, an identical share of the surviving or new corporation; and

     - the plan provides that the shareholders of the constituent corporation will hold in the aggregate shares of the surviving or new corporation having a majority of the votes entitled to be cast generally in an election of directors.

     In addition, Pennsylvania corporate law provides that no shareholder approval is required if, prior to the adoption of the plan, another corporation that is a party to such equity plan owns 80% or more of the outstanding shares of each class of such constituent corporation.

DISSENTERS' RIGHTS OF APPRAISAL

  SierraCities

     Under Delaware corporate law, unless the certificate of incorporation of a corporation provides otherwise, there are no appraisal rights provided in the case of certain mergers, a sale or transfer of all or substantially all of its assets or an amendment to the corporation's certificate of incorporation. Moreover, Delaware corporate law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation provides otherwise, to the owners of shares of a corporation that, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the merger or consolidating agreements, is either:

     - listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc.;

     - held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the owners of these shares to receive, in exchange for these shares, anything other than shares of stock of the resulting or surviving corporation; or

     - shares of stock of any other corporation listed on a national securities exchange, designated as described above, or held of record by more than 2,000 holders.

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     In addition, Delaware corporate law denies appraisal rights to the stockholders of the surviving corporation in a merger if that merger did not require for its approval the vote of the stockholders of the surviving corporation.

     DISSENTER'S RIGHTS MAY BE AVAILABLE TO SIERRACITIES STOCKHOLDERS IN CONNECTION WITH THE MERGER. SEE "THE OFFER -- PURPOSE OF THE OFFER; THE MERGER; APPRAISAL RIGHTS -- APPRAISAL RIGHTS" ON PAGE 49.

  VerticalNet

     Pennsylvania corporate law provides that shareholders of a corporation have a right of appraisal with respect to specified corporate actions, including:

     - a plan of merger, consolidation, division, as defined in Section 1951 of the Pennsylvania Business Corporation Law, or share exchange or conversion, as defined in Section 1961 of the Pennsylvania Business Corporation Law;

     - other plans or amendments to its articles in which disparate treatment is given to the holders of shares of the same class or series; and

     - a sale, lease, exchange or other disposition of all or substantially all of the corporation's property and assets, except if such sale, lease, exchange or other disposition is:

        - made in connection with the dissolution or liquidation of the corporation;

        - the acquiring corporation owns all of the outstanding shares of the acquired corporation or the voting rights, preferences, limitations or relative rights of the acquired corporation are not altered thereby; or

        - the assets sold, leased, exchanged or otherwise disposed of are simultaneously leased back to the corporation.

     Under Pennsylvania corporate law, appraisal rights are not provided, however, to the holders of shares of any class that is either listed on a national securities exchange or held of record by more than 2,000 shareholders unless:

     - such shares are not converted solely into shares of the acquiring, surviving, new or other corporation and cash in lieu of fractional shares;

     - such shares constitute a preferred or special class of stock, and the articles of such corporation, the corporate action under consideration or the express terms of the transaction encompassed in such corporate action do not entitle all holders of the shares of such class to vote thereon and the transaction requires for the adoption thereof the affirmative vote of a majority of the votes cast by all shareholders of such class; or

     - such shares constitute a group of a class or series that are to receive the same special treatment in the corporate action under consideration, and the holders of such group are not entitled to vote as a special class in respect of such corporate action.

ANTI-TAKEOVER PROVISIONS

  SierraCities

     Section 203 of the Delaware General Corporation Law restricts the ability of certain persons to acquire control of a Delaware corporation that is publicly traded. Under Delaware corporate law, a corporation is prohibited from engaging in any business combination with an interested stockholder who,

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together with his affiliates or associates owns, or within a three-year period did own, 15% or more of the corporation's voting stock, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, by at least
       66 2/3% of the outstanding voting shares of that corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The SierraCities certificate of incorporation authorizes its board of directors, without any action by the stockholders of SierraCities, to issue up to 1,000,000 shares of its preferred stock, in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. Because the terms of the preferred stock may be fixed by the SierraCities board of directors without stockholder action, the preferred stock could be issued quickly with terms designed to make more difficult a proposed takeover of SierraCities or the removal of its management.

     SierraCities has represented to us in the merger agreement that all actions necessary to ensure that Section 203 of the Delaware General Corporation Law does not apply to us in connection with the offer, the merger and the other transactions contemplated by the merger agreement and the tender agreement have been taken.

  VerticalNet

     Pennsylvania corporate law contains provisions applicable to publicly-held Pennsylvania corporations that may be deemed to have an anti-takeover effect.

     Under Section 1715 of the Pennsylvania Business Corporation Law, directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors as:

     - the effects of any action upon any group affected by that action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

     - the short term and long term interests of the corporation, including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation;

     - the resources, intent and conduct of any person seeking to acquire control of the corporation; and

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

     - all other pertinent factors.

     Pennsylvania corporate law also provides directors with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

     Section 1715 of the Pennsylvania Business Corporation Law further provides that any act of our board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth under Pennsylvania corporate law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715 of the Pennsylvania Business Corporation Law, our board of directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

     Section 1715 of the Pennsylvania Business Corporation Law may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. In addition, Section 1715 of the Pennsylvania Business Corporation Law may have a depressive effect on the price of our common stock.

     In addition, the ability of our board of directors to establish the rights of, and to issue, substantial amounts of preferred stock without the need for shareholder approval, may have the effect of discouraging, delaying or preventing a change in control. Our preferred stock, among other things, may be used to create voting impediments with respect to any changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control.

     Generally, subchapters 25E, F, G, H, I and J of the Pennsylvania Business Corporation Law place procedural requirements and establish restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a specified percentage of votes in an election of directors. Subchapter 25E of the Pennsylvania Business Corporation Law provides generally that, if a company were involved in a "control transaction," shareholders of the company would have the right to demand from a "controlling person or group" payment of the fair value of their shares. For purposes of Subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the company would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group.

     In general, Subchapter 25F of the Pennsylvania Business Corporation Law delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and us. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of at least 20% of our voting shares.

     In general, Subchapter 25G of the Pennsylvania Business Corporation Law suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33 1/3% or more, or 50% or more of a company's shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as the "disinterested" shareholders of the company vote to restore the voting power of the acquiring shareholder.

     Subchapter 25H of the Pennsylvania Business Corporation Law provides in certain circumstances for the recovery by a company of profits made upon the sale of its common stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the common stock was acquired during such 18 month period or within 24 months before such period. In general, for purposes of Subchapter 25H, a "controlling person or group" is a person or group that:

          (1) has acquired;

          (2) offered to acquire; or

          (3) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that shareholders of the company would be entitled to cast in the election of directors.

     If the disinterested shareholders of a company vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, such company would then be subject to subchapters 25I and J of the Pennsylvania Business Corporation Law. Subchapter 25I generally provides for a minimum severance payment to certain employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     The above descriptions of subchapters of Pennsylvania corporate law summarize the material anti-takeover provisions contained in Pennsylvania corporate law but are not a complete discussion of those provisions.

DISSOLUTION

  SierraCities

     Under Delaware corporate law, if the board of directors of the corporation deems it advisable that the corporation should be dissolved and a majority of the outstanding stock of the corporation entitled to vote thereon votes in favor of the proposed dissolution, the corporation shall be dissolved upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware. The corporation shall continue after dissolution for the purposes of defending suits and settling its affairs for a three-year period. Delaware corporate law sets forth payment and distribution procedures a dissolving corporation must follow in connection with winding up its affairs. Such procedures include notification requirements and, under specified circumstances, obtaining the approval of the Delaware Court of Chancery. Under Delaware corporate law, directors of a dissolved corporation that comply with the payment and distribution procedures provided therein shall not be personally liable to the claimants of the dissolved corporation.

  VerticalNet

     Under Pennsylvania corporate law, if the board of directors adopts a resolution recommending that the corporation be dissolved, the shareholders must adopt the resolution by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Unlike Delaware corporate law, Pennsylvania corporate law provides two different procedures for the corporation to provide for the winding up and distribution of the corporation's assets. The board of directors of the corporation may elect that the dissolution shall proceed under Subchapter H or under Section 1975 of the Pennsylvania Business Corporation Law. Under Section 1975, the corporation must provide for the liabilities of the corporation prior to filing the articles of dissolution in the Pennsylvania Department of State. Directors of corporations that elect to follow this procedure are held to the standard of care that applies to all of their other duties. The Subchapter H provision is largely analogous to the procedure under Delaware corporate law. Under Pennsylvania corporate law, however, the corporation only continues to exist for the purpose of settling its affairs for a period of two years. Furthermore, the court in determining the amount of security that shall be posted by the dissolved corporation shall consider the amount that would be reasonably likely to be sufficient to provide compensation for claims that are unknown but that are likely to arise or become known for a period of only two years after the dissolution of the corporation.

     Upon a dissolution or liquidation of VerticalNet, holders of our common stock shall share ratably in any distribution of our remaining assets after payment in full of amounts owed to our creditors and amounts to which the holders of our Series A preferred stock and any other preferred shareholders are entitled pursuant to a liquidation preference.

SHAREHOLDER RIGHTS PLAN

  SierraCities

     SierraCities entered into a Rights Agreement dated as of December 30, 1998 between SierraCities and Harris Trust and Savings Bank, as rights agent, pursuant to which SierraCities has issued rights, exercisable only upon the occurrence of certain events, to purchase its preferred stock. SierraCities has amended the Rights Agreement so that it will not apply to our tender offer or the associated merger.

  VerticalNet

     We do not have a shareholder rights plan.

                                 LEGAL MATTERS

     The legality of our common stock offered by this prospectus will be passed upon by James W. McKenzie, Jr., senior vice president, general counsel and secretary of VerticalNet. Mr. McKenzie is paid a salary by VerticalNet, is a participant in various employee benefit plans offered to employees of VerticalNet generally and owns and has options to purchase shares of our common stock.

     Cooley Godward LLP, Boulder, Colorado, acted as counsel to VerticalNet in connection with the merger agreement.

                                    EXPERTS

     The consolidated financial statements and schedule of VerticalNet, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of SierraCities.com Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of NECX Exchange, LLC incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Tradeum Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Kost Forer & Gabbay, a member of Ernst & Young International, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of R.W. Electronics, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Tonneson & Company CPAs PC, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                                                      SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF VERTICALNET

     The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of VerticalNet are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with VerticalNet and each individual has held such occupation for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o VerticalNet, Inc., 700 Dresher Road, Horsham, Pennsylvania 19044.

           DIRECTORS (INCLUDING EXECUTIVE OFFICERS WHO ARE DIRECTORS)

NAME                                   AGE   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---   ------------------------------------------------------------------------
Douglas A. Alexander.................  39    Director since 1997. Vice-chairman of the board of VerticalNet since
                                             July 2000. Prior thereto, he was chairman of the board of VerticalNet from 1997 to July 2000. He is President and CEO of ICG Europe. He
                                             co-founded Reality Online, Inc. in 1986 and later sold it to Reuters in
                                             1994. He served as president and chief executive officer of Reality
                                             Online after its acquisition until September 1997.
Jeffrey C. Ballowe...................  45    Director since July 1998. He retired in 1998 from Ziff-Davis, Inc.
                                             where, during 11 years at the company, he held several magazine publishing roles. At the time of his retirement from Ziff-Davis, he was
                                             President, Interactive Media and Development Group, in charge of ZD's
                                             Internet publications, ZDNet, ZDTV, and all development at the company.
                                             Prior to joining ZD, he worked as a marketing executive at various technology and marketing services companies. Mr. Ballowe also serves as a director on the boards of Jupiter Communications, Inc., NBC Internet,
                                             Inc. and Onvia.com, Inc.
Walter W. Buckley III................  40    Director since 1996. He is co-founder, president and chief executive officer Internet Capital Group, Inc. He is also a member of Internet
                                             Capital Group's Office of the President and board of directors. Prior to
                                             Internet Capital Group, he served as vice president of acquisitions for
                                             Safeguard Scientifics, Inc. from 1991 to 1996. Prior to Safeguard, he was president and co-founder of Centralized Management Systems, Inc., a medical supply company, which he sold in 1987. He is also a member of the boards of directors of Safeguard Scientifics, Inc. and Breakaway
                                             Solutions, Inc.
Joseph Galli, Jr.....................  41    Director since July 2000. President and chief executive officer of
                                             VerticalNet since July 2000. He served as president and chief operating officer of Amazon.com, Inc. from June 1999 to July 2000. From 1980 until
                                             June 1999, he held a variety of positions with The Black and Decker
                                             Corporation, culminating as president of Black and Decker's Worldwide
                                             Power Tools and Accessories.
Michael J. Hagan.....................  37    Director since 1995. Executive vice president and chief operating officer of VerticalNet. Prior to founding VerticalNet, Mr. Hagan was vice president and senior manager at Merrill Lynch Asset Management from
                                             1990 to 1995.

NAME                                   AGE   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---   ------------------------------------------------------------------------
Howard D. Ross.......................  48    Director since June 2000. He is a founding partner of LLR Equity
                                             Partners, L.P. Prior thereto he spent 26 years with Arthur Andersen LLP and served as partner in charge of Arthur Andersen LLP's Growth Company
                                             Practice in the Mid-Atlantic region.
Satya Nadella........................  33    Director since October 2000. Since June 2000, he has been Vice
                                             President, Microsoft bCentral, at Microsoft Corporation. Prior to being appointed vice president, he held a variety of marketing, product development and general management positions with Microsoft.
Mark L. Walsh........................  46    Director since August 1997. Chairman of the board of VerticalNet. He was president and chief executive officer of VerticalNet from August 1997 to
                                             July 2000. He served as senior vice president and corporate officer at
                                             America Online, Inc. from 1995 to 1997. He founded and managed AOL
                                             Enterprise, the business-to-business division of AOL. He was president of GEnie, General Electric's online service from 1994 to 1995 and president of Information Kinetics, Inc., a venture capital backed interactive information company focusing on the recruitment and classified advertising market from 1993 to 1994.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

NAME AND BUSINESS ADDRESS              AGE   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------              ---   ------------------------------------------------------------------------
Gene S. Godick.......................  35    Executive vice president since July 2000 and chief financial officer since June 1998. He was previously senior vice president from October
                                             1999 to July 2000. Prior thereto, he worked from 1997 until 1998 as a senior manager at KPMG LLP, where he worked in their information, communications and entertainment practice, with a focus on high technology companies. During 1997, prior to joining KPMG LLP, Mr. Godick provided consulting services advising companies on financing and turnaround strategies. Prior to such time, Mr. Godick was hired in early
                                             1994 as chief financial officer of Industrial Construction, Inc., a privately owned environmental remediation firm, and served as its president and chief financial officer from 1996 until 1997. From 1987 until 1994, Mr. Godick was an accountant and manager for Arthur Andersen
                                             LLP's Enterprise Group, which provided services to emerging growth companies in high technology, biotechnology and software. Mr. Godick serves on the boards of directors of Novasoft Information Technology
                                             Corp. and Internos Corporation.

NAME AND BUSINESS ADDRESS              AGE   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------              ---   ------------------------------------------------------------------------
David Kostman........................  35    President, VerticalNet International since July 2000. From 1994 to July
                                             2000, Mr. Kostman worked at Lehman Brothers' Investment Banking
                                             Division. Mr. Kostman left Lehman Brothers as a Managing Director, head of the Internet B2B Group and responsible for coverage of Israeli technology companies. From 1992 to 1994, Mr. Kostman was an investment banker at N M Rothschild & Sons in London, focusing on Latin American mergers & acquisitions and privatizations. Mr. Kostman is Chairman of
                                             VerticalNet Europe B.V. and serves on the board of directors of
                                             VerticalNet Japan and Utopy Inc.
James W. McKenzie, Jr................  41    Senior vice president, general counsel and secretary since January 2000.
                                             From October 1995 to January 2000, he was a partner of Morgan, Lewis &
                                             Bockius LLP. Between October 1987 and September 1995, Mr. McKenzie was
                                             an associate of Morgan, Lewis & Bockius LLP.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               VERTICALNET, INC.,

                           TRUCKEE ACQUISITION CORP.

                                      AND

                             SIERRACITIES.COM INC.

                          DATED AS OF NOVEMBER 6, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I THE OFFER.........................................   A-1
  Section 1.1  The Offer....................................   A-1
  Section 1.2  Company Action...............................   A-3
  Section 1.3  Directors....................................   A-4

ARTICLE II THE MERGER.......................................   A-4
  Section 2.1  The Merger...................................   A-4
  Section 2.2  Effect of the Merger.........................   A-5
  Section 2.3  Closing......................................   A-5
  Section 2.4  Consummation of the Merger...................   A-5
  Section 2.5  Certificate of Incorporation; By-Laws;
     Directors and Officers.................................   A-5
  Section 2.6  Effect on Capital Stock......................   A-5
  Section 2.7  Exchange of Certificates.....................   A-5
  Section 2.8  Stock Options................................   A-7
  Section 2.9  Dissenting Shares............................   A-7
  Section 2.10 Adjustment of Exchange Ratio.................   A-8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...   A-8
  Section 3.1  Organization and Qualification...............   A-8
  Section 3.2  Subsidiaries.................................   A-8
  Section 3.3  Authority Relative to Agreements.............   A-9
  Section 3.4  Non-Contravention............................   A-9
  Section 3.5  Capitalization...............................  A-10
  Section 3.6  SEC Filings..................................  A-10
  Section 3.7  Financial Statements.........................  A-10
  Section 3.8  Absence of Certain Changes or Events.........  A-11
  Section 3.9  Governmental Approvals.......................  A-11
  Section 3.10 Compliance with Laws; No Default.............  A-11
  Section 3.11 Information Supplied.........................  A-12
  Section 3.12 Litigation...................................  A-12
  Section 3.13 Intellectual Property Rights.................  A-12
  Section 3.14 Taxes........................................  A-13
  Section 3.15 Employee Benefit Plans.......................  A-15
  Section 3.16 Environmental Matters........................  A-16
  Section 3.17 State Takeover Statutes; Rights Agreement....  A-16
  Section 3.18 Opinion of Financial Advisor.................  A-17
  Section 3.19 Brokers......................................  A-17
  Section 3.20 Beneficial Interests in Trusts...............  A-17
  Section 3.21 Leasing Contracts............................  A-17
  Section 3.22 Warehouse Lines..............................  A-17
  Section 3.23 Securitization Transactions..................  A-18
  Section 3.24 Leasing-Contract-Level Representations and
     Warranties.............................................  A-18
  Section 3.25 No Recourse..................................  A-18
  Section 3.26 Sufficiency of and Title to Assets...........  A-18
  Section 3.27 Properties; Leases; Tangible Assets..........  A-19
  Section 3.28 Contracts....................................  A-20
  Section 3.29 Related Party Transactions...................  A-21

                                                              PAGE
                                                              ----
  Section 3.30 Balance Sheet Transactions...................  A-21
  Section 3.31 Lease Portfolio Transactions.................  A-21
  Section 3.32 Inapplicability of Section 2115 of California
     Corporations Code......................................  A-21
  Section 3.33 Certain Business Practices...................  A-21
  Section 3.34 Insurance....................................  A-21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND
  ACQUISITION...............................................  A-22
  Section 4.1  Organization and Qualification...............  A-22
  Section 4.2  Authorization of Agreement,
     Non-Contravention, Etc. ...............................  A-22
  Section 4.3  Capitalization...............................  A-23
  Section 4.4  SEC Filings..................................  A-23
  Section 4.5  Financial Statements.........................  A-23
  Section 4.6  Absence of Certain Changes or Events.........  A-23
  Section 4.7  Parent Shares................................  A-24
  Section 4.8  Information Supplied.........................  A-24
  Section 4.9  Reorganization...............................  A-24
  Section 4.10 Operations and Assets of Acquisition.........  A-24
  Section 4.11 Brokers......................................  A-24

ARTICLE V CERTAIN AGREEMENTS................................  A-24
  Section 5.1  Conduct of the Company's Business............  A-24
  Section 5.2  Conduct of Parent's Business.................  A-26
  Section 5.3  Stockholder Approval; Preparation of Proxy
     Statement..............................................  A-26
  Section 5.4  Access to Information........................  A-27
  Section 5.5  Further Actions..............................  A-27
  Section 5.6  Inquiries and Negotiations...................  A-28
  Section 5.7  Notification of Certain Matters, Etc. .......  A-29
  Section 5.8  Indemnification..............................  A-30
  Section 5.9  Employee Benefits............................  A-30
  Section 5.10 Section 16 Matters...........................  A-31
  Section 5.11 Tax Treatment................................  A-31
  Section 5.12 Affiliate Letters............................  A-31
  Section 5.13 Balance Sheet Transactions...................  A-32
  Section 5.14 Lease Portfolio Liquidation..................  A-32
  Section 5.15 FIRPTA Matters...............................  A-32

ARTICLE VI CONDITIONS TO THE MERGER.........................  A-32
  Section 6.1  Conditions to the Obligations of the
     Parties................................................  A-32

ARTICLE VII TERMINATION AND ABANDONMENT.....................  A-32
  Section 7.1  Termination and Abandonment..................  A-32
  Section 7.2  Effect of Termination........................  A-33

ARTICLE VIII MISCELLANEOUS..................................  A-33
  Section 8.1  Nonsurvival of Representations and
     Warranties.............................................  A-33
  Section 8.2  Expenses, Etc. ..............................  A-33
  Section 8.3  Publicity....................................  A-34
  Section 8.4  Execution in Counterparts....................  A-34
  Section 8.5  Notices......................................  A-35
  Section 8.6  Waivers......................................  A-35
  Section 8.7  Entire Agreement.............................  A-36

                                                              PAGE
                                                              ----
  Section 8.8  Applicable Law...............................  A-36
  Section 8.9  Binding Effect, Benefits.....................  A-36
  Section 8.10 Assignability................................  A-36
  Section 8.11 Amendments...................................  A-36
  Section 8.12 Interpretation...............................  A-36

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 6, 2000, among VERTICALNET, INC., a Pennsylvania corporation ("Parent"), TRUCKEE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and SIERRACITIES.COM INC., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition each has, in light of and subject to the terms and conditions hereof, (i) determined that a business combination between Parent and the Company is fair to their respective stockholders and in the best interests of such stockholders and
(ii) accordingly has approved an exchange offer (the "Offer") as described herein and a merger (the "Merger") of Acquisition with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions hereof.

     WHEREAS, for Federal income tax purposes, it is intended that the Offer and the Merger shall be treated as an integrated transaction (together, the "Transaction") and shall constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Acquisition to enter into this Agreement, Parent and certain stockholders of the Company (the "Stockholders") are entering into agreements (the "Tender Agreements") pursuant to which the Stockholders will agree to tender for exchange all of their Shares in the Offer, to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Tender Agreements.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1 The Offer.

     (a) Provided that this Agreement has not been terminated pursuant to the terms hereof, as promptly as practicable, but no later than November 17, 2000, Acquisition shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")), the Offer to exchange a number of duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share (the "Parent Shares"), of Parent equal to the Exchange Ratio for each of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company. The "Exchange Ratio" shall mean $7.00 divided by the Average Parent Price. The Exchange Ratio shall be rounded to the nearest ten-thousandth of a share. The "Average Parent Price" shall mean the average of the closing prices per Parent Share on Nasdaq (as reported by Bloomberg Financial Markets or, if not reported thereby, any other authoritative source) for each of the ten consecutive trading days ending on the trading day that is two trading days prior to the date on which the Shares are accepted for payment in the Offer. Notwithstanding the foregoing: (x) in the event that the Average Parent Price is less than $21.00, the Exchange Ratio shall be 0.3333; (y) in the event that the Average Parent Price is more than $35.00 but less than or equal to $51.00, the Exchange Ratio shall be 0.2000; and
(z) in the event that the Average Parent Price is greater than $51.00, the Exchange Ratio shall be $10.20 divided by the Average Parent Price.

     (b) The obligation of Acquisition to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered a number of

Shares which, together with the Shares then beneficially owned by Parent, represents at least two-thirds of the outstanding Shares on a fully diluted basis (the "Minimum Condition") and (ii) the other conditions set forth in Annex I hereto. Acquisition expressly reserves the right to increase the Exchange Ratio or to make any other changes in the terms and conditions of the Offer, provided, however, that without the prior written consent of the Company, (i) the Minimum Condition may not be amended or waived and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, extends the expiration date of the Offer beyond the initial expiration date of the Offer (except as provided in (c), below) or makes any other change which is adverse to the holders of the Shares. Subject to the terms and conditions of the Offer and this Agreement, Acquisition shall accept for payment all Shares validly tendered pursuant to the Offer as soon as it is permitted to do so under applicable law and shall pay for such Shares promptly thereafter. Notwithstanding anything to the contrary set forth herein, no certificates representing fractional Parent Shares shall be issued in connection with the exchange of Parent Shares for Shares upon consummation of the Offer, and in lieu thereof the fractional shares which would be otherwise issued shall be aggregated (such aggregate Parent Shares, the "Excess Offer Shares") and sold and the proceeds distributed to the tendering stockholders by the Exchange Agent for the Offer (the "Offer Exchange Agent"). The sale of the Excess Offer Shares by the Offer Exchange Agent shall be executed on the NASDAQ National Market System and shall be executed in round lots to the extent practicable. The Offer Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Offer Shares as promptly following the expiration of the Offer as, in the Offer Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Shares, the Offer Exchange Agent will hold such proceeds in trust for the holders of Shares. The Offer Exchange Agent will determine the portion of such net proceeds to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled (after taking into account all Parent Shares to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to fractional share interests, the Offer Exchange Agent shall promptly pay such amounts to such holders of Shares.

     (c) The Offer shall initially be scheduled to expire 20 business days following the commencement thereof. If, at any then-scheduled expiration date, the conditions to the Offer have not been satisfied or waived (other than conditions which are not capable of being satisfied), Acquisition shall extend the Offer for such amount of time as is reasonably necessary to cause such Offer conditions to be satisfied, no such extension to exceed ten business days without the prior written consent of the Company. Notwithstanding the foregoing, Acquisition may, without the consent of the Company, (i) extend the Offer for any period required by any rule or regulation of the Securities and Exchange Commission (the "SEC") applicable to the Offer and (ii) if more than 80% but less than 90% of the outstanding Shares shall have been validly tendered pursuant to the Offer as of the scheduled or extended expiration date, extend the Offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence.

     (d) As promptly as practicable on the date of commencement of the Offer, Parent shall file with the SEC a registration statement on Form S-4 (the "Form S-4") to register the offer and sale of Parent Shares pursuant to the Offer. The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. As promptly as practicable on the date of commencement of the Offer, Parent and Acquisition shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference the preliminary prospectus and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Acquisition agree that they shall cause the Form S-4, the Schedule TO, the Offer to Purchase and all exhibits, amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material

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respects with the Exchange Act, the Securities Act of 1933 (the "Securities
Act") and the rules and regulations thereunder and other applicable laws. Each of Parent, Acquisition and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Acquisition further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Acquisition agree to provide the Company and its counsel with any comments Parent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     Section 1.2 Company Action.

     (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) by the unanimous vote of the directors present, determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) by unanimous vote of the directors present, approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law ("DGCL"), (iii) declared that this Agreement is advisable and (iv) subject to Section 5.6(b) hereof, by unanimous vote of the directors present, resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a). The Company has been advised that all of its directors and executive officers presently intend to tender their Shares pursuant to the Offer.

     (b) As promptly as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to
Section 5.6(b) hereof, shall reflect the recommendations of the Company's Board of Directors referred to above. The Company agrees that it shall cause the
Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Each of Parent, Acquisition and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after receipt of such comments.

     (c) The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Acquisition and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

     Section 1.3 Directors.

     (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Acquisition bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company's Board of Directors shall, at all times prior to the Effective Time (as hereinafter defined), be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"), provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company's Board of Directors shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, Parent or Acquisition or any of their respective affiliates and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

     (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Parent's designees pursuant to
Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any consent or action by the Board of Directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of Shares (other than Parent or Acquisition).

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Acquisition shall be merged with and into the Company. Following the Merger, the separate existence of Acquisition shall cease and the Company shall continue as the Surviving Corporation.

     Section 2.2 Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the DGCL and the Merger shall otherwise have the effects set forth in the applicable provisions of the DGCL.

     Section 2.3 Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, the consummation of the Merger (the "Closing") will take place as promptly as practicable, but in no event later than 10:00 a.m. on the second business day following the satisfaction or waiver of all the conditions (other than conditions which, by their nature are to be satisfied at closing, but subject to those conditions) to the obligations of the parties to effect the Merger set forth herein (the "Closing Date"), at the offices of Dewey Ballantine LLP, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

     Section 2.4 Consummation of the Merger. At the Closing, the parties hereto will cause the Merger to be consummated by (a) filing a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective being the "Effective Time").

     Section 2.5 Certificate of Incorporation; By-Laws; Directors and Officers.

     (a) The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be the name of the Company) until thereafter amended in accordance with the provisions thereof and as provided by the DGCL. The By-Laws of Acquisition in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

     (b) The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

     Section 2.6 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any shares of capital stock of Acquisition:

          (a) Common Stock of Acquisition. Each share of common stock of Acquisition that is outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Excluded Shares. Each Share that is owned by Parent or Acquisition or held in the treasury of the Company, but not Shares held in any Company benefit plan (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Shares. Each Share outstanding immediately prior to the Effective Time (other than Excluded Shares and, if applicable, Dissenting Shares, as defined below) shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and non-assessable Parent Shares equal to the Exchange Ratio, or any higher consideration paid in the Offer (the "Merger Consideration").

     Section 2.7 Exchange of Certificates.

     (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or other financial institution mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II, certificates representing the Parent Shares to be issued in connection with the Merger and cash in lieu of fractional shares (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.6 and paid pursuant to this Section 2.7 in exchange for outstanding Shares.

     (b) Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration contemplated by Section 2.6 and this Section 2.7. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to Section 2.7 may be issued to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares, less the amount of any withholding taxes which may be required thereon.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for Parent Shares and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

     (e) (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full Parent Shares delivered to the Exchange Agent pursuant to Section 2.7(a), over (B) the aggregate number of full Parent Shares to be distributed to holders of Shares pursuant to Section 2.7(b) (such excess, the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of the Shares, shall sell the Excess Shares at then prevailing prices on NASDAQ National Market System in the manner set forth in paragraph (ii) of this Section 2.7(e)

     (ii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ National Market System and shall be executed in round lots to the extent practicable. The Exchange

Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Shares, the Exchange Agent will hold such proceeds in trust for the holders of Shares. The Exchange Agent will determine the portion of such net proceeds to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled (after taking into account all Parent Shares to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Shares in accordance with the terms of
Section 2.7(b).

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their Parent Shares, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each share of Shares such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as hereinafter defined) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares and cash deliverable in respect thereof pursuant to this Agreement.

     Section 2.8 Stock Options.

     (a) As of the Effective Time, each outstanding option to purchase capital stock of the Company (the "Company Stock Options"), whether or not exercisable and whether or not vested, under any plan or arrangement of the Company providing for the grant of options to purchase Shares (collectively, the "Company Stock Plans"), shall be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) payable by the Surviving Corporation, unless otherwise required by the certificates to be delivered pursuant to Section 5.11(b), at the Effective Time equal to the product of (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time, whether vested or unvested, and (y) the excess, if any, of the (1) the Average Parent Price multiplied by the Exchange Ratio over (2) the exercise price per Share of such Company Stock Option.

     (b) The parties will cooperate to take all reasonable steps necessary to give effect to Section 2.8(a).

     Section 2.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if dissenters rights are applicable to the Merger under the DGCL, any Shares held by a person (a "Dissenting Stockholder") who does not vote to approve the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value for their Shares ("Dissenting Shares") shall not be converted as described in Section 2.6, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Stockholder to payment of fair value, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. All payment made to any Dissenting Stockholders shall be made by the Company out of the Company's own funds and shall not be reimbursed by Parent or any affiliate of Parent.

     Section 2.10 Adjustment of Exchange Ratio. In the event Parent changes (or establishes a record date for changing) the number of Parent Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Shares, or shall pay an extraordinary dividend or engage in a similar transaction, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and any other calculations based on or relating to Parent Shares shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares, extraordinary dividend or other similar transaction.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition that, except as set forth in the Schedules hereto or the Company SEC Filings:

     Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not constitute a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse Effect" shall mean, with respect to any party, one or more events, occurrences, states, or actions that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on (x) the business, financial condition, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, other than effects due to (i) general economic, market or political conditions, (ii) matters generally affecting the industries in which such person operates or (iii) the announcement or expectation of this Agreement or (y) the ability of such party to consummate the transactions contemplated by this Agreement. The Company has heretofore made available to Parent complete and correct copies of its minute books and its Certificate of Incorporation and By-Laws.

     Section 3.2 Subsidiaries.

     (a) Each subsidiary of the Company is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not constitute a Material Adverse Effect on the Company. Each subsidiary and its jurisdiction of incorporation or organization is identified in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The Company has heretofore made available to Parent complete and correct copies of the minute books and the charter and by-laws (or other organizational documents) of all subsidiaries. Except for shares of, or other ownership interests in, its subsidiaries, the Company does not own of record or beneficially, directly or indirectly, any shares of outstanding capital stock of any other corporation. "Company Subsidiary" means a direct or indirect subsidiary of the Company.

     (b) All the outstanding shares of capital stock of, or other ownership interests in, each subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned subsidiary of the Company, free and clear of any liens, claims, charges, security interests, pledges or encumbrances ("Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares.

     (c) There are not outstanding (i) any options, warrants or other rights to purchase from the Company or any subsidiary of the Company any capital stock or other securities of the Company or any subsidiary of the Company, (ii) any securities, notes or other indebtedness convertible into or exchangeable for shares of such capital stock or securities, (iii) any other commitments or rights of any kind for the Company or any subsidiary of the Company to issue additional shares of capital stock, options, warrants or other securities or
(iv) any equity equivalent or other ownership interests in the Company or any subsidiary of the Company or similar rights.

     (d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any subsidiary of the Company is a party or by which any of them is bound relating to the voting or registration of any shares of capital stock of the Company or restricting any stockholders of the Company from selling or otherwise disposing of any Shares. The Company does not, directly or indirectly, own any stock of, or any other interest in, any other person other than the Company Subsidiaries.

     Section 3.3 Authority Relative to Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares (the "Company Stockholder Approval"), to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject to such stockholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 3.4 Non-Contravention. The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of the Company Subsidiaries, (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, contract, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any subsidiary or any Trust (as defined hereinafter) or their respective properties or (iii) result in the creation or imposition of any Lien upon any asset of the Company, any subsidiary or any Trust, other than (in the case of clauses (ii) and (iii) above) such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Schedule 3.4 lists each material mortgage, indenture, lease, contract, agreement or other instrument under which the execution and delivery of this Agreement by the Company does or the consummation of the transactions contemplated hereby would result in any violation of or default or loss of a benefit, or would permit the acceleration or termination of any obligation. Neither the Company nor any of its subsidiaries was, is or will be required to make any filing with or give any notice to, or obtain any consent from, any

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Person in connection with the execution or delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company or any of its subsidiaries (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     Section 3.5 Capitalization. The authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock. As of November 3, 2000, 19,048,640 Shares were outstanding, all of which were duly and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right and no preferred shares were outstanding. As of November 3, 2000, 2,467,938 Shares were issuable under the Company Stock Plans. Except as set forth herein or for Shares issued under the Company Stock Plans since such date, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of or other interest in any class of capital stock of the Company or any subsidiary is authorized or outstanding and there is not any commitment of the Company or any subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     Section 3.6 SEC Filings. The Company has made available to Parent true and complete copies of each form, report, schedule, definitive proxy statement and registration statement filed by the Company with the SEC subsequent to January 1, 1997 and on or prior to the date hereof (collectively, the "Company SEC Filings"), which are all forms, reports, schedules, statements and other documents (other than preliminary material) that the Company was required to file with the SEC. The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in material compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.7 Financial Statements. Schedule 3.7 includes the consolidated balance sheet of the Company as of September 30, 2000 and the consolidated statement of operations for the three and nine month periods ended September 30, 2000. The consolidated financial statements of the Company included in the Company SEC Filings or on Schedule 3.7 have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings or on Schedule 3.7 fairly present in all material respects the consolidated financial position of the Company as of their respective dates, and the related consolidated statements of operations, cash flows and stockholders' equity included in the Company SEC Filings or on Schedule 3.7 fairly present in all material respects the consolidated results of operations of the Company for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. None of the Company and its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet, except for those (i) that are accrued or reserved against in the Company's financial statements (or accurately reflected in the notes thereto) included in the Company SEC Filings or on Schedule 3.7 or
(ii) that were incurred subsequent to September 30, 2000 in the ordinary course of

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business and consistent with past practice and do not constitute a Material
Adverse Effect on the Company.

     Section 3.8 Absence of Certain Changes or Events. Since September 30, 2000, (i) the Company and its subsidiaries have conducted their respective business only in the ordinary course, (ii) there has not been any Material Adverse Effect with respect to the Company, (iii) the Company and its subsidiaries have not made any capital expenditure which, when added to all other capital expenditures made on behalf of them exceeds $150,000 in the aggregate, (iv) the Company and its subsidiaries have not, other than in the ordinary course of business, written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; and (v) neither the Company nor any subsidiary has taken any action contemplated by Section 5.1.

     Section 3.9 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority ("Governmental Entity") is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and similar statutes or regulations of foreign jurisdictions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of (1) a proxy or information statement (the "Proxy Statement") in definitive form for distribution to the stockholders of the Company in advance of the Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act, (2) the Schedule 14D-9 and (3) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders or authorizations of Governmental Entities which if not obtained, or registrations, declarations or filings with Governmental Entities which if not made, would not constitute a Material Adverse Effect on the Company.

     Section 3.10 Compliance with Laws; No Default.

     (a) Neither the Company nor any subsidiary, as of the date hereof, is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any subsidiary is or was subject, except for such defaults or violations that, in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any subsidiary has, as of the date hereof, failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or assets or to the conduct of its business, which failure would have a Material Adverse Effect on the Company.

     (b) No violation of, default or event of default under, loss of benefit under, or right to terminate or accelerate (a "Violation") exists as of the date hereof (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (x) the Certificate of Incorporation or by-laws (or other organizational documents) of the Company or any of its subsidiaries, (y) any loan or credit agreement, note, bond, mortgage, indenture, lease, Contract (as hereinafter defined) or other agreement, obligation or commitment, instrument, permit, concession, franchise or license to which the Company, any of its subsidiaries or any Trust is now a party or by which the Company, any of its subsidiaries or any Trust or any of their respective properties or assets is bound except in the case of (x) and (y) for Violations which, in the aggregate, would not have a Material Adverse Effect on the Company.

     (c) The Company and the Company Subsidiaries have all approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities that are required as of the date hereof by any Governmental Authority to allow the Company and the Company Subsidiaries to operate the business in substantially the same manner as currently

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

operated, except for such approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations the failure of which to obtain would not constitute a Material Adverse Effect on the Company (the "Permits"). As of the date hereof, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, of which the Company or any of the Company Subsidiaries has received formal or informal written notice or of which the Company has knowledge, or, to the knowledge of the Company, threatened by any Governmental Entity or other entity with respect to any alleged failure by the Company or any Company Subsidiary to have any Permit required in connection with the business or otherwise applicable to the business or with respect to any proposed suspension, revocation, non-renewal or similar action in respect of any Permit, except where the failure to have any such permit would not constitute a Material Adverse Effect on the Company. Schedule 3.10(c) lists each material state and local Permit relating to the business that is currently in full force and effect. The Company and the Company Subsidiaries have supplied Parent with true, complete and accurate copies of all correspondence received, since January 1, 1997, by the Company, the Company Subsidiaries or their respective predecessors in interest from state or U.S. federal regulatory authorities that regulate the business.

     (d) Schedule 3.10(d) lists each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under applicable law to be obtained by the Company or any of the Company Subsidiaries by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby pursuant to any Permit. None of the Permits will be terminated or become terminable or impaired as a result of the transactions contemplated hereby so as to have a Material Adverse Effect on the Company.

     Section 3.11 Information Supplied.

     (a) Each of the Schedule 14D-9 and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, including the Proxy Statement, and the information supplied by the Company to Parent for inclusion or incorporation by reference in any such documents, will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Notwithstanding the foregoing provisions of this Section 3.11, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Acquisition expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 4.8.

     Section 3.12 Litigation. As of the date hereof, there is no action, suit, investigation, proceeding or claim pending with respect to which the Company has received service of process or, to the best knowledge of the Company, threatened against or affecting the Company or any subsidiary, or their respective properties or rights, before any court or governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.13 Intellectual Property Rights.

     (a) Except as would not have a Material Adverse Effect, the Company has good title to and is the sole owner, free and clear of any Lien (except for (i) any Lien for current taxes not yet due and payable and (ii) minor Liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Company Rights subject thereto or materially impair the operations of the Company or any of its subsidiaries), of, or has a valid license, without the payment of any royalty except with respect to off-the-shelf software, to, all (x) U.S. and foreign trademarks, service marks, logos, designs, trade names, internet domain names and corporate names,

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patents, registered designs, copyrights, computer software and databases, whether or not registered, including all grants, registrations and applications relating thereto, and (y) all other trade secrets, know-how and intellectual property rights (collectively, the "Intellectual Property Rights") now or formerly used in its business or necessary for the conduct of its business as now conducted (such Intellectual Property Rights owned by or licensed to the Company, subject to such exception, collectively, the "Company Rights").
Schedule 3.13(a) sets forth, with respect to each Company Right owned by the Company or any of its subsidiaries and registered with any Governmental Authority or for which an application has been filed with any Governmental Authority (i) a brief description of such Company Rights, and (ii) the names of the jurisdictions covered by the applicable registration or application.
Schedule 3.13(a) identifies and provides a brief description of, and identifies any royalty or payment obligations in excess of $10,000 individually or $25,000 in the aggregate with respect to, each Company Right that is licensed or otherwise made available to the Company or any of its subsidiaries by any Person and is material to the business of the Company or any its subsidiaries (except for any Company Right that is licensed to the Company or any its subsidiaries under any third party software license generally available to the public), and identifies the Contract under which such Company Right is being licensed or otherwise made available to the Company or any its subsidiaries. The Company's rights in the Company Rights are valid and enforceable. The Company has received no demand, claim, notice or inquiry from any Person in respect of the Company Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any Company Rights. To the Company's knowledge, the Company is not in violation or infringement of, and has not violated or infringed, any Intellectual Property Rights of any other Person and to the Company's knowledge, no Person is infringing any Company Rights.

     (b) The Company has implemented measures in accordance with industry practice to protect its Intellectual Property Rights in relation to its employees, independent contractors and consultants and has entered into agreements with those employees, independent contractors and consultants who are software developers assigned to the software development group of the Company, as well as any other person who has access to the source code of the Company Rights, that (i) bind such persons to keep confidential and not disclose to any other person any of the trade secrets, know-how and other confidential Intellectual Property Rights of the Company and its subsidiaries and (ii) assign to the Company or such subsidiary all of the employee's, contractor's or consultant's rights, including all Intellectual Property Rights, in any Intellectual Property created or developed thereby that is used in connection with, or that relates to, the business of the Company and its subsidiaries. To the knowledge of the Company, no employee of the Company or any subsidiary has entered into any contract or other agreement with any person (other than the Company or the applicable subsidiary) that restricts or limits in any way the scope or type of work in which the employee may be engaged for the Company or such subsidiary or requires the employee to transfer, assign, or disclose information concerning the employee's work with the Company or such subsidiary to any other person.

     (c) The Company Rights constitute all the Intellectual Property Rights necessary to enable the Company and its subsidiaries to conduct their business in the manner in which such business has been and is being conducted. Neither the Company nor any of its subsidiaries has (i) licensed any of the material Company Rights to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Company or any of its subsidiaries to exploit fully any material Company Rights or to transact business in any market or geographical area or with any Person.

     Section 3.14 Taxes.

     (a) Each of the Company and its subsidiaries has (i) timely filed all material Tax Returns (as hereinafter defined) required to be filed by it as of the date hereof in respect of any Taxes (as hereinafter defined), which Tax Returns were true, correct and complete in all material respects, (ii) timely paid all Taxes that were required to have been paid, (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the Company and its subsidiaries and the results of their operations through the date hereof and will not have incurred any material liability for Taxes for the period commencing after the date hereof and ending immediately prior to the Effective Time, other than in the ordinary course of business and except as contemplated by Sections 3.31 and 5.14 of this Agreement, and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

     (b) As of the date hereof (i) there is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or any subsidiary in respect of any material Taxes, and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any subsidiary and any taxing authority.

     (c) Neither the Company nor any subsidiary has ever been a member of an affiliated group filing consolidated, combined or unitary Tax Returns other than a group for which the Company was the common parent.

     (d) Neither the Company nor any subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority any agreement or other document extending or having the effect of extending the period for assessments or collection of any material Taxes for which the Company or any subsidiary would be liable, which period has not since expired.

     (e) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that (x) has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or any payments that would not be deductible, in full or in part, by reason of the limitation imposed by section 162(m) of the Code or (y) would require the Company or any subsidiary to pay, reimburse or indemnify any person against, any tax imposed pursuant to Section 4999 of the Code.

     (f) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean (a) all income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits, and other taxes together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local, foreign or other taxing authority, (b) any liability for payment of amounts described in clause
(a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

     (g) For purposes of this Agreement, "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

     (h) Neither the Company nor any of its subsidiaries has taken, failed to take or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (i) There are no material Liens for Taxes (other than current Taxes not yet due and payable or delinquent) on the assets of the Company or any subsidiary.

     (j) To the knowledge of the Company, no claim has ever been made in writing by a taxing authority in a jurisdiction where neither the Company nor any subsidiary files a Tax Return that either the Company or any subsidiary is, or may be subject to, taxation in that jurisdiction.

     (k) Neither the Company nor any subsidiary has constituted either a "distributing corporation" or "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction.

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

     (l) Neither the Company nor any subsidiary is a party to any Tax sharing, Tax indemnification or Tax allocation agreement.

     Section 3.15 Employee Benefit Plans.

     (a) Schedule 3.15(a) sets forth a true and correct list of each deferred compensation plan, stock option, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension plan" (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement and each other fringe benefit, employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any subsidiary for the benefit of any employee or former employee of the Company or any Company subsidiary. Such plans are referred to collectively herein as the "Company Plans".

     (b) The Company has heretofore made available to Parent with respect to each of the Company Plans true and correct copies of each of the following documents if applicable: (i) the Company Plan document, including, without limitation, all amendments thereto, all related trust documents, insurance contracts and annuity contract, (ii) the most recent determination letter from the Internal Revenue Service for such Company Plan, (iii) the most recent summary plan description and related summaries of material modifications, (iv) the Form 5500 tax forms for each of the last two years and (v) all registration statements, annual reports and prospectuses prepared in connection with each Company Plan.

     (c) As of the date hereof, each of the Company Plans is in material compliance with its terms and the applicable provisions of the Code and ERISA; each of the Company Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Company Plan is qualified and the Company knows of no condition or event that could reasonably be expected to adversely affect such status. Neither the Company, any subsidiary, nor any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") has had in the previous six years (i) any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code, (ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). There are no pending, or to the knowledge of the Company, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto except as individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

     (d) With respect to each Company Plan and as of the date hereof, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA, except for any such transactions which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

     (e) Neither the Company nor any subsidiary is party to any agreement with any employee the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any subsidiary of the nature of any of the transactions contemplated by this Agreement.

     (f) No Company Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable statute, and neither the Company nor an ERISA Affiliate has ever represented, promised or contracted to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

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

     (g) The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with the health care continuation requirements of COBRA, the requirements of Family Medical Leave Act of 1993, as amended, or any similar provisions of state law applicable to its employees.

     (h) As of the date hereof (i) no union or other collective bargaining unit has been certified as representing any of the employees of the Company or any subsidiary, nor has the Company or any subsidiary agreed to recognize any union or other collective bargaining unit; (ii) there are no labor disputes pending or threatened involving strikes, work stoppages, slowdowns or lockouts with respect to employee of the Company or any subsidiary; or (iii) there are no grievance proceedings or claims of unfair labor practices filed or, to the Company's knowledge, threatened to be filed with the National Labor Relations Board against the Company or any subsidiary.

     (i) Since December 31, 1998 neither the Company nor any of the Company Subsidiaries has received any citation or other notification for the violation of occupational and health safety laws or regulations.

     (j) All individuals who are performing or, since December 31, 1998, have performed services for the Company or any of the Company Subsidiaries and are or were classified by the Company or any of the Company Subsidiaries as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978, as amended by Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

     (k) As of the date hereof, there are no complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries.

     (l) The Company and each of its subsidiaries is, as of the date hereof, in compliance in all material respects with all laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers' compensation.

     (m) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law with respect to the Company or any of its subsidiaries within the six (6) months prior to the date hereof.

     Section 3.16 Environmental Matters. Each of the Company and the subsidiaries conducts its business and operations in material compliance with all applicable environmental laws, ordinances and regulations, and neither the Company nor any subsidiary has, as of the date hereof, received notice of any pending or threatened claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any subsidiary, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, no notice of any material Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the best knowledge of the Company, neither the Company nor any subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in violation of law, which would have a Material Adverse Effect on the Company.

     Section 3.17 State Takeover Statutes; Rights Agreement.

     (a) The Board of Directors of the Company has approved this Agreement, the Merger and the other transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger the provisions of Sections 203 of the DGCL.

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     (b) The Rights Agreement, dated as of December 30, 1998 (the "Rights
Agreement"), between the Company and Harris Trust and Savings Bank, as rights agent, has been amended to (i) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby and (ii) ensure that (y) none of Parent or its subsidiaries is an Acquiring Person or (z) a Distribution Date, a Triggering Event or Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the execution of this Agreement, the consummation of the Offer or the Merger, or the consummation of the other transactions contemplated by this Agreement.

     Section 3.18 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated November 6, 2000, substantially to the effect that the consideration to be received in the Offer and the Merger by the holders of Shares is fair to such holders from a financial point of view, a copy of which opinion has been (or promptly will be) delivered to Parent.

     Section 3.19 Brokers. No person is entitled to any brokerage or finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of the Company, other than DLJ pursuant to an engagement letter dated May 3, 2000 and an amendment thereto dated September 18, 2000, copies of which have been made available to Parent.

     Section 3.20 Beneficial Interests in Trusts. Schedule 3.20 sets forth (i) a complete and accurate list of all common law trusts, owner trusts or business trusts in which the Company or any subsidiary, direct or indirectly, owns a beneficial interest (the "Trusts") and (ii) the percentage interest directly or indirectly owned by the Company and each such subsidiary in each Trust. Each Trust was organized for the purpose of acquiring and holding Leasing Contracts or beneficial interests in other Trusts and for the purpose of financing Contracts through Warehouse Lines or through Securitization Transactions. For all purposes of this Agreement, "Leasing Contract" means each of the agreements evidencing the indebtedness of the related obligor(s), including, as applicable, schedules, supplements and amendments thereto, under which the Company, a Company Subsidiary or a third party from whom the Company or a Company Subsidiary acquired any such agreements or on behalf of whom the Company or any Company Subsidiary services any such agreement, as applicable, leases or finances specified equipment or other assets to an obligor. For all purposes of this Agreement, "Warehouse Line" means any line of credit, loan agreement or other credit facility (other than any Securitization Transaction) pursuant to which Leasing Contracts are financed. For all purposes of this Agreement, "Securitization Transaction" means any transaction, however named, between the Company, a subsidiary of the Company or a Trust and any one or more purchasers and/or investors which provides for the monetization of a discrete pool or pools of Leasing Contracts through debt securities or ownership interests issued by a trust, corporation, partnership or other entity (including a Trust) which owns Leasing Contracts in connection with a Securitization Transaction for the benefit of the securities holders (a "Securitization Entity") supported or backed by Leasing Contracts that have been transferred to such Securitization Entity by the Company, a subsidiary of the Company or a Trust.

     Section 3.21 Leasing Contracts. The Company has previously delivered to the Parent and Acquisition a data tape on which certain information regarding the pools of Leasing Contracts subject to the Warehouse Lines and the Securitization Transactions as of October 1, 2000 is recorded. The information contained in such tape is true and correct in all material respects.

     Section 3.22 Warehouse Lines. Schedule 3.22 sets forth a list of each Warehouse Line as of October 1, 2000, together with the aggregate discounted principal balance of Leasing Contracts subject to each such Warehouse Line as of such date (discounted in the manner specified in the agreements and arrangements pursuant to which it is bound under a Warehouse Line (such agreements and arrangements are collectively referred to as the "Warehouse Instruments")). Each Warehouse Line is in full force and effect at the date hereof.

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     Section 3.23 Securitization Transactions.

     (a) Schedule 3.23 sets forth a list of each Securitization Transaction as of October 1, 2000, together with the aggregate discounted principal balance of Leasing Contracts subject to each such Securitization Transaction as of such date (discounted in the manner specified in the related Securitization Instruments).

     (b) As of the date hereof, each of the Company, the subsidiaries of the Company and the Trusts has complied, in all material respects, with (i) all obligations and all conditions to be performed or satisfied by it with respect to all agreements and arrangements pursuant to which it is bound under a Securitization Transaction (such agreements and arrangements are collectively referred to as the "Securitization Instruments") and (ii) all applicable laws relating to Securitization Transactions.

     (c) All required federal, state and local tax and information returns and elections relating to any Securitization Transaction for which the Company, any subsidiary of the Company or any Trust is responsible under the Securitization Instruments have been accurately prepared and properly and timely filed, and any taxes required to have been paid with respect to any Securitization Entity or Securitization Transaction have been paid as of the date hereof.

     Section 3.24 Leasing-Contract-Level Representations and Warranties. The Company makes the representations and warranties set forth below regarding each Leasing Contract subject to a Warehouse Line or Securitization Transaction:

          (a) To the knowledge of the Company, each Leasing Contract was eligible (as determined in accordance with the provisions of the related Securitization Instruments or Warehouse Instruments, as the case may be, at the time of such financing or sale) for financing or sale under the applicable Warehouse Line or Securitization Transaction or has been repurchased. To the knowledge of the Company, as of the date hereof, there exists no fact or circumstance that would entitle, in accordance with the provisions of the related Securitization Instruments or Warehouse Instruments, as the case may be, (i) any entity that is a trustee for the benefit of securities holders in any Securitization Transaction, (ii) any lender under any Warehouse Line or (iii) any holder of securities issued in a Securitization Transaction to demand from the Company, any subsidiary of the Company or any Trust either the repurchase of any Leasing Contract or indemnification for losses.

          (b) The origination, sale, and servicing of the Leasing Contracts comply, in all material respects, with (i) all contractual obligations of the Company, any Subsidiary or any Trust with respect to any Securitization Transaction or Warehouse Line, (ii) all underwriting guidelines of the Company or any Subsidiary and (iii) all applicable federal, state and local legal and regulatory requirements applicable to the Company, any subsidiary of the Company or any Trust (including without limitation usury, truth-in-lending, consumer protection and equal credit opportunity laws), except where the failure to comply with such legal or regulatory requirement would not have a Material Adverse Effect on the Company.

          (c) No Leasing Contract is (i) a "consumer" lease under Article 2A of the Uniform Commercial Code or (ii) a consumer credit contract subject to the provisions of 16 CFR Part 433.

     Section 3.25 No Recourse. None of the Securitization Instruments or the Warehouse Lines provides for Recourse to the Company or any subsidiary of the Company. For all purposes hereof, "Recourse" means any arrangement pursuant to which the Company or any subsidiary of the Company bears the risk of any part of the ultimate credit losses incurred in connection with a default under or realization against a Leasing Contract not owned by the Company or any subsidiary of the Company, except to the extent such risk of loss (i) is based upon a breach by the Company or any subsidiary of the Company of any of their contractual representations, warranties or covenants contained in any Warehouse Line or Securitization Instrument or (ii) arises out of the beneficial ownership of the Company or any subsidiary of the Company in a Trust.

     Section 3.26 Sufficiency of and Title to Assets.  Except as set forth in
Schedule 3.26, each of the Company and the Company Subsidiaries has title to, or the right to use, all material assets, whether

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tangible or intangible, used in the operation of its business and such material assets constitute all material assets necessary to operate the business of the Company and the Company Subsidiaries (the "business") as a going concern consistent with past practice.

     Section 3.27 Properties; Leases; Tangible Assets.

     (a) Neither the Company nor any of the Company Subsidiaries owns any real property other than the real property identified on Schedule 3.27(a) (the "Owned Real Property"). Neither the Company nor any of the Company Subsidiaries has a leasehold interest in any real property other than the real property identified on Schedule 3.27(a) (the "Leased Real Property"; the Owned Real Property and the Leased Real Property are, collectively, the "Real Property"), which constitutes all of the real property used in the business. True, complete and correct copies of all lease agreements and amendments thereto with respect to properties identified in Schedule 3.27(a) have been supplied to Buyer prior to the date hereof. Each of the Company and each of the Company Subsidiaries has, and, upon consummation of the transactions contemplated hereby, will continue to have, good and marketable title to the Owned Real Property and a good and valid leasehold interest in the Leased Real Property being leased by it, in either case free and clear of all Liens and Encumbrances except Permitted Liens, subject to obtaining the Required Consents with respect to any specific parcel of Leased Real Property. None of the assets of the Company or any Company Subsidiary is owned jointly with any other person, including any affiliates of the Company. For purposes of this Agreement, "Permitted Liens" means (i) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due and payable or delinquent, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar persons imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens and Encumbrances specifically identified on Schedule 3.27(a); and (v) Liens securing executory obligations under any lease that constitutes an "operating lease" under GAAP. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

     (b) Schedule 3.27(b) sets forth a true and complete list, as of the date hereof, of (i) all personal property leases or licenses other than Leasing Contracts (A) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound and (B) that provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of $25,000 or more to the Company or any of the Company Subsidiaries (the "Personal Property Leases") and
(ii) all leases or licenses of Leased Real Property that provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of $25,000 or more to the Company or any of the Company Subsidiaries (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases"). With respect to the Leases, except as set forth on Schedule 3.27(b), there exist no defaults, in any material respect, by the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, any default or threatened default, in any material respect, by any lessor or third party thereunder. Assuming the required consents are obtained, the consummation of the transactions contemplated hereby will not result in a breach of, or give any person the right to terminate, any Lease to which the Company or any of the Company Subsidiaries is a party or by which it is bound.

     (c) As of the date hereof, neither the Company nor any of the Company Subsidiaries has received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any applicable laws that could reasonably be expected to adversely affect, in any material respect, the use or operation of any Real Property, nor has the Company or any of the Company Subsidiaries received notice of any special assessment proceedings affecting the Real Property, or applied for any change to the zoning or land use status of the Real Property.

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     Section 3.28 Contracts.  (a) Schedule 3.28 sets forth a complete list, as of the date hereof, of the following contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Company or any Company Subsidiary is a party on the date hereof, commitments and obligations (whether written or oral) of the Company or any of the Company Subsidiaries that have not terminated or expired in accordance with their terms (collectively the "Contracts"; the Contracts, together with the Leases are, collectively, the "Scheduled Contracts"):

          (i) all partnership, joint venture or other similar Contracts, arrangements or agreements;

          (ii) any employment, consulting, severance, change of control or management services contract or plan;

          (iii) any agreement relating to the acquisition of any business;

          (iv) any material indemnity or guaranty issued by the Company or any Company Subsidiary;

          (v) any contract or agreement restricting the right of the Company or any Company Subsidiary to engage in any business activity or compete with any business;

          (vi) any material license agreements, other than those relating to off-the-shelf, commercially available software;

          (vii) to the extent that any of the following provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 and cannot be terminated by the Company within 30 days without a charge to the Company or any of the Company Subsidiaries, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is otherwise bound;

          (viii) each Contract between the Company or any of the Company Subsidiaries and any supplier of services or products to the Company, under which the remaining, unfulfilled dollar volume of required purchases by the Company or any of the Company Subsidiaries exceeds $100,000 as of the date hereof that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of at least $25,000 or more to the Company or any of the Company Subsidiaries,

          (ix) each other Contract of the Company or any of the Company Subsidiaries that (A) requires the payment or incurrence of Liabilities or the rendering of services by the Company or any of the Company Subsidiaries, subsequent to the date of this Agreement, valued at more than $100,000 and (B) cannot be terminated by the Company or any of the Company Subsidiaries within 30 days without a charge to the Company or any of the Company Subsidiaries;

          (x) each agreement (other than Leasing Contract subject to a Warehouse Line or Securitization Transaction) evidencing the indebtedness of the related obligor(s), including, as applicable, schedules, supplements and amendments thereto, under which the Company, a Company Subsidiary or a third party from whom the Company or a Company Subsidiary acquired any such agreements or on behalf of whom the Company or any Company Subsidiary services any such agreement, as applicable, leases or finances specified equipment to an obligor.

          (xi) all other material Contracts, commitments and obligations of the Company and the Company Subsidiaries (other than any Leasing Contracts, Leases, Securitization Transaction or Warehouse Lines).

     (a) As of the date hereof, each Scheduled Contract is a legal, valid and binding obligation of the Company or the relevant Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, enforceable against the Company or the relevant Company Subsidiary, as the case may be, and, to the knowledge of the Company, each such other party in accordance with its

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terms, and neither the Company or any of the Company Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party thereto is in default or has failed to perform in any material respect thereunder.

     (b) The origination, sale, and servicing of the Leasing Contracts that are not subject to a Warehouse Line or Securitization Transaction comply, in all material respects, with (i) all underwriting guidelines of the Company or any Company Subsidiary as of the related date of origination, sale or servicing and
(ii) all applicable federal, state and local legal and regulatory requirements applicable to the Company, any subsidiary of the Company (including without limitation usury, truth-in-lending, consumer protection and equal credit opportunity laws) as of the related date of origination, sale or servicing.

     (c) No Leasing Contract that is not subject to a Warehouse Line or Securitization Transaction is (i) a "consumer" lease under Article 2A of the Uniform Commercial Code or (ii) a consumer credit contract subject to the provisions of 16 CFR Part 433.

     Section 3.29 Related Party Transactions. No Related Party (as defined below), as of the date hereof: (i) has any contractual or other claim, express or implied, or of any kind whatsoever against the business, the Company, or any Company Subsidiary; (ii) has any interest in the business, the Company or any Company Subsidiary (other than through the ownership of Shares or Company Stock Options); or (iii) is or has been during the last twelve month engaged in any other transaction with the business, the Company or any Company Subsidiary. As used herein, "Related Party" means any officer or director of the Company or any Company Subsidiary, or any affiliate or associate of any the foregoing.

     Section 3.30 Balance Sheet Transactions. Schedule 3.30 fairly and accurately summarizes in all material respects the actions the Company proposes to take to cause the identified lease portfolio assets to not be characterized as assets on the Company's consolidated balance sheet prepared in accordance with GAAP following the Closing. The Company is not aware of any reason why all such actions could not be completed in all material respects prior to or simultaneously with the Closing.

     Section 3.31 Lease Portfolio Transactions. Schedule 3.31 fairly and accurately summarizes in all material respects the Company's plan for selling, liquidating or refinancing the specified lease portfolio assets. The Company is not aware of any reason why all such actions could not be completed in all material respects prior to or simultaneously with the Closing.

     Section 3.32 Inapplicability of Section 2115 of California Corporations Code. The Company is not subject to Section 2115 of the California Corporations Code.

     Section 3.33 Certain Business Practices. None of the Company, any of its subsidiaries, or (to the best of the knowledge of the Company) no director, officer, agent or employee of the Company or any of its subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     Section 3.34 Insurance. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and it subsidiaries. Each of such insurance policies is in full force and effect. Such insurance policies are adequate for the conduct of the Company's business as conducted on the date hereof and similar in all material respects to that of similarly-situated companies. Since January 1, 1998, neither the Company nor any of its subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or any of its subsidiaries.

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                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition represent and warrant to the Company that, except as set forth in the Parent's Schedule of Exceptions or the Parent SEC Filings:

     Section 4.1 Organization and Qualification. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Acquisition is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would constitute a Material Adverse Effect.

     Section 4.2 Authorization of Agreement, Non-Contravention, Etc.

     (a) Each of Parent and Acquisition has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and Acquisition and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of each of Parent and Acquisition. This Agreement has been duly executed and delivered by each of Parent and Acquisition and constitutes the legal, valid and binding obligation of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms. The execution and delivery of this Agreement by each of Parent and Acquisition does not, and the consummation by Acquisition of the transactions contemplated hereby will not, (i) conflict with any provision of the Articles of Incorporation and By-Laws of Parent and the Certificate of Incorporation or By-Laws of Acquisition, (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, its subsidiaries or their respective properties or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of Parent, its subsidiaries or their respective properties, other than (in the case of clauses (ii) and (iii) above) such as would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Acquisition in connection with the execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (i) compliance by Parent with the HSR Act and similar statutes or regulations of foreign jurisdictions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (iii) the filing with the SEC of (1) the Offer Documents and (2) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby. Except pursuant to the Tender Agreements, as of the date hereof, Parent does not beneficially own any Shares.

     (b) Each of the Parent and Acquisition have all approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities that are required as of the date hereof by any Governmental Authority to allow each of Parent and Acquisition to operate its business as currently operated, except for such approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations the failure of which to obtain would not constitute a Material Adverse Effect (the "Parent Permits"). No Required Governmental Approval is required under applicable law to be obtained by Parent or any Parent subsidiary by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby pursuant to any Parent Permit. None of the Parent Permits will be terminated or

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become terminable or impaired as a result of the transactions contemplated hereby so as to have a Material Adverse Effect.

     Section 4.3 Capitalization. The authorized capital stock of Parent consists of 1,000,000,000 Parent Shares and 10,000,000 shares of preferred stock, 250,000 of which have been designated Series A 6.00% Convertible Redeemable Preferred Stock ("Series A Preferred"). As of November 2, 2000, 87,540,058 Parent Shares were outstanding, all of which were duly and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right and 101,450 shares of Series A Preferred were outstanding. The Parent Shares issuable under the Parent Plans as of October 31, 2000 are as set forth in the Parent's Schedule of Exceptions Except as set forth herein or for Parent Shares issued under the Parent Plans since such date, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of or other interest in any class of capital stock of Parent or is authorized or outstanding and there is no commitment of Parent to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither Parent nor any subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, other than as required by the terms of securities outstanding on the date hereof.

     Section 4.4 SEC Filings. Parent has made available to the Company true and complete copies of each form, report, schedule, definitive proxy statement and registration statement filed by Parent with the SEC subsequent to January 1, 1999 and on or prior to the date hereof (collectively, the "Parent SEC Filings"), which are all forms, reports, schedules, statements and other documents (other than preliminary material) that Parent was required to file with the SEC. The Parent SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in material compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.5 Financial Statements. Schedule 4.5 includes the consolidated balance sheet of the Parent as of September 30, 2000 and the consolidated statement of operations for the three and nine month periods ended September 30, 2000. The consolidated financial statements of Parent included in the Parent SEC Filings or Schedule 4.5 have been prepared in accordance with GAAP consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of Parent included in the Parent SEC Filings or on Schedule 4.5 fairly present in all material respects the consolidated financial position of Parent as of their respective dates, and the related consolidated statements of operations, cash flows and stockholders' equity included in the Parent SEC Filings or on Schedule 4.5 fairly present in all material respects the consolidated results of operations of Parent for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. None of Parent and its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet, except for those (i) that are accrued or reserved against in Parent's financial statements (or accurately reflected in the notes thereto) included in the Parent SEC Filings or on Schedule 4.5 or (ii) that were incurred subsequent to September 30, 2000 in the ordinary course of business and consistent with past practice and do not constitute a Material Adverse Effect.

     Section 4.6 Absence of Certain Changes or Events. Since September 30, 2000, (i) Parent and its subsidiaries have conducted their respective business only in the ordinary course, (ii) there has not been

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any Material Adverse Effect with respect to Parent and (iii) neither Parent nor any subsidiary has taken any action contemplated by Section 5.2.

     Section 4.7 Parent Shares. All of the Parent Shares issuable in exchange for Shares in the Offer and the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance of such Parent Shares will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws.

     Section 4.8 Information Supplied.

     (a) Each of the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, and the information supplied by Parent to the Company in connection with the Schedule 14D-9, will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Notwithstanding the foregoing provisions of this Section 4.8, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.11.

     Section 4.9 Reorganization. Neither Parent nor any of its affiliates has taken, failed to take or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code.

     Section 4.10 Operations and Assets of Acquisition. Acquisition was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby and has no assets or liabilities, and will have no assets or liabilities, except as necessary for such purpose. Acquisition has not engaged, and will not engage, in any other business or activity of any kind or type whatsoever and has conducted and will conduct its operations only as contemplated hereby.

     Section 4.11 Brokers. Except for Morgan Stanley Dean Witter, no person is entitled any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of Parent or any of its subsidiaries.

                                   ARTICLE V

                               CERTAIN AGREEMENTS

     Section 5.1 Conduct of the Company's Business. The Company covenants and agrees that, prior to the date designees of Parent constitute a majority of the members of the Board of Directors of the Company, unless Parent shall otherwise consent in advance in writing (such consent not to be unreasonably withheld or delayed) or as set forth in Schedule 5.1 or as otherwise expressly contemplated by this Agreement:

          (a) the business of the Company and the subsidiaries shall be conducted only in, and the Company and the subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice and each of the Company and the subsidiaries shall use its commercially reasonable efforts to maintain its relationships with its suppliers, customers and employees;

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          (b) neither the Company nor any subsidiary shall: (i) except as contemplated hereby, amend its Certificate of Incorporation or By-Laws (or similar organizational documents), (ii) issue, sell, pledge or dispose of any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock, provided that the Company may issue Shares upon the exercise of currently outstanding Company Stock Options, (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid to the Company or to any wholly-owned subsidiary), (iv) other than with respect to outstanding securities, redeem, purchase, acquire or offer to acquire any shares of, or securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock, or (v) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security.

          (c) neither the Company nor any subsidiary shall: (i) sell, pledge, dispose of or encumber any material assets of the Company or any subsidiary, except Leasing Contracts or inventory or in the ordinary course of business and consistent with past practice, (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned subsidiary), (iii) incur any indebtedness for borrowed money or issue any debt securities, except for (1) indebtedness incurred to extend, refinance, or restructure current financing facilities with existing warehouse lenders on terms substantially similar to the existing terms of such facilities, (2) indebtedness resulting from the origination and financing of lease contracts through existing origination channels in the ordinary course of business and consistent with past practice; provided, however, that any indebtedness incurred to finance the acquisitions of lease portfolios shall be limited to $2,000,000 (calculated by aggregate principal amount of the portfolios purchased) for each individual lease portfolio purchase and $10,000,000 (calculated by aggregate principal amount of the portfolios purchased) for all lease portfolio purchases in the aggregate, and (3) any indebtedness incurred in connection with the transactions contemplated in Sections 5.13 and 5.14 hereof, (iv) enter into, terminate, renew or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice, (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business;

          (d) except (i) pursuant to applicable law or regulation or the terms of employment agreements in effect on the date hereof and (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, neither the Company nor any subsidiary shall grant any increase in the salary or other compensation of its employees, or grant any bonus to any employee other than bonuses that are immaterial in amount to employees who are not executive officers of the Company or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any subsidiary;

          (e) except (i) for salary increases for employees who are not executive officers (as determined pursuant to Rule 16a-1 promulgated under the Exchange Act) of the Company in the ordinary course of business and consistent with past practice and (ii) pursuant to employment agreements with persons who are hired or promoted at the level of Vice President or below or with an annual base salary less than $100,000 in the ordinary course of business and consistent with past practice, neither the Company nor any subsidiary shall adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation or the terms of agreements in effect on the date hereof, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees

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     (including, without limitation, any such plan or arrangement relating to severance or termination pay);

          (f) neither the Company nor any subsidiary shall commit to do any of the foregoing or take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

          (g) neither the Company nor any Company Subsidiary shall purchase or otherwise acquire material tangible or intangible assets from any other person other than Leasing Contracts or in the ordinary course of business;

          (h) neither the Company nor the Company Subsidiaries (individually or in the aggregate) shall make or commit to make any capital expenditure, or group of related capital expenditures, in excess of $250,000 in the aggregate, other than those related to capital expenditures expressly required under any Scheduled Contract;

          (i) except for the legal proceeding set forth on Schedule 5.1(a)(i) hereto (for which the Company shall be entitled to settle or commit to settle in the amount of up to $575,000), neither the Company nor the Company Subsidiaries shall settle or commit to settle any legal proceeding in excess of $250,000 in the aggregate; or

          (j) neither the Company nor any Company Subsidiary shall enter into any Securitization Transaction.

     Section 5.2 Conduct of Parent's Business. Parent covenants and agrees that, prior to the Effective Time, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or as set forth in Schedule 5.2 or as otherwise expressly contemplated by this Agreement:

          (a) Parent shall not, directly or indirectly, do any of the following:
     (i) amend or propose to amend its Certificate of Incorporation or By-Laws,
     (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares, other than as required by the terms of securities outstanding on the date hereof, (iii) redeem, purchase, acquire or offer to acquire (or permit any subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock, other than as required by the terms of securities outstanding on the date hereof, or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph
     (a); and

          (b) Parent shall not take any action that would make any representation or warranty of Parent or Acquisition hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     Section 5.3 Stockholder Approval; Preparation of Proxy Statement.

     (a) If the Company Stockholder Approval is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.6(b) hereof, the Company shall, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Parent or Acquisition shall acquire beneficial ownership of at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the merger of Acquisition and the Company to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with the short form merger provisions of the DGCL.

     (b) If the Company Stockholder Approval is required by law, Parent shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC a post-effective amendment to the

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Form S-4 (the "Post-Effective Amendment") which shall include a preliminary
Proxy Statement as a prospectus and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Form S-4 to be declared effective, and the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. Parent shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 or the Merger. Parent shall give the Company an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Form S-4 prior to transmission to the SEC or its staff and shall not transmit any such material to which the Company reasonably objects. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Form S-4, Parent shall promptly prepare and mail to the Company stockholders such an amendment or supplement.

     (c) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     Section 5.4 Access to Information.

     (a) Each of the Company and Parent shall, and shall cause the subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of the other reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish the other all financial, operating and other information and data as the other, through its officers, employees or agents, may reasonably request.

     (b) Except as required by law, the Company and Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information of the Company or any of its subsidiaries in accordance with the Confidentiality Agreement between the Company and Parent.

     (c) No investigation pursuant to this Section 5.4 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

     Section 5.5 Further Actions.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (i) cooperating in the preparation and filing of the Offer Documents and the Schedule 14D-9, any filings that may be required under the HSR Act or similar governmental legal requirements, and any amendments to any thereof, (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, (iii) contesting any legal proceeding relating to the Offer or the Merger and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Parent shall make the required filing under the HSR Act no later than November 14, 2000. The parties shall respond to any comments of the staff of the SEC regarding the Offer Documents or the Schedule 14D-9 as soon as practicable but no later than within five business days of the receipt thereof. Subject to the terms and conditions of this Agreement, Parent and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Parent shall cause Acquisition to comply with its obligations under this Agreement.

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

     (b) Parent shall use all reasonable efforts to cause the Parent Shares to be issued upon the consummation of the Offer and in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof.

     Section 5.6 Inquiries and Negotiations.

     (a) From and after the date hereof until the termination of this Agreement and except as expressly permitted by the following provisions of this Section 5.6, the Company will not, and will it not permit any of its subsidiaries to, and will it not authorize any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to (and will instruct such persons not to), directly or indirectly, (i) solicit, initiate or encourage the submission of a proposal for any Alternative Transaction (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange
Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party") any information with respect to, or take any other action knowingly to facilitate, any Alternative Transaction or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction; provided, however, that nothing contained in this
Section 5.6(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited bona fide written proposal of an Alternative Transaction if, and only to the extent that (A) the Company Board, after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable law, (B) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such Alternative Transaction would, if consummated, constitute or be reasonably like to constitute a Superior Proposal (as hereinafter defined) and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, (y) provides Parent with a copy of any Alternative Transaction or amendments or supplements thereto and (z) receives from such Third Party an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those between Parent and the Company, provided that such confidentiality agreement need not contain any "standstill" provisions. Subsequent to furnishing information to, or entering into discussions or negotiations with, any Third Party in accordance with this
Section 5.6, the Company shall inform Parent on a prompt basis of the status of any discussions or negotiations with such Third Party, and any material changes to the terms and conditions of such Alternative Transaction. Promptly after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries to, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Alternative Transaction and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 60 days prior to the date of this Agreement that the Company Board no longer seeks the making of any Alternative Transaction. Nothing in this Section 5.6(a) shall prevent the Company from waiving any existing "standstill" provisions to the extent such provisions would prevent a Third Party from proposing an Alternative Transaction.

     (b) The Company Board will not (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Offer, the Merger or this Agreement or (y) approve or recommend an Alternative Transaction unless the Company Board, after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with the fiduciary duties to the Company's stockholders under applicable Law; provided, however, the Company Board may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Merger or the Offer) an Alternative Transaction unless (i) such Alternative Transaction is a Superior Proposal, (ii) the Company Board shall have first consulted with outside legal counsel and have determined that such action is necessary for the Company

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

Board to comply with its fiduciary duties to the Company's stockholders, (iii) the Company Board has provided written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (iv) two business days have elapsed after Parent's receipt of the Notice of Superior Proposal and Parent has not made an offer such that the Company Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation and consultation with outside legal counsel) that the Alternative Transaction is not a Superior Proposal. If Parent makes an offer as contemplated by clause (iv) of the preceding sentence, upon the Company's request Parent shall execute an amendment to this Agreement to implement the terms contemplated by such offer. The Company shall not be entitled to enter into any agreement (other than a confidentiality agreement) with respect to an Alternative Transaction unless and until this Agreement is terminated by its terms pursuant to Section 7.1(c) and the Company has paid all amounts due to Parent pursuant to Section 8.2.

     Nothing contained in this Section 5.6(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company Board, based on the advice of outside legal counsel, is required under applicable Law; provided, that except as otherwise permitted in this Section 5.6(b), the Company shall not withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Alternative Transaction. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board permitted by, and taken in accordance with, this Section 5.6(b) shall not constitute a breach of this Agreement by the Company. Notwithstanding anything in this Agreement to the contrary but subject to the proviso contained in the first sentence of Section 5.6(b) hereof, nothing in this Agreement shall (x) limit the Board's ability to make any disclosure to the Company's stockholders that the Board determines in good faith (after consultation with outside counsel) is required to be made to satisfy its fiduciary duties under applicable law or (y) limit the Company's ability to make any disclosure required by applicable law, and such actions shall not be considered a breach of this Agreement.

     (c) For all purposes of this Agreement, "Alternative Transaction" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party, (ii) the acquisition by a Third Party of 20% or more of the assets of the Company and its subsidiaries taken as a whole,
(iii) the acquisition by a Third Party of 20% or more of the outstanding Shares or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement, (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend representing 20% or more of the value of the Company and its subsidiaries taken as a whole or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares.

     For all purposes of this Agreement, a "Superior Proposal" means any bona fide written unsolicited proposal of an Alternative Transaction (except that, for purposes of the definition of Superior Proposal, 50% shall be substituted for 20% wherever it appears in the definition of Alternative Transaction) that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and consultation with outside legal counsel) (i) would result in a transaction, if consummated, that would be superior to the Company's stockholders from a financial point of view as compared to the transactions contemplated hereby and any alternative proposed by Parent or Acquisition in accordance with Section 5.6(b) and (ii) to be reasonably capable of being consummated in accordance with its terms (including that any financing required to consummate the transaction contemplated by such proposal is capable of being, and is reasonably likely to be, obtained), in each case taking into account all factors the board considers relevant, including all legal, financial, regulatory and other aspects of the proposal and the Third Party.

     Section 5.7 Notification of Certain Matters, Etc. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or failure to occur, of any

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event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect (ignoring any materiality qualifiers in such representations and warranties) at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (ignoring any materiality qualifiers in such covenants, conditions and agreements), provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted, (iii) any comments it or its counsel may receive from any Governmental Entity with respect to the transactions contemplated hereby and (iv) the commencement of any action, suit, hearing, arbitration, proceedings (public or private), governmental investigations, audit, subpoena or notice of violation, brought by or against any Governmental Entity or any other person, involving the Company or any of its subsidiaries that constitutes a Material Adverse Effect.

     Section 5.8 Indemnification.

     (a) Parent will provide, until the sixth anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage, provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (b) All rights to indemnification existing in favor of those Persons who are or prior to the date hereof were directors and officers of the Company or any subsidiary (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's certificate of incorporation or bylaws (or similar organizational documents of any subsidiary) (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time (or, if any claims are pending on such date, until the resolution thereof). From and after the Effective Time, Parent shall cause the Surviving Corporation to comply with its obligations under this Section 5.8(b).

     (c) This Section 5.8 shall survive the consummation of the Merger, is intended to benefit the Indemnified Parties and their heirs and representatives, and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

     Section 5.9 Employee Benefits.

     (a) Until the first anniversary of the Effective Time, Parent will cause the Surviving Corporation to provide health and welfare benefits which are no less favorable, in the aggregate, to those that are available to similarly situated employees of the Parent under health and welfare benefit plans maintained by the Parent, provided that nothing in this Section 5.9(b) shall be deemed to prevent the Surviving Corporation or any of its subsidiaries from making any change required by applicable law.

     (b) To the extent permitted under applicable law, each employee of the Company or its subsidiaries shall be given credit for all service with the Company or its subsidiaries (or service credited by the Company or its subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

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     (c) The Company agrees to cause all Company Plans that are intended to be
"qualified" within the meaning of section 401(a) of the Code to terminate on or before the Closing Date.

     Section 5.10 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) or acquisition of Parent Shares (including derivative securities with respect to the Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

     Section 5.11 Tax Treatment.

     (a) Each of Parent, Acquisition and the Company agrees that it will not take or permit to be taken any action, or fail to take any action, and will cause its respective subsidiaries not to take any action or fail to take any action, which action or failure would be reasonably likely to cause the Transaction to fail to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

     (b) The Company, Parent and Acquisition shall execute and deliver to Dewey Ballantine LLP, special counsel to the Company and Cooley Godward LLP, special counsel to Parent, certificates containing representations in form and substance acceptable to such law firms and at such time or times as requested by such law firms in connection with the delivery of their respective opinions to the Company and to Parent with respect to the transactions contemplated hereby. None of the Company, Parent or Acquisition shall take, cause to be taken or permit to be taken any action which would cause to be untrue (or fail to take or cause or permit not to be taken any action which would cause to be untrue) any of the representations in such certificates.

     (c) Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the Company, Parent shall not, and shall not permit any subsidiary or affiliate to, accept Shares for payment in the Offer unless (x) the Company shall have received opinions of Dewey Ballantine LLP (such opinions to be substantially identical to the opinions set forth in Section 5.11(c)(y)), reasonably satisfactory to the Company, dated (A) as of the effective date of the Form S-4 (based on representations of the Company, Parent and Acquisition in form and substance acceptable to such law firm), (i) to the effect that, although not free from doubt, for federal income tax purposes the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) including such other matters as may be appropriate for description in, and inclusion as an Exhibit, to the S-4 Registration Statement and (B) as of the date of the expiration of the Offer (based on representations of the Company, Parent and Acquisition in form and substance acceptable to such law firm) to the effect that, although not free from doubt, for federal income tax purposes the Transaction will constitute a reorganization within the meaning of
Section 368(a) of the Code and (y) Parent shall have received opinions of Cooley Godward LLP (such opinions to be substantially identical to the opinions set forth in Section 5.11(c)(x)), reasonably satisfactory to Parent, dated (A) as of the effective date of the Form S-4 (based on representations of the Company, Parent and Acquisition in form and substance acceptable to such law firm), (i) to the effect that, although not free from doubt, for federal income tax purposes the Transaction will constitute a reorganization within the meaning of
Section 368(a) of the Code and (ii) including such other matters as may be appropriate for description in, and inclusion as an Exhibit, to the S-4 Registration Statement and (B) as of the date of the expiration of the Offer (based on representations of the Company, Parent and Acquisition in form and substance acceptable to such law firm) to the effect that, although not free from doubt, for federal income tax purposes the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.12 Affiliate Letters. As promptly as practicable, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the expiration of the Offer, an Affiliate Letter in the form attached hereto as Exhibit A from each such person.

     Section 5.13 Balance Sheet Transactions. As contemplated in Schedule 3.30, prior to or simultaneously with the Closing, the Company shall use its reasonable best efforts to cause the identified lease portfolio assets to not be characterized as assets on the Company's consolidated balance sheet prepared in accordance with GAAP following the Closing.

     Section 5.14 Lease Portfolio Liquidation. As contemplated in Schedule 3.31, the Company shall use its reasonable best efforts to implement in all material respects the plans set forth in Schedule 3.31 related to the sale, liquidation or refinancing of the identified lease portfolio assets prior to or simultaneously with the Closing.

     Section 5.15 FIRPTA Matters. On the expiration date of the Offer (a) the Company shall deliver to the Parent a statement (in such form as may reasonably be requested by counsel to Parent) conforming to the requirements of Sections 1.1445-2(c)(3)(i) and 1.897-2(h)(1)(i) of the United States Income Tax Regulations and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Income Tax Regulations.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     Section 6.1 Conditions to the Obligations of the Parties. The respective obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) if required by applicable law, this Agreement shall have been duly approved by the holders of two-thirds of the outstanding Shares, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains or enjoins the consummation of the Merger;

          (c) Acquisition shall have accepted for payment and paid for Shares pursuant to the Offer, provided that Parent and Acquisition may not assert this condition if the failure to accept Shares for payment was in breach of this Agreement or resulted from a breach by Parent or Acquisition; and

          (d) In the event that Merger is not accomplished in accordance with the short-form merger provisions of the DGCL, the Post-Effective Amendment shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect thereto.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     Section 7.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) by mutual action of the Boards of Directors of Parent and the Company;

          (b) by either the Company or Parent if (i) any statute, rule, regulation, executive order, decree, ruling or injunction of or by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable, (ii) the Offer shall have expired without the acceptance for payment of Shares thereunder or (iii) the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or prior to the close of business on February 28, 2001, unless, in any case, such event has been caused by the breach of this Agreement by the party seeking such termination;

          (c) by the Company, prior to acceptance for payment of Shares in the Offer, to enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, provided that, prior to entering into such definitive agreement, the Company shall have given Parent notice of such Alternative Transaction as required by Section 5.6(a) and paid the fee payable under Section 8.2(b) hereof;

          (d) by Parent, if, prior to the acceptance for payment of Shares in the Offer, the Board of Directors of the Company shall have publicly withdrawn, modified or amended in a manner adverse to Acquisition its approval or recommendation of the Merger, the Offer or this Agreement (or shall have failed to make such favorable recommendation) or publicly approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction;

          (e) by the Company if, prior to the acceptance for payment of Shares in the Offer, Parent shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of notice to Parent;

          (f) by the Parent if, prior to the acceptance for payment of Shares in the Offer, Company shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of notice to Company;

          (g) by the Company, prior to the acceptance for payment of shares in the Offer, if the Average Parent Price is less than $15.00 (computed as of the initial expiration date of the Offer or any subsequent date); or

          (h) by Parent, if any Person other than Parent or an affiliate acquires more than 20% of the Shares.

Any party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice to the other party in accordance with Section 8.5.

     Section 7.2 Effect of Termination. Except as provided in Sections 5.4 and 8.2, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any breach hereof.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 8.1 shall not limit any covenant or agreement of the parties, which covenants and agreements shall survive in accordance with their terms.

     Section 8.2 Expenses, Etc.

     (a) (i) In the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts, provided, however, that if this Agreement shall have been terminated as a result of the willful and material misrepresentations by a party or the willful and material breach by a party of any of its covenants and agreements contained herein, such party shall pay the costs and expenses incurred by the other parties in connection with this Agreement.

     (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent prior to such Payment Event, in the event of a Payment Event specified in clause (x) of Section 8.2(c), and within two business days following such Payment Event in the event of a Payment Event specified in clauses (y) or (z) of Section 8.2(a), a fee of $5.3 million in cash.

     (c) For purposes of this Agreement, the term "Payment Event" shall mean (x) the termination of this Agreement by the Company pursuant to Section 7.1(c) [Alternative Transaction], (y) the termination of this Agreement by Parent pursuant to Section 7.1(d) [change in recommendation] unless the change in recommendation is due to (1) Parent having failed to comply with or perform, or having breached, in any material respect any provision of this Agreement or (2) a Material Adverse Effect with respect to Parent, and (z) (1) after the date hereof and prior to the termination of this Agreement a third party shall have made a bona fide proposal for an Alternative Transaction, (2) this Agreement shall be terminated due to the failure to be satisfied of the Minimum Condition or due to the Company's willful and material breach of its agreements or covenants contained herein (and not by reason of Parent's failure to comply with or perform, or its breach of, in any material respect any provision of this Agreement) and (3) within 12 months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Alternative Transaction (substituting 50% for 20% in the definition thereof).

     (d) The Company acknowledges that the agreements contained in this Section
8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fee set forth in this
Section 8.2, the Company shall also pay to Parent its reasonable costs and expenses incurred in connection with such litigation. If Parent commences such a suit and it does not result in such a judgment, Parent shall pay to the Company its reasonable costs and expenses incurred in connection with such litigation.

     Section 8.3 Publicity. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company may make such public disclosure that it believes in good faith to be required by law (in which event the Company shall consult with Parent prior to making such disclosure).

     Section 8.4 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.5 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows (each such notice to be effective upon receipt):

     If to Parent or Acquisition to:
        VerticalNet, Inc.
        700 Dresher Road
        Horsham, Pennsylvania 19044
        Telecopy: 215-784-1960
        Attention: James W. McKenzie, Jr.

     with a copy to:
        Cooley Godward LLP
        2595 Canyon Boulevard, Suite 250
        Boulder, Colorado 80302
        Telecopy: 303-546-4099
        Attention: James H. Carroll
     If to the Company, to:

        SierraCities.com Inc.
        600 Travis Street, 70th Floor
        Houston, Texas 77002
        Telecopy: 713-221-1818
        Attention: Thomas J. Depping

     with a copy to:

        SierraCities.com Inc.
        399 Knollwood Road, Suite G-10
        White Plains, New York 10603
        Telecopy: 914-286-6370
        Attention: Alan L. Langus

        and

        Dewey Ballantine LLP
        1301 Avenue of the Americas
        New York, New York 10019
        Telecopy: 212-259-6333
        Attention: Richard D. Pritz

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

     Section 8.6 Waivers. The Company, on the one hand, and Parent, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions of the other contained in this Agreement or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     Section 8.7 Entire Agreement. This Agreement, its Exhibits and Schedules and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     Section 8.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws, except to the extent the corporate law of the State of Delaware is applicable hereto.

     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of Delaware or any other Delaware State court (and in the appropriate appellate courts), and each of the parties hereby (i) consents to the jurisdiction of such courts in any such suit, action or proceeding, (ii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum and
(iii) agrees not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts). Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 8.5 shall be deemed effective service of process on such party. Each of Parent, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition or the Company in the negotiation, administration, performance and enforcement hereof.

     Section 8.9 Binding Effect, Benefits. Except as otherwise stated herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Except as otherwise stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided, however, that the provisions of Section 5.8 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

     Section 8.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

     Section 8.11 Amendments. This Agreement may be amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of Parent, Acquisition and the Company, without action by the stockholders thereof, provided that, after approval and adoption of this Agreement by the Company's stockholders, no such amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Article II hereof. Without limiting the generality of the foregoing, this Agreement may only be amended or supplemented by an instrument in writing signed by the parties hereto.

     Section 8.12 Interpretation. As used herein, "best efforts" or similar formulations shall mean "all commercially reasonable best efforts." References to the "knowledge" of the Company, or similar formulations, shall mean to the actual knowledge of the executive officers and directors of the Company after reasonable inquiry in the exercise of due care. As used herein, "including" or similar formulations shall mean "including without limitation." As used herein, a "subsidiary" of any person means any corporation or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. "Company Subsidiary" means a direct or indirect subsidiary of the Company. Unless the context shall indicate otherwise, "or" shall be non-exclusive. This Agreement shall be deemed drafted jointly by all the parties hereto and shall not be construed against any party based on a claim that such party or its counsel drafted this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                          VERTICALNET, INC.

                                          By: /s/    GENE S. GODICK
                                            ------------------------------------
                                              Name:  Gene S. Godick
                                              Title:   Executive Vice President
                                                       and Chief Financial
                                                       Officer

                                          TRUCKEE ACQUISITION CORPORATION

                                          By: /s/JAMES W. MCKENZIE, JR.
                                            ------------------------------------
                                              Name:  James W. McKenzie, Jr.
                                              Title:   Vice President

                                          SIERRACITIES.COM INC.

                                          By: /s/   THOMAS S. DEPPING
                                            ------------------------------------
                                              Name:  Thomas S. Depping
                                              Title:   Chief Executive Officer

                                    ANNEX I

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or this Agreement, and in addition to (and not in limitation of) Acquisition's rights to extend and amend the Offer (subject to the provisions of this Agreement), and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Acquisition's obligation to pay for or return tendered shares after termination of the Offer, Acquisition shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or terminated, (iii) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (iv) the Parent Shares to be issued in the Offer and the Merger shall not have been approved for listing on the Nasdaq, subject to official notice of issuance or (v) at any time after the date of this Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity which directly or indirectly (i) prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger, (ii) renders Acquisition unable to accept for payment or pay for some or all of the Shares, (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (iv) prohibits or imposes any material limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compels Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective subsidiaries which would be material in the context of the Company and its subsidiaries taken as a whole, (vi) obliges the Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement or (vii) which otherwise constitutes a Material Adverse Effect on the Company or, as a result of the transactions contemplated by the Agreement, Parent.

          (b) (i) the representations and warranties of the Company contained in this Agreement shall not be true and correct both when made and on and as of the expiration date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any materiality qualifiers) which, individually or in the aggregate, would not constitute a Material Adverse Effect on the Company or (ii) the Company shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to the Company.

          (c) Except as disclosed in the Company SEC Filings or Schedule 3.8 supplied on the date hereof, there shall have occurred since September 30, 2000 one or more events, occurrences, states, or actions that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on (x) the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, other than effects due to (i) general economic, market or political conditions, (ii) matters generally affecting the industries in which such person operates or (iii) the announcement or expectation of this Agreement.

          (d) the Company Board shall have publicly withdrawn, or modified or changed in a manner adverse to Parent and Acquisition (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this Agreement or the Merger, or shall have failed to make such favorable recommendation, or publicly recommended an Alternative Transaction, or the Company Board shall have resolved to do, or publicly announced an intention to do, any of the foregoing;
                                      A-I-1

          (e) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares;

          (f) this Agreement shall have terminated in accordance with its terms; or

          (g) the Company shall have failed to execute a Waiver Agreement substantially in the form of Exhibit B hereto;

which in the reasonable judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

     The foregoing conditions are for the sole benefit of Parent and Acquisition and may be waived by Parent and Acquisition, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition. The failure by Parent and Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      A-I-2

                                                                         ANNEX B

                                TENDER AGREEMENT

     This Tender Agreement ("Agreement") is entered into as of November 6, 2000, by and between VerticalNet, Inc., a Pennsylvania corporation ("Parent"), and
               ("Stockholder").

                                    RECITALS

     A. Parent, Truckee Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and SierraCities.com, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the acquisition of shares of Common Stock of the Company by Parent pursuant to a tender offer followed by the merger of Merger Sub into the Company (the "Merger").

     B. In order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder is entering into this Agreement.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

                                   SECTION 1.

                              CERTAIN DEFINITIONS

     For purposes of this Agreement:

          (a) "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

          (b) "Expiration Date" shall mean the earliest of (i) the date upon which the Merger Agreement is terminated; (ii) the date upon which the Merger is effected; (iii) the date upon which all of the Stockholder's now owned or hereafter acquired shares of Company Common Stock are purchased by Parent or Merger Sub pursuant to the Offer (as defined in the Merger Agreement) and (iv) the date on which the Offer terminates without the purchase of Company Common Stock thereunder.

          (c) Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

          (d) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

          (e) "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

          (f) A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

                                   SECTION 2.

                                TENDER OF SHARES

     2.1 Tender Agreement. Stockholder agrees, pursuant to the terms and subject to the conditions set forth herein:

          (a) to tender for exchange in the Offer all shares of Company Common Stock currently held by Stockholder as set forth on the signature page hereto and any additional shares of Company Common Stock acquired by Stockholder (whether by purchase, upon conversion of options or convertible securities, or otherwise) after the date of this Agreement (collectively, the "Stockholder's Shares"); and

          (b) as promptly as practicable (but no later than five business days) after commencement of the Offer (or, in the case of shares of Company Common Stock acquired by Stockholder after commencement of the Offer, as promptly as practicable after such acquisition), Stockholder shall, as appropriate, (x) deliver to the Exchange Agent (the "Exchange Agent") designated in the Offer (i) a letter of transmittal with respect to the Stockholder's Shares complying with the terms of the Offer together with instructions directing the Exchange Agent to make payment for the Stockholder's Shares directly to Stockholder, (ii) a certificate or certificates representing the Stockholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer (collectively, the "Tender Documents"), and/or (y) instruct its broker or such other Person who is the holder of record of any shares of Common Stock Owned by Stockholder to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

          (c) Stockholder shall not withdraw any tender effected in accordance with this Section 2.1; provided, however, that Stockholder shall have the right to withdraw any tender effected in accordance with this Section 2.1 if the Merger Agreement is terminated.

     2.2 Proxy. Stockholder hereby irrevocably (to the fullest extent permitted
by law) appoints and constitutes each of                and Parent the attorneys
and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to
(i) the outstanding shares of capital stock of the Company Owned by the undersigned as of the date of this Agreement, which shares are specified on the final page of this Agreement and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof or otherwise obtain the right to vote. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest between Parent and the undersigned and is granted in consideration of Parent entering into the Merger Agreement.

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents from stockholders of the Company, (i) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or would result in any obligation or agreement of the Company under the Merger Agreement not being fulfilled or would result in the Company being required to pay to Parent or Merger Sub the fee contemplated in [Section 8.2] of the Merger Agreement.

     The undersigned may vote the Shares on all other matters.

     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

     This proxy shall terminate upon the Expiration Date.

                                   SECTION 3.

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder hereby represents and warrants to Parent as follows:

     3.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2 No Conflicts or Consents.

     (a) The execution and delivery of this Agreement by Stockholder do not, and, to the Stockholder's knowledge as of the date of this Agreement, the performance of this Agreement by Stockholder in accordance with its terms will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or any of his properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

     (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person.

     3.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

     3.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

     3.5 Finder's Fees. No investment banker, broker, finder or other Person is entitled to a commission or fee from Parent or Merger Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder other than any arrangement or agreement made by or on behalf of the Company.

                                   SECTION 4.

                      ADDITIONAL COVENANTS OF STOCKHOLDER

     4.1 Further Assurances. Stockholder agrees that, subject to the fiduciary duty under applicable law of Stockholder as a director of the Company (if Stockholder is such a director) as further provided in the Merger Agreement, it shall not take any action which in any manner delays, deters or impedes the successful completion of the Offer and the Merger in an expeditious manner. In addition, from time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     4.2 No Proxies for or Encumbrances on Stockholder Shares. Except pursuant to the terms of this Agreement or the Tender Documents, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Stockholder's Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Subject Securities during the term of this Agreement.

     4.3 No Shopping. Stockholder, in the capacity as a stockholder, shall not directly or indirectly (i) subject to the fiduciary duty under applicable law of Stockholder as a director of the Company (if Stockholder is such a director) as further provided in the Merger Agreement, solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) subject to the fiduciary duty under applicable law of Stockholder as a director of the Company (if Stockholder is such a director) as further provided in the Merger Agreement, participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Stockholder shall promptly advise Parent of the terms of any communications it may receive in the capacity as a stockholder relating to any of the foregoing. The Stockholder is signing this Agreement in its capacity as a stockholder of the Company. Nothing herein shall restrict the Stockholder (or, in the case that the Stockholder is not an individual, a representative of the Stockholder) from discharging its fiduciary duties under applicable law as an officer or director of the Company as further provided in the Merger Agreement.

     4.4 Conduct of Stockholder. Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     4.5 Disclosure. Stockholder hereby permits Parent to publish and disclose in the offer documents and, if approval of the Company's stockholders is required under applicable law, a proxy statement (including all documents and schedules to be filed in connection therewith with the SEC) such Stockholder's identity and details regarding his ownership of shares of Company Common Stock and the nature of his commitments, arrangements and understandings under this Agreement.

                                   SECTION 5.

                                 MISCELLANEOUS

     5.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Expiration Date.

     5.2 Indemnification. Stockholder shall hold harmless and indemnify Parent and Parent's affiliates from and against, and shall compensate and reimburse Parent and Parent's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent's affiliates, or to which Parent or any of Parent's affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

     5.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     5.4 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

     if to Stockholder:

        at the address set forth below Stockholder's signature on the signature page hereof if to Parent:

        VerticalNet, Inc.
          700 Dresher Road, Suite 100
          Horsham, PA 19044

     5.5 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

     5.6 Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

     5.7 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

     5.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     5.9 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Agreement.

     5.10 Governing Law; Venue.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each of Stockholder and Parent:

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

          (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth below shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

          (iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

          (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     (c) EACH OF STOCKHOLDER AND PARENT IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS

AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

     5.11 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     5.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     5.13 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     5.14 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     5.15 Termination. This Agreement will terminate immediately upon the Expiration Date.

     5.16 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     In Witness Whereof, Parent and Stockholder have caused this Tender Agreement to be executed as of the date first written above.

                                          VERTICALNET, INC.

                                          By:
                                          --------------------------------------

                                          Stockholder

                                          By:
                                          --------------------------------------

                                          Address:

                              SCHEDULE TO ANNEX B

             SIERRACITIES STOCKHOLDERS SUBJECT TO TENDER AGREEMENTS

                                                                                  PERCENTAGE OF
                                               NUMBER OF SHARES OF            OUTSTANDING SHARES OF
                                            SIERRACITIES COMMON STOCK    SIERRACITIES COMMON STOCK AS OF
       TENDER AGREEMENT STOCKHOLDER            BENEFICIALLY OWNED               NOVEMBER 6, 2000
       ----------------------------         -------------------------    -------------------------------
Depping 1999 Investment Limited                     1,595,800                         8.38%
  Partnership.............................
Thomas J. Depping.........................             77,400                        0.406%
Sandy B. Ho...............................            245,990                         1.29%
Redstone Group, Ltd.......................          1,183,151                         6.21%
David C. Shindeldecker....................             84,867                        0.445%
David L. Solomon..........................            629,849                         3.31%
                                                   ----------                        ------
Total.....................................          3,817,057                        20.04%

     The letter of transmittal, certificates for SierraCities shares and any other required documents should be sent or delivered by each SierraCities stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at its address set forth below.

                      THE EXCHANGE AGENT FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 59 Maiden Lane
                               New York, NY 10038
                                 (800) 937-5449
                                       or
                                 (718) 921-8200

     Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

             THE INFORMATION AGENT FOR THE OFFER AND THE MERGER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                                 (212) 425-1685
                               or call toll free
                                 (800) 628-8510

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our articles of incorporation provide that pursuant to and to the extent permitted by Pennsylvania law, our directors shall not be personally liable for monetary damages for breach of any duty owed to us and our shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws. Our bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law. Pennsylvania law permits us to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of us to procure a judgment in our favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In general, any of our officers or directors shall be indemnified by us against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of us, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (a) such person is not otherwise indemnified and (b) such indemnification is not prohibited by Pennsylvania law or any other applicable law.

     Any indemnification under the previous paragraph, unless ordered by a court, shall be made by us only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. This determination shall be made (a) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (b) if such quorum is not obtainable or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that our directors or officers shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by us.

     Expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by us as authorized by our bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
     2.1   Agreement and Plan of Merger, dated as of November 6, 2000, among VerticalNet, Truckee and SierraCities (included as
           Annex A to the Prospectus contained in this Registration
           Statement).
     3.1*  Amended and Restated Articles of Incorporation of
           VerticalNet (incorporated by reference to VerticalNet's
           Registration Statement on Form S-1, as amended, file no.
           333-68053).
     3.2*  Articles of Amendment to Amended and Restated Articles of
           Incorporation of VerticalNet (incorporated by reference to
           VerticalNet's Quarterly Report on 10-Q for the quarter ended
           June 30, 2000).
     3.3*  Amended and Restated Bylaws of VerticalNet (incorporated by reference to VerticalNet's Registration Statement on Form
           S-1, as amended, file no. 333-68053).
     4.1*  Specimen Common Stock Certificate (incorporated by reference to VerticalNet's Registration Statements on Form S-1, as
           amended, file no. 333-68053).
     4.2   Form of Tender Agreement, dated as of November 6, 2000, a
           substantially similar version of which has been executed by each of Depping 1999 Investment Limited Partnership, Thomas
           J. Depping, Sandy B. Ho, Redstone Group, Ltd., David C.
           Shindeldecker, and David L. Solomon (included as Annex B to the Prospectus contained in this Registration Statement).
     5.1   Opinion of James W. McKenzie, Jr. regarding the validity of the securities being registered.
     8.1   Opinion of Cooley Godward LLP regarding material federal
           income tax consequences of the offer and the merger.
     8.2   Opinion of Dewey Ballantine LLP regarding material federal income tax consequences of the offer and the merger.
    21.1   Subsidiaries of VerticalNet.
    23.1   Consent of KPMG LLP.
    23.2   Consent of Arthur Andersen LLP.
    23.3   Consent of Arthur Andersen LLP.
    23.4   Consent of Tonneson & Company CPAs PC.
    23.5   Consent of Kost Forer & Gabbay, a member of Ernst & Young,
           International.
    23.6   Consent of James W. McKenzie, Jr. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
    23.7   Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).
    23.8   Consent of Dewey Ballantine LLP (included in the opinion
           filed as Exhibit 8.2 to this Registration Statement).
    24.1   Power of Attorney (included on the signature page of this
           Registration Statement).
    99.1   Form of Letter of Transmittal.
    99.2   Form of Notice of Guaranteed Delivery.
    99.3   Form of Letter to Brokers, Dealers, etc.
    99.4   Form of Letter to Clients.
    99.5   Form of Letter to Participants in SierraCities' 401(k) plan.
    99.6   Form of Guidelines for Certification of Taxpayer
           Identification Number on Substitute Form W-9.

---------------
* Incorporated by reference.

     (b) Not applicable.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by a person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Horsham, Commonwealth of Pennsylvania, on November 16, 2000.

                                          VERTICALNET, INC.

                                          By: /s/ JAMES W. MCKENZIE, JR.
                                            ------------------------------------
                                          Name: James W. McKenzie, Jr.
                                          Title: Senior Vice President, General
                                                 Counsel and Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints James W. McKenzie, Jr. and Gene S. Godick, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated.

                 /s/ MARK L. WALSH                     Chairman of the Board of      November 16, 2000
---------------------------------------------------      Directors
                   Mark L. Walsh

               /s/ JOSEPH GALLI, JR.                   President, Chief Executive    November 16, 2000
---------------------------------------------------      Officer and Director
                 Joseph Galli, Jr.                       (principal executive
                                                         officer)

               /s/ MICHAEL J. HAGAN                    Executive Vice President,     November 16, 2000
---------------------------------------------------      Chief Operating Officer
                 Michael J. Hagan                        and Director

                /s/ GENE S. GODICK                     Executive Vice President      November 16, 2000
---------------------------------------------------      and Chief Financial
                  Gene S. Godick                         Officer (principal
                                                         financial officer and
                                                         accounting officer)

             /s/ DOUGLAS A. ALEXANDER                  Vice-Chairman of the Board    November 16, 2000
---------------------------------------------------      of Directors
               Douglas A. Alexander

              /s/ JEFFREY C. BALLOWE                   Director                      November 16, 2000
---------------------------------------------------
                Jeffrey C. Ballowe

            /s/ WALTER W. BUCKLEY, III                 Director                      November 16, 2000
---------------------------------------------------
              Walter W. Buckley, III

                 /s/ SATYA NADELLA                     Director                      November 16, 2000
---------------------------------------------------
                   Satya Nadella

                /s/ HOWARD D. ROSS                     Director                      November 16, 2000
---------------------------------------------------
                  Howard D. Ross

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
     2.1   Agreement and Plan of Merger, dated as of November 6, 2000, among VerticalNet, Truckee and SierraCities (included as
           Annex A to the Prospectus contained in this Registration
           Statement).
     3.1*  Amended and Restated Articles of Incorporation of
           VerticalNet (incorporated by reference to VerticalNet's
           Registration Statement on Form S-1, as amended, file no.
           333-68053).
     3.2*  Articles of Amendment to Amended and Restated Articles of
           Incorporation of VerticalNet (incorporated by reference to
           VerticalNet's Quarterly Report on 10-Q for the quarter ended
           June 30, 2000).
     3.3*  Amended and Restated Bylaws of VerticalNet (incorporated by reference to VerticalNet's Registration Statement on Form
           S-1, as amended, file no. 333-68053).
     4.1*  Specimen Common Stock Certificate (incorporated by reference to VerticalNet's Registration Statements on Form S-1, as
           amended, file no. 333-68053).
     4.2   Form of Tender Agreement, dated as of November 6, 2000, a
           substantially similar version of which has been executed by each of Depping 1999 Investment Limited Partnership, Thomas
           J. Depping, Sandy B. Ho, Redstone Group, Ltd., David C.
           Shindeldecker, and David L. Solomon (included as Annex B to the Prospectus contained in this Registration Statement).
     5.1   Opinion of James W. McKenzie, Jr. regarding the validity of the securities being registered.
     8.1   Opinion of Cooley Godward LLP regarding material federal
           income tax consequences of the offer and the merger.
     8.2   Opinion of Dewey Ballantine LLP regarding material federal income tax consequences of the offer and the merger.
    21.1   Subsidiaries of VerticalNet.
    23.1   Consent of KPMG LLP.
    23.2   Consent of Arthur Andersen LLP.
    23.3   Consent of Arthur Andersen LLP.
    23.4   Consent of Tonneson & Company CPAs PC.
    23.5   Consent of Kost Forer & Gabbay, a member of Ernst & Young,
           International.
    23.6   Consent of James W. McKenzie, Jr. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
    23.7   Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).
    23.8   Consent of Dewey Ballantine LLP (included in the opinion
           filed as Exhibit 8.2 to this Registration Statement).
    24.1   Power of Attorney (included on the signature page of this
           Registration Statement).
    99.1   Form of Letter of Transmittal.
    99.2   Form of Notice of Guaranteed Delivery.
    99.3   Form of Letter to Brokers, Dealers, etc.
    99.4   Form of Letter to Clients.
    99.5   Form of Letter to Participants in SierraCities' 401(k) plan.
    99.6   Form of Guidelines for Certification of Taxpayer
           Identification Number on Substitute Form W-9.

---------------
* Incorporated by reference.